Exhibit 4.2

Execution Copy

PURCHASE AND SALE AGREEMENT

among

UNOVA, INC.

UNOVA INDUSTRIAL AUTOMATION SYSTEMS, INC.

UNOVA IP CORP.

UNOVA UK LIMITED

and

COMPAGNIE DE FIVES-LILLE

CINETIC LANDIS GRINDING CORP.

CINETIC LANDIS GRINDING LIMITED

Dated:  October 27, 2005

INDEX OF DEFINED TERMS

A

Accounts
Accounts Date
Acquisition Proposal
Acquisition Proposals
Actual Completion Date
Affiliate
Affiliated Group
Agreement
Agreement Adjustments
Agreement Date
Approved
Assets Held for Sale
Assumed Liabilities
Assurances

B

Business
Buyer UK
Buyer US
Buyer US’s 401(k) Plan
Buying Indemnified Parties

C

Cap
CFL
Claim Threshold
Closing
Closing Balance Sheet
COBRA
Code
Company
Competitive Business
Confidentiality Agreement
consultants
Contaminants
Continuing Employees
Contracts
Contribution Rate

D

De Minimis Settlement
Deadline Date
December Balance Sheet
December Financials
Direct Litigation Option
DOJ
Downward Net Working Asset Adjustment

E

Election
employee benefit plan
Employee Benefit Plans
Employees
Employment Liabilities
Environmental Laws
Environmental Liabilities
Environmental Permits
ERISA
ERISA Plan
Estimated Net Working Asset Adjustment
Excluded Assets
Excluded Contracts
Excluded Liabilities
Extended Deadline Date

F

Financial Statements
Freehold Property
FSSP
FSSP/UPP Transition Period
FTC

G

GAAP
Governmental Body

H

Hazardous Substance
HSR Act
HSR Filing

I

ICC
Indebtedness
Indemnified Party
Indemnifying Party
Indemnifying Purchasing Entities
Indemnifying Selling Entities
independent contractors
Independent Firm
Intellectual Property
Interested Person

i

Investigation Period
IRS
IT System

J

June Balance Sheet
June Balance Sheet Date
June Financials

K

knowledge

L

Landis Group
Landis Pension Plan
Landlord’s Consent
Law
Leased Personal Property
Leased Real Property
Leasehold Property
Legally Required Statement
LIBOR
Lien
Liens
Loss
Losses

M

MAG
material adverse change
material adverse effect
multiemployer plan

N

Net Working Asset Target
Net Working Assets
Non-Compete Term
Note
Note Claim
NPL

O

operating lease
Owned Real Property

P

Parties
Party
Performance Bonds
Permit
Permitted Lien
Permitted Liens
Person
Phase 1 Report
Preliminary Closing Balance Sheet
Product Liability
Purchase Orders
Purchase Price
Purchased Assets
Purchased Contracts
Purchasing Entities

R

Real Property
reasonable endeavors
Registered Properties
Related Agreements
Required Consents
Retiree Medical Plan

Review Period

S

Sales Order
Sales Orders
Schedule of Contributions
Section 1060 Allocation
Securities Act
Seller Names
Selling Entities
Selling Indemnified Parties
South Beloit Facility
Statement of Objections

T

Tax Returns
Taxes
Third Party Claim
Threshold
transaction
Transactions
Transfer Date
Transfer Regulations
Transferring Members
Transition Services Agreement
TUPE Transfer

U

U.K. Properties
UIASI
UK Asset Sale
UK Employee
UK Landis Group
UK Pension Plan
UK Purchased Assets
UNOVA
UNOVA IP

ii

UNOVA UK
UNOVA’s Broker
UPP
Upward Net Working Asset Adjustment
US Asset Sale
US Employees
US Landis Group
US Purchased Assets

V

Valuation
VAT
VATA

W

WARN Act
Waynesboro Facility
WSJ RATE

iii

CONTENTS

ARTICLE 1. The Transactions
1.1	Transfer of Assets
1.2	Excluded Assets
1.3	[Reserved]
1.4	Consideration
1.5	Purchase Price and Payment; Deliveries at the Closing
	(a)	Purchase Price
	(b)	Payment of Purchase Price
	(c)	Deliveries at the Closing
	(d)	Purchase Price Allocation
1.6	Assumed Liabilities
1.7	Excluded Liabilities
1.8	Transfer of English Owned Real Property and Obtaining English Reversioner’s Consent
	(a)	Matters Affecting the U.K. Properties
	(b)	Landlord’s Consents
	(c)	Completion
	(d)	Further Completion
	(e)	Assurances
1.9	Closing Balance Sheet
	(a)	Definition of Closing Balance Sheets
	(b)	Preliminary Closing Balance Sheets
	(c)	Review of Preliminary Closing Balance Sheet
	(d)	Finalization of Closing Balance Sheet
	(e)	Net Working Asset Payment
	(f)	Limitations on Certain Claims
1.10	Right to Contest
1.11	Nonassignable Contracts and Rights
1.12	Value Added Tax
1.13	UK Employees

ARTICLE 2. Closing and Transfer Date
2.1	Closing
2.2	Notice and Right to Cure

ARTICLE 3. Representations and Warranties of the Selling Entities
3.1	Corporate Matters
	(a)	Due Organization, Good Standing and Qualification
	(b)	Corporate Authority to Conduct Business
	(c)	Corporate Power and Authority to Enter Into Agreements
	(d)	Due Execution and Enforceability
	(e)	No Conflict
	(f)	Subsidiaries and Other Equity Investments
	(g)	Certain Additional Matters

i

	(h)	UNOVA UK Insolvency Matters
3.2	Financial Statements; Undisclosed Liabilities
	(a)	December Financials
	(b)	June Financials
	(c)	UNOVA UK’s Accounts
	(d)	Undisclosed Liabilities
	(e)	Events Subsequent to June Balance Sheet
3.3	Accounts Receivable
3.4	Inventories and Assets
3.5	Absence of Liens and Encumbrances
3.6	Real Property
	(a)	Real Property
	(b)	Realty Leases (as Lessor)
	(c)	Realty Leases (as Lessee)
	(d)	[Reserved]
	(e)	Violation of Laws or Restrictive Covenants
	(f)	Environmental Matters
	(g)	Real Estate Liens or Encumbrances
3.7	Right to Use Properties and Assets
3.8	Contracts and Commitments
	(a)	Sales Orders, Bids and Proposals
	(b)	Purchase Orders
	(c)	Sales Representative, Distributor and Dealer Agreements
	(d)	Personal Property Leases (As Lessee)
	(e)	Noncompetition Agreements or Covenants
	(f)	Confidential Nondisclosure Agreements
	(g)	Consultants and Consultant Agreements
	(h)	Indebtedness; Guarantees
	(i)	Powers of Attorney, Proxies
	(j)	Letters of Credit, Surety, Bid and Performance Bonds
	(k)	Joint Venture Agreements
	(l)	Other Material Contracts
	(m)	[Reserved]
	(n)	Restrictive Contracts
3.9	Patents, Trade Names, Trademarks, Service Marks, Copyrights and Chip Registrations
	(a)	Intellectual Property Rights
	(b)	Licenses of Intellectual Property Rights To or From Third Parties
	(c)	No Infringement
3.10	Patent, Trade Name, Trademark, Service Mark, Copyright or Chip Registration Indemnification
3.11	Confidential Information or Trade Secrets
3.12	Products and Service Warranties
	(a)	Products
	(b)	Service Warranties

3.13	Employees; Employee Benefits
(a) Employees
(b) Employment Contracts
(c) Severance
(d) Indebtedness to Employees
(e) Loans or Advances to Employees
(f) Collective Bargaining Agreements
(g) Independent Contractors
(h) Commitments
(i) Employment history
(j) Other Labor Matters
(k) Employee Benefit Plans
(l) ERISA Plans
(m) UK Pension Plans
3.14	Pending or Threatened Claims, Litigation and Governmental Proceedings
3.15	Judgments, Orders and Consent Decrees
3.16	Compliance With Laws
3.17	Franchises, Permits, Etc.
3.18	Taxes
3.19	Governmental Authorizations; Consents
3.20	No Breach of Statute or Contract
3.21	Insurance
3.22	Customers and Suppliers
3.23	Transactions with Affiliates; Intercompany Arrangements
3.24	Broker’s or Finder’s Fees
3.25	Grants and Allowances
3.26	Sufficiency of Purchased Assets
3.27	No Other Representations
3.28	Disclosure

ARTICLE 4. Representations and Warranties of Purchasing Entities
4.1	Corporate Matters
(a) Due Organization
(b) Corporate Power and Authority to Enter Into Agreement
(c) Due Execution and Enforceability
(d) No Conflict
4.2	Required Consents
4.3	Claims, Litigation and Governmental Proceedings
4.4	Broker’s or Finder’s Fees
4.5	Available Funds

ARTICLE 5. Certain Covenants Pending the Closing
5.1	Full Access
5.2	Carry On In Regular Course
5.3	Consents; HSR

5.4	Notices of Certain Events; Continuing Disclosure
5.5	Supplements to Disclosure
5.6	Conditions Precedent
5.7	Nondisclosure
5.8	Reorganization of U.K. Pension Plans
5.9	Assumption of Retiree Medical Plan

ARTICLE 6. Conditions Precedent to the Obligations of the Purchasing Entities to Close
6.1	Representations and Warranties True
6.2	Compliance With Agreement
6.3	No Material Adverse Change
6.4	No Litigation
6.5	[Reserved]
6.6	Consents and Approvals
6.7	Instruments of Transfer
6.8	[Reserved]
6.9	Opinion of Counsel
6.10	Amendment to MAG Transition Services Agreement
6.11	Transition Services Agreement
6.12	Title
6.13	Leases
6.14	Discharge of Indebtedness; Release of Liens
6.15	[Reserved]
6.16	[Reserved]
6.17	UK Pension Plans
6.18	Other
6.19	Closing Conditions for UNOVA UK
6.20	Benefit of Letters of Credit

ARTICLE 7. Conditions Precedent to the Obligations of the Selling Entities to Close
7.1	Representations and Warranties True
7.2	Compliance With Agreement
7.3	No Litigation
7.4	[Reserved]
7.5	Consents and Approvals
7.6	Purchase Price
7.7	Note
7.8	Instruments of Assumption
7.9	Performance Bonds
7.10	Leases
7.11	Other
7.12	Transition Services Agreement

ARTICLE 8. Further Requirements
8.1	Access to Books and Records

8.2	Further Instruments and Assurances
8.3	Litigation Cooperation
8.4	Certain Employee Matters
(a) Employment
(b) Certain Employee Benefits
(i) Past Service Credit
(ii) Benefits under the Selling Entities’ Plans
(iii) U.S. Medical and Health Plan
(iv) Buyer US’s 401(k) Plan
(c) WARN Act
8.5	Use of UNOVA Name and Mark
8.6	Exclusivity
8.7	Taxes
(a) Taxes Relating to the Business and UNOVA UK
(b) Transfer Taxes
(c) Employment Taxes
(d) Stock Options
(e) Tax Treatment
(f) Interpretation
8.8	Settlement of Intercompany Accounts
8.9	Intellectual Property Registrations
8.10	Authorization; Mail
8.11	Post-Closing Cooperation
8.12	Purchased Assets Not Transferred
8.13	Confidentiality
8.14	Performance Bonds
8.15	Claim Cooperation

ARTICLE 9. Noncompetition Agreement
9.1	Noncompetition Agreement
9.2	Limitations on Noncompetition Agreement
9.3	Definition of Competitive Business
9.4	Nonsolicitation
9.5	Injunctive and Equitable Relief

ARTICLE 10. Termination
10.1	Termination
10.2	Notice of Termination
10.3	Effect of Termination

ARTICLE 11. Indemnification
11.1	Indemnification by the Selling Entities
(a) Misrepresentation or Breach of Warranty
(b) Breach of Covenant or Agreement
(c) Excluded Liabilities
(d) Pension Liabilities
(e) Bulk Sales

v

(f) UK Employees
11.2	Indemnification by Purchasing Entities
(a) Misrepresentation or Breach of Warranty
(b) Breach of Covenant or Agreement
(c) Assumed Liabilities
(d) Operations of the Business
(e) Performance Bonds; Letters of Credit
(f) UK Employees
(g) Pension Liabilities
11.3	Claims for Reimbursement
11.4	Defense and Settlement of Third Party Claims
11.5	[Reserved]
11.6	Limitations on Indemnification
(a) Duration
(b) Amount
(i) Basket
(ii) Cap
(iii) No Limitation on Certain Claims
(c) Other Limitations
(d) Duty to Mitigate Damages
(e) No Double Recovery
(f) No Waiver
(g) Set-Off Against Note
11.7	Exclusive Remedy

ARTICLE 12. Miscellaneous Provisions
12.1	Public Statements and Press Releases
12.2	Costs and Expenses
12.3	Amendment and Modification
12.4	No Assignment
12.5	Notices
(a) The Selling Entities
(b) A Purchasing Entity
12.6	Counterparts and Facsimile
12.7	Captions
12.8	Schedules and Exhibits
12.9	Waiver; Remedies
12.10	Governing Law and Jurisdiction
12.11	Resolution of Disputes
12.12	Severability
12.13	No Third Party Beneficiaries
12.14	Construction
12.15	Entire Agreement
12.16	Currency

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement“) is made and entered into on and as of the 27th day of October, 2005 (the “Agreement Date“), among UNOVA, Inc. (“UNOVA“), a Delaware corporation; UNOVA Industrial Automation Systems, Inc. (“UIASI“), a Delaware corporation and a wholly-owned subsidiary of UNOVA; UNOVA IP Corp. (“UNOVA IP“), a Delaware corporation and a wholly-owned subsidiary of UIASI; UNOVA UK Limited (“UNOVA UK“) a company registered in England under Registration Number 1218921 and a wholly-owned subsidiary of UNOVA, (UNOVA, UIASI, UNOVA IP and UNOVA UK are sometimes referred to collectively as the “Selling Entities“); and Compagnie de Fives-Lille, a French corporation (“CFL “), Cinetic Landis Grinding Corp. (“Buyer US“), a Delaware corporation and Cinetic Landis Grinding Limited (“Buyer UK“), a United Kingdom corporation.  CFL, Buyer US and Buyer UK are sometimes referred to collectively as the “Purchasing Entities“.  Each of the Selling Entities and each of the Purchasing Entities are sometimes referred to collectively as the “Parties“ and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, the “Landis Group“ is comprised of the following operating divisions of UNOVA:  the Landis Grinding Systems, Gardner Abrasives, and CITCO divisions of UIASI (the “US Landis Group“); and the Landis Lund and Cranfield Precision divisions of UNOVA UK (the “UK Landis Group“);

WHEREAS, the Landis Group is engaged in the design, manufacture, sale and service of grinding and abrasives systems for camshaft, crankshaft, centerless and disc grinder machines and other special high precision machine tools, including high speed grinding spindles, highly engineered diamond and cBN® cutting tools, superabrasive wheels and dressing products (such activity as carried on by the Landis Group is referred to as the “Business“);

WHEREAS, Buyer US desires to purchase from the Selling Entities, and the Selling Entities desire to sell to Buyer US, substantially all of the assets, subject to the assumption of specified liabilities, of the US Landis Group (the “US Purchased Assets“) upon the terms and conditions set forth in this Agreement (the “US Asset Sale“);

WHEREAS, Buyer UK desires to purchase from UNOVA UK, and UNOVA UK desires to sell to Buyer UK, substantially all of the assets, subject to the assumption of specified liabilities of the UK Landis Group (the “UK Purchased Assets“), as a going concern, upon the terms and conditions set forth in this Agreement (the “UK Asset Sale“);

WHEREAS, the US Asset Sale and the UK Asset Sale are sometimes referred to collectively herein as the “Transactions“;

NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived from this Agreement and the Transactions provided for in this Agreement, the Parties agree as follows:

ARTICLE 1.
The Transactions

1.1                               Transfer of Assets

Except as otherwise provided in Section 1.2, effective as of the “Transfer Date“ (as defined in Article 2), the Selling Entities shall sell, transfer, assign, grant, convey and deliver as legal and beneficial owner to Buyer US in respect of the US Purchased Assets and to Buyer UK in respect of the UK Purchased Assets, free and clear of all “Liens“ other than “Permitted Liens“ (as such terms are defined in Section 3.5), all of their right, title and interest in and to their properties, rights and assets of every kind, nature and description, whether real or personal, tangible or intangible, and wherever situated, to the extent the same are used or held for use primarily or exclusively in the operation of the Business, including all assets shown on the June Balance Sheet (as defined in Section 3.2(b)) and not disposed of in the ordinary course of business since June 30, 2005 (the “June Balance Sheet Date“), and all assets of the Business acquired by the Selling Entities between the June Balance Sheet Date and the Transfer Date, (such properties, rights and assets are referred to as the “Purchased Assets“).  In the case of any of the Purchased Assets which are capable of transfer by delivery, title to that Purchased Asset shall pass to the relevant Purchasing Entity by delivery.  Except as otherwise provided in Section 1.2, the Purchased Assets shall include, without limitation, all of the following property, rights and assets of the Selling Entities used primarily or exclusively in the Business:

(a)                                  All billed and unbilled accounts receivable, including without limitation, all trade accounts receivable, notes receivable from customers, supplier credits and all other obligations from customers with respect to sale of goods or services, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, and any security or collateral therefor, including recoverable advances and deposits;

(b)                                 All land, buildings, leaseholds, leasehold improvements and other interests in realty, including without limitation the “Owned Real Property“ (as defined in Section 3.6(a)) other than the South Beloit Facility (as defined in Section 1.2(m)) and the Waynesboro Facility (as defined in Section 1.2(n)), and all improvements, fixtures and fittings thereon, and easements, servitudes, rights-of-way and other appurtenances thereto (such as appurtenant rights in and to public streets);

(c)                                  All machinery and equipment, including test equipment and fully depreciated equipment;

(d)                                 All tools, dies, molds and other tooling, including any rights in respect of tools, dies, molds and other tooling in the possession of others;

(e)                                  All supplies and other consumables on hand;

(f)                                    All inventory, including raw materials, work-in-process, finished goods, spare parts, replacement and component parts, and samples;

(g)                                 All rights, if any, in any customer furnished materials;

(h)                                 All motor vehicles;

(i)                                     All transportation and packing and delivery equipment, materials and supplies;

(j)                                     All office equipment and supplies;

(k)                                  All office furniture and furnishings;

(l)                                     All indemnity, fidelity and contract bonds issued by third parties in favor of the Selling Entities, and which are set forth on Schedule 1.1(l);

(m)                               All causes of action, suits, judgments, claims and demands of any nature;

(n)                                 All transferable franchises, licenses, approvals, permits and other authorizations issued or granted by any “Governmental Body“ (as defined in Section 3.1(e));

(o)                                 All computer equipment, including all hardware and software, and communications equipment (including, without limitation, the transfer of Autocad without cost to the Purchasing Entities);

(p)                                 All research, engineering and technical designs, specifications, drawings, databases, know-how, research and development files, laboratory books and information;

(q)                                 All lists and information pertaining to customers, suppliers, distributors, sales and purchasing agents and personnel;

(r)                                    All patents, registered designs, utility models, patent applications, trademarks, trademark applications, trade names, domain names, service marks, logos, copyrights, chip registrations, licenses, processes, inventions, formulae, trade secrets and royalties, including all registrations, applications and related international priority rights and all rights to sue for past infringement, including, without limitation, the names or brands “Landis”, “Landis Cincinnati”, “Landis Gardner”, “Gardner Abrasives”, “CITCO”, “Goldcrown”, “Landis Lund” and “CRANFIELD PRECISION”;

(s)                                  All manufacturer and seller warranties on any goods, fixtures, or services provided to the Selling Entities;

(t)                                    All prepaid items and expenses, rights of offset and credits of all kinds, including any such items and expenses with respect to leases and rentals;

(u)                                 All books, records, files and papers, whether in hard copy or computer format, including but not limited to invoices, advertising materials, catalogs, price lists, mailing lists, photographs, production data, sale and promotional materials and records, purchasing materials and records and documentation developed or used for accounting, marketing, engineering, manufacturing or any other purpose;

(v)                                 All bids and sales and service proposals, including any rights to revoke or withdraw the same;

(w)                               [Reserved];

(x)                                   All utility, lease and similar deposits;

(y)                                 All medical, safety and health supplies;

(z)                                   Except for any Excluded Contracts (as defined in Section 1.2(o)), all rights under all contracts, agreements, leases, licenses, commitments, sales and purchase orders used by the Selling Entities or held by the Selling Entities for use in connection with the Business, including, without limitation, the contracts listed on Schedules 3.8(a) through 3.8(g) and Schedules 3.8(i) through 3.8(l) and including, for the avoidance of doubt, any contracts or agreements entered by UNOVA UK under the name “Landis Lund” (the “Purchased Contracts“); and

(aa)                            All goodwill associated with the Business or the Purchased Assets together with the right to represent to third parties that the Purchasing Entities are the successors to the Business.

1.2                               Excluded Assets

Notwithstanding anything in this Agreement to the contrary, the Purchased Assets shall not include any right, title or interest in or to any of the following properties, rights or assets of the Selling Entities (collectively, the “Excluded Assets“):

(a)                                  Cash, cash equivalents and short-term securities;

(b)                                 Any and all claims for refunds, carry backs or carry forwards of the Selling Entities in connection with “Taxes“ (as defined in Section 3.18) and all Tax Returns and other documents filed by the Selling Entities with any taxing authority;

(c)                                  Any intercompany receivable balance due from UNOVA or any of its subsidiaries (other than intercompany trade receivables between the Landis Group);

(d)                                 All insurance policies and self-insurance programs and any coverage or other rights under such policies and self-insurance programs;

(e)                                  Any property or asset designated as “assets held for sale” on the books and records of the Selling Entities and which are set forth on Schedule 1.2(e) (collectively, the “Assets Held for Sale“);

(f)                                    Any property, right or asset to the extent exclusively relating to any other Excluded Asset or any of the “Excluded Liabilities“ (as defined in Section 1.7);

(g)                                 All assets of all “Employee Benefit Plans“ (as defined in Section 3.13(k)), including assets held in trust, including assets held in medical trusts, or insurance contracts for the benefit of Employee Benefit Plan participants or beneficiaries;

(h)                                 All books, records, files and data pertaining to any of the Excluded Assets or any of the Excluded Liabilities;

(i)                                     Subject to Section 8.5, all rights in, to and under the name “UNOVA” and the logos of the Selling Entities other than those logos that are primarily or exclusively related to the Business (including, without limitation, any logos with the names or brands listed in Section 1.1(r));

(j)                                     Any rights of any of the Selling Entities under this Agreement;

(k)                                  The franchise of each of the Selling Entities to be a corporation and its articles or certificate of incorporation, bylaws and other records pertaining to its corporate existence, and all books and records of a nature required by “Law“ (as defined in Section 3.1(e)) to be maintained by the Selling Entities, including all financial and tax records relating to the Business that form part of the Selling Entities’ general ledger, provided that the Selling Entities shall make available for duplication at the Purchasing Entities’ expense copies of such financial and tax records as such documents exist as of the December Balance Sheet Date, the June Balance Sheet Date and the Transfer Date to the extent such records are related to the Business and as reasonably requested by the Purchasing Entities;

(l)                                     All shares of capital stock or other equity interests in any other Person (as defined below) owned by the Selling Entities, including Honsberg Lamb Sonderwekzeugmaschinen GmbH;

(m)                               The real property located at 481 Gardner Street, South Beloit, Illinois (the “South Beloit Facility“);

(n)                                 The real property located at 20 East Sixth Street, Waynesboro, Pennsylvania (the “Waynesboro Facility“); and

(o)                                 All rights existing under each contract set forth on Schedule 1.2(o) (the “Excluded Contracts“).

For purposes of this Agreement, “Person“ shall mean and include an individual, a partnership, a corporation, a limited liability company, a trust, a joint venture, an unincorporated organization and any “Governmental Body“ (as defined in Section 3.1(e)).

1.3                               [Reserved]

1.4                               Consideration

For and in consideration of the sale to the Purchasing Entities of the Purchased Assets, the Purchasing Entities shall (i) at Closing pay to UNOVA (as agent for the Selling Entities) the “Purchase Price“ (as defined in Section 1.5(a)) in accordance with and to the extent provided in Section 1.5 and (ii) the Purchasing Entities shall, effective as of the Transfer Date, assume the “Assumed Liabilities“ (as defined in Section 1.6 and as limited by Section 1.7).

1.5                               Purchase Price and Payment; Deliveries at the Closing

(a)                                  Purchase Price

The purchase price for the Purchased Assets is $79,000,000 plus the assumption of the Assumed Liabilities (the “Purchase Price“).  The Purchase Price is subject to further adjustment following the Closing in accordance with Section 1.9.  To the extent any Indebtedness (as defined in Section 3.8(h)) is assumed by the Purchasing Entities at the Transfer Date, the amount of such Indebtedness shall be deducted from the Purchase Price.  For purposes of this Section 1.5 “Indebtedness“ means any contract, agreement or instrument under which any of the Selling Entities guarantees, endorses, or otherwise is, will or may become responsible for the obligations or liabilities of any third party in respect of the Business for money borrowed, advances made or goods or services purchased (other than endorsements for collection of negotiable instruments).

(b)                                  Payment of Purchase Price

At the “Closing“ (as defined in Section 2.1), the Purchasing Entities shall (i) pay and remit to UNOVA (as agent for the Selling Entities) $69,000,000 in cash (less any Indebtedness to be deducted pursuant to Section 1.5(a)) via wire transfers of immediately available funds to UNOVA’s bank accounts as indicated in Schedule 1.5(b), (ii) deliver to UNOVA a promissory note in the principal amount of $10,000,000 (the “Note“) substantially in the form attached hereto as Exhibit A and (iii) assume the Assumed Liabilities.

(c)                                  Deliveries at the Closing

At the Closing,

(i)                                     the Selling Entities will deliver to the Purchasing Entities the various certificates, instruments, and documents referred to in Article 6; and

(ii)                                  the Purchasing Entities will deliver to the Selling Entities the various certificates, instruments, and documents referred to in Article 7.

(d)                                  Purchase Price Allocation

(i)                                     Allocation to UK and US Assets

The parties agree that the Purchase Price shall be allocated as follows:  $53,333,333 plus the amount of the Assumed Liabilities of or relating to the US Landis Group shall be allocated to the US Purchased Assets, and $25,666,667 plus the amount of the Assumed Liabilities of or relating to the UK Landis Group shall be allocated to the UK Purchased Assets.

(ii)                                  Section 1060 Allocation

Within six (6) months after the Transfer Date, Buyer US (on behalf of itself and the other Purchasing Entities) shall prepare and deliver to UNOVA an allocation of the Purchase Price and the Assumed Liabilities among the US Purchased Assets and the UK Purchased Assets sold to the Purchasing Entities in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code“), and the regulations thereunder (the “Section 1060 Allocation“).  If UNOVA does not object to the Section 1060 Allocation prepared by Buyer US within 30 days after receipt thereof, such allocations shall be final for purposes of this Agreement.  If UNOVA objects to the Section 1060 Allocation within 30 days after receipt thereof, Buyer US and UNOVA shall meet promptly and in a good faith attempt to resolve any objections of UNOVA and to use their best efforts to agree upon the allocation.  In the event Buyer US and UNOVA are unable to resolve their differences over the Section 1060 Allocation, such differences shall be resolved by the Independent Firm (as defined in Section 1.9(d) in accordance with Section 1.9(d).  The Parties shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required in order to timely complete the Section 1060 Allocation and any other required statements or schedules.  Except as required pursuant to applicable Law or a determination (as defined in Section 1313 of the Code or any similar provision of Law), the Parties and their Affiliates (as defined below) shall report the Transactions for all Tax purposes consistently with the Section 1060 Allocation.  For purposes of this Agreement, “Affiliate“ means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person.  To the extent that the parties require allocations of the Purchase Price and the Assumed Liabilities at or prior to Closing, including for United Kingdom Law purposes, then the parties shall endeavor to cooperate fully with each other to agree upon such allocations on or prior to the Transfer Date

1.6                               Assumed Liabilities

Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, the Purchasing Entities shall, effective at the time of the Transfer Date, assume, perform and discharge all of the following debts, liabilities or obligations of the Selling Entities (collectively, the “Assumed Liabilities“):

(a)                                  All liabilities arising out of or relating primarily to the Business and recorded on the June Balance Sheet and not discharged as of the Transfer Date (other than any Excluded Liabilities thereon);

(b)                                 All current liabilities arising out of or relating primarily to the Business and incurred in the ordinary course of business since the June Balance Sheet Date that would have been required by GAAP, consistently applied, to have been recorded on the June Balance Sheet if they had arisen prior to the June Balance Sheet Date, but only to the extent set forth on the Closing Balance Sheet (as defined in Section 1.9(a)), other than any Excluded Liabilities thereon and other than the liabilities described in Sections 1.6(c), 1.6(f), 1.6(g), 1.6(h), 1.6(i), 1.6(j), 1.6(l), 1.6(m) and 1.6(n) below which are assumed without regard to the amounts set forth on the Closing Balance Sheet;

(c)                                  All liabilities and obligations of the Selling Entities in respect of (i) the Purchased Contracts and (ii) those contracts or other legally binding commitments that are the type required to be disclosed in the Schedules but are not so disclosed because they fall below the minimum threshold amount or materiality of the agreement or commitments required to be so disclosed and which are assigned to the Purchasing Entities other than in the case of clauses (i) and (ii), liabilities or obligations attributable to any failure by the Selling Entities to comply with the terms thereof;

(d)                                 Accrued payroll and vacation pay for “Continuing Employees“ (as defined in Section 8.4(a)) but only to the extent of the reserve therefor shown on the Closing Balance Sheet, excluding any accrued amounts that are required by Law to be paid by the Selling Entities on or prior to the Transfer Date;

(e)                                  Accrued sales commissions to Continuing Employees and to third parties in respect of the Business, but only to the extent of the reserve therefor shown on the Closing Balance Sheet;

(f)                                    All losses, debts, liabilities and obligations with respect to products sold or serviced (whether or not under warranty) by the Selling Entities in respect of the Business, including liabilities and obligations for and with respect to any refunds, adjustments, allowances, repairs, exchanges, returns and warranty but excluding Product Liability, (as defined in Section 1.6(h)) which is covered by sub-clause (h) below (and any other Excluded Liabilities);

(g)                                 Any claim, debt, liability or obligation for workers compensation (other than such debt, liability or obligation that constitutes an Excluded Liability), automobile or general liability in respect of the Business to the extent such claims arise from events, actions or occurrences following the Transfer Date;

(h)                                 Any claim, debt, liability or obligation for product liability claims, including bodily injury, death or property damage arising from the use or operation of products manufactured, sold or serviced in whole or in part in the Business (“Product Liability“) to the extent such claims arise from events, actions or occurrences following the Transfer Date;

(i)                                     Environmental Liabilities (as defined below) arising from or relating in any way to (i) actions occurring or conditions existing on or before the Transfer Date, where such actions or conditions do not constitute a violation of “Environmental Laws“ (as defined in Section 3.6(f), as modified by Section 1.7(j)), or (ii) actions occurring or conditions coming into existence after the Transfer Date; provided, however, that with respect to the Waynesboro Facility and the South Beloit Facility, which the Purchasing Entities will be leasing from the Selling Entities after the Transfer Date, the Purchasing Entities shall not assume any Environmental Liabilities arising from or relating in any way to actions occurring or conditions existing on or before the Transfer Date (whether or not a violation of Environmental Laws) arising from or relating in any way to actions occurring or conditions coming into existence after the Transfer Date except to the extent such actions or conditions are caused by the Purchasing Entities.  For purposes of this Agreement, “Environmental Liabilities“ means any and all liabilities arising in connection with or in any way relating to the Business, the Purchased Assets or the Real Property, whether contingent or fixed, actual or potential, known or unknown, which arise under or relate to matters governed by Environmental Laws;

(j)                                     Any claim, debt, liability or obligation relating to the Landis Pension Plan (as defined in Section 5.8), including, without limitation, in respect of (i) benefits transferred to the Landis Pension Plan from the UNOVA Pension Fund, whether before, on or after the Transfer Date (which transferred benefits shall include any claim, debt, liability or obligation in respect of the provision of those benefits in a manner complying with Article 141 (formerly Article 119) of the Treaty of Rome and Section 62 of the Pensions Act 1995), (ii) any liability in respect of the levy to fund the Pension Protection Fund payable pursuant to the Pensions Act 2004 and (iii) contributions in respect of the period prior to the Transfer Date which have not become due and payable before the Transfer Date other than contributions deducted by UNOVA UK from members’ salaries before the Transfer Date and not paid to the Landis Pension Plan by that date;

(k)                                  Any claim, debt, liability or obligation arising from any progress payment, down payment or advance payment received from any customer of the Business to the extent of the reserve therefor on the Closing Balance Sheet;

(l)                                     Any claim, debt, liability or obligation arising out of in respect of or as a result of the employment or termination of employment of any Continuing Employee by the Purchasing Entities (other than Excluded Liabilities);

(m)                               Any actions, claims, proceedings, losses, damages, payments, penalties, costs or expenses suffered or incurred in relation to or arising out of any personal injury as a result of a person’s exposure at any time after the Transfer Date to any and all asbestos and/or asbestos-containing materials, lead and/or lead-containing materials, or mold (whether or not the presence of such contaminants constitutes a violation of Environmental Laws) (collectively, “Contaminants“) present, discharged or released at, or migrating from any property owned, occupied, controlled or used by the Purchasing Entities in respect of the Business; provided, however, that for any personal injury that is determined to have been caused by exposure to Contaminants as described in this subsection 1.6(m) that relates to periods of exposure before and after the Transfer Date, the loss arising from such personal injury shall be deemed to have occurred ratably during the entire period of such exposure, and the Purchasing Entities’ liability for such injury shall be limited to a pro rata portion of the losses based on the period of exposure that occurred after the Transfer Date; and

(n)                                 All FAS 106 liabilities relating to the Retiree Medical Plan (as defined in Section 5.9).

1.7                               Excluded Liabilities

Notwithstanding any provision in this Agreement or any other writing to the contrary, the Purchasing Entities are assuming only the Assumed Liabilities and are not assuming any other liability or obligation of the Selling Entities (or any predecessor owner of all or part of its business and assets) of whatever nature whether presently in existence or arising or asserted hereafter.  All such other liabilities and obligations shall be retained by and remain obligations and liabilities of the Selling Entities (collectively, the “Excluded Liabilities“).  Without limiting the foregoing, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

(a)                                  Any debt, liability or obligation of the Selling Entities in respect of the Business for Taxes that relate to periods ending on or prior to the Transfer Date (including any Taxes that arise as a result of the Transactions), except as otherwise provided in Section 8.7(b);

(b)                                 Any intercompany payable balances in respect of the Business due to UNOVA or any of its subsidiaries (other than intercompany trade payables between the Landis Group);

(c)                                  Any claim, debt, liability or obligation for workers compensation, automobile or general liability in respect of the Business, to the extent such claims arise from events, actions or occurrences on or prior to the Transfer Date, other than a claim, debt, liability or obligation to which Section 1.6(j) applies;

(d)                                 Any claim, debt, liability or obligation to the extent related to any of the other Excluded Liabilities or any of the Excluded Assets, other than a claim, debt, liability or obligation to which Section 1.6(j) applies;

(e)                                  Any liabilities of the Selling Entities arising under, or relating to the execution, delivery or consummation of, this Agreement and the transactions contemplated hereby;

(f)                                    Any liabilities of the Selling Entities for Indebtedness (as defined by Section 3.8(h)), including, without limitation, the Indebtedness set forth on Schedule 3.8(h) and Schedule 3.2(d);

(g)                                 Any claim, debt, liability or obligation under Employee Benefit Plans other than the Assumed Liabilities set forth in Sections 1.6(d), 1.6(e), 1.6(j) and 1.6(n);

(h)                                 Any claim, debt, liability or obligation under the UNOVA Pension Fund, other than in respect of benefits transferred to the Landis Pension Plan, whether before, on or after the Transfer Date (which transferred benefits shall include any claim, debt, liability or obligation in respect of the provision of those benefits in a manner complying with Article 141 (formerly Article 119) of the Treaty of Rome and Section 62 of the Pensions Act 1995);

(i)                                     Any claim, debt, liability or obligation for Product Liability arising from the use or operation of products manufactured, sold or serviced (in whole or in part) in the Business to the extent such claims arise from events, actions or occurrences on or prior to the Transfer Date;

(j)                                     Environmental Liabilities arising from or relating in any way to (i) actions occurring or conditions, whether known or unknown, existing on or before the Transfer Date, where such actions or conditions constitute a violation of Environmental Laws, or (ii) with respect to the Waynesboro Facility and South Beloit Facility, which the Purchasing Entities will be leasing from the Selling Entities after the Transfer Date, actions occurring or conditions coming into existence after the Transfer Date to the extent such actions or conditions are not caused by the Purchasing Entities.  For purposes of this Section 1.7(j), the known contamination on the Waynesboro Facility, including both the contamination being addressed by the Selling Entities in accordance with Pennsylvania’s Act 2 voluntary cleanup program and the chlorinated volatile organic compound contamination that has migrated onto the Waynesboro Facility from the adjacent Teledyne facility, shall be deemed a condition existing before the Transfer Date and to constitute an Excluded Liability;

(k)                                  All claims, debts, liabilities and obligations pursuant to violations of applicable Laws arising from, by or in connection with the Selling Entities, the Business, the Purchased Assets, or the Real Property, in each case occurring or existing on or before the Transfer Date, other than claims, debts, liabilities or obligations to which Section 1.6(j) applies;

(l)                                     Those pending or threatened litigation matters identified on Schedule 3.14;

(m)                               Any actions, claims, proceedings, losses, damages, payments, penalties, costs or expenses suffered or incurred in relation to or arising out of any personal injury as a result of a person’s exposure at any time before the Transfer Date to any and all Contaminants (as defined in Section 1.6(m)) present, discharged or released at, or migrating from any property owned, occupied, controlled or used by the Selling Entities in respect of the Business; provided, however, that for any personal injury that is determined to have been caused by exposure to Contaminants as described in this subsection 1.7(m) that relates to periods of exposure before and after the Transfer Date, the loss arising from such personal injury shall be deemed to have occurred ratably during the entire period of such exposure, and the Selling Entities’ liability for such injury shall be limited to a pro rata portion of the losses based on the period of exposure that occurred prior to the Transfer Date;

(n)                                 all claims, losses, debts, liabilities and obligations for compensation to Employees which are set forth in the certain letter dated September 15, 2005, and updated as of September 22, 2005 from UNOVA to counsel for CFL; and

(o)                                 accrued bonuses payable to Continuing Employees as of the Transfer Date and liabilities associated with amounts withheld from employee salaries to the extent withheld as of the Transfer Date.

1.8                               Transfer of English Owned Real Property and Obtaining English Reversioner’s Consent

For the purposes of this Section 1.8, the following definitions shall apply:

(i)                                     “Actual Completion Date“ means in relation to each of the U.K. Properties the date on which that property is transferred, conveyed or assigned to the Purchasing Entity.

(ii)                                  “Assurances“ means the transfers, conveyances or assignments of the U.K. Properties and “Assurance” shall mean any one of them.

(iii)                               “Freehold Property“ means the U.K. freehold property located in the United Kingdom as described in Schedule 3.6(a).

(iv)                              “Landlord’s Consent“ means any reversioner’s consent to an assignment required under the terms of the lease relating to the Leasehold Property.

(v)                                 “Leasehold Property“ means the leasehold property located in the United Kingdom occupied by the Selling Entities as described (including the particular of the current rent provided) in Schedule 3.6(c) and “Leasehold Property“ means any one of them.

(vi)                              “Registered Properties“ means the U.K. Property numbered 4 in Schedule 3.6(a);

(vii)                           “U.K. Properties“ means those U.K. freehold and leasehold premises occupied by the relevant Selling Entities which are set forth in Schedule 3.6(a) and 3.6(c).

(a)                                  Matters Affecting the U.K. Properties

The U.K. Properties are sold subject to and with the benefit of:

(i)                                     In the case of the Registered Properties, the exceptions, reservations and covenants (except charges to secure the repayment of money) contained or referred to in the charges register of their respective title numbers;

(ii)                                  In the case of the Leasehold Property, the covenants and conditions on the part of the tenant contained in the leases under which the relevant property is held;

(iii)                               All local land charges; and

(iv)                              All notices served and ordered, demand, proposals or requirements made, by any local or other public authorities.

(b)                                  Landlord’s Consents

(i)                                     The sale of the Leasehold Property is subject to the relevant Selling Entity which occupies the relevant Leasehold Property obtaining Landlord’s Consent in respect of that property.

(ii)                                  The relevant Selling Entities shall as soon as reasonably practicable and at it’s own cost apply for and use all reasonable endeavours to obtain Landlord’s Consent as soon as possible.

(iii)                               The Purchasing Entity and the Buyer UK (as appropriate) shall use all reasonable efforts to assist the relevant Selling Entity in obtaining Landlord’s Consent and in particular shall promptly provide all such information and references as the relevant Selling Entity may reasonably require in relation to the obtaining of Landlord’s Consent and such other information as the landlord may be entitled to request under the terms of the relevant property lease.

(iv)                              As appropriate, the Purchasing Entities and Buyer UK will enter into such covenants as may be reasonably required by the landlord of the Leasehold Property and provide such additional security for the performance by Buyer UK of the tenant’s covenants as the landlord may reasonably require.

(v)                                 Buyer UK shall on and from the Transfer Date be permitted to enter into occupation of the Leasehold Property as licensee of the relevant Selling Entity subject to the following provisions:

(A)                              Buyer UK shall be entitled to receive all profit and other income from the Leasehold Property;

(B)                                Buyer UK shall pay or indemnify the relevant Selling Entity against all outgoings and expenses attributable to Buyer UK’s period of occupation including all sums payable under the property lease of the Leasehold Property, in respect of the period after the Transfer Date;

(C)                                The Purchasing Entity and Buyer UK shall observe and perform all the covenants and conditions (excluding any alienation covenants) contained or referred to in the property lease relating to the Leasehold Property (save that in respect of any covenants relating to the repair of the Relevant Property Buyer UK’s liability shall be limited to keeping the Relevant Property in as good repair as when Buyer UK went into occupation) and indemnify the relevant Selling Entity for any costs or liabilities as a result of a breach or non-observance or non-performance and such covenants and conditions;

(D)                               The relevant Selling Entity so far as it is lawfully able to do so shall permit the Buyer UK to remain in occupation of the Relevant Property; and

(E)                                 The Purchasing Entity and Buyer UK shall not carry out any activity for which the consent of any third party may be required under the terms of the property lease relating to the Leaseheld Property without such consent being obtained or carry on any activity which would constitute a breach or non-observance of the covenants and conditions of the relevant property lease.

(c)                                  Completion

(i)                                     If the Landlord’s Consent is refused or has not been obtained within 12 months of the Transfer Date then both parties consider that the relevant landlord is acting unreasonably in refusing or withholding consent the relevant Selling Entity shall at the request of the Purchasing Entity and at the joint expense of the relevant Selling Entity and Purchasing Entity seek the opinion of a leading Counsel specializing in landlord and tenant law on whether the landlord is unreasonably withholding or has unreasonably refused consent to the assignment.

(ii)                                  If such leading Counsel advises that the landlord is unreasonably withholding or has unreasonably refused consent the relevant Selling Entity shall at the joint expense of both parties apply to a court of competent jurisdiction for a declaration that the landlord is acting unreasonably.

(iii)                               If the declaration is obtained the assignment of the Relevant Property shall be completed five business days thereafter.

(iv)                              If the declaration referred to in Section 1.8(c)(ii) is refused or such leading Counsel advises that consent to assign will be refused or withheld the Selling Entities shall as soon as reasonably practicable apply to the relevant landlord(s) for all necessary consents to the grant of an underlease of the Relevant Property to the Buyer UK Entity for a term equal to the residue of the term of the relevant property lease less three days at a rent equal to and otherwise on the same terms as the said lease and the provisions of

Sections 1.8(b)(ii) and 1.8(b)(iii) shall apply to the obtaining of such consent and if such consent is obtained the Selling Entity shall grant and the Buyer UK shall accept such underlease on the date five business days after the date of receipt of such consent.

(d)                                  Further Completion

(i)                                     Notwithstanding Sections 1.1, 1.2 and 2.1 of this Agreement, completion of the sale of the U.K. Properties shall take place:

(A)                              In the case of the Freehold Property, and the Leasehold Property if Landlord’s Consent has been obtained on the Transfer Date; and

(B)                                In the case of the Leasehold Property in respect of which Landlord’s Consent is necessary but has not been obtained by the Transfer Date, by the date five business days after Landlord’s Consent has been obtained.

(ii)                                  On the Actual Completion Date the Purchasing Entity shall deliver to the relevant Selling Entity a duly executed Assurance in respect of each of the U.K. Properties.

(e)                                  Assurances

The Assurances will contain (where applicable):

(i)                                     A covenant by way of indemnity (but not further or otherwise) by the Purchasing Entity with the relevant Selling Entity that the Purchasing Entity and its successors in title will observe and perform:

(A)                              The exceptions, reservations and covenants contained or referred to in the case of each of the Registered Properties, the entries (except those relating to charges to secure the repayment of money) appearing in the charges registers of their respective title numbers;

(B)                                In the case of the Leasehold Property, the covenants and conditions on the part of the tenant contained in the relevant property leases; and will indemnify and keep indemnified the relevant Selling Entity against all actions, claims, demands and proceedings taken or made against the relevant Selling Entity and all costs, damages, expenses, liabilities and losses incurred by the relevant Selling Entity as a result of the breach, non-performance or non-observance of the same; and

(ii)                                  (In the case of the Leasehold Properties) an agreement and declaration to the effect that the Selling Entity shall not be liable under any of the covenants set out in Sections 3 or 4 of the Law of Property (Miscellaneous Provisions) Act 1994 for the consequences of any breach of the terms of the property leases relating to their state and condition.

(iii)                               The consideration for the Freehold Property determined as set forth in Section 1.5(d)

1.9                               Closing Balance Sheet

(a)                                  Definition of Closing Balance Sheets

The “Closing Balance Sheet“ shall be a balance sheet reflecting the US Purchased Assets and Assumed Liabilities relating to the US Landis Group calculated in US dollars and the UK Purchased Assets and Assumed Liabilities relating to the UK Landis Group calculated in US dollars (converting UK pounds in US dollars at the spot rate published in the Wall Street Journal and quoted by Reuters and other sources applicable to banks trading in amounts of $1 million or more, as of 4 p.m. Eastern Time (the “WSJ Rate“) on the Transfer Date) as of the Transfer Date, and prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP“), applied on a basis consistent with the December Balance Sheet and the June Balance Sheet (as such terms are defined in Section 3.2(a) and Section 3.2(b), respectively); provided, however, the Closing Balance Sheet shall reflect the adjustments (the “Agreement Adjustments“) that are required to exclude the Excluded Assets and Excluded Liabilities.

(b)                                  Preliminary Closing Balance Sheets

Within 60 days following the Transfer Date, Buyer US, with the assistance and cooperation of the Selling Entities, shall prepare and deliver to UNOVA a balance sheet reflecting the US Purchased Assets and Assumed Liabilities relating to the US Landis Group calculated in US dollars and the UK Purchased Assets and Assumed Liabilities relating to the UK Landis Group calculated in US dollars (converting UK pounds in US dollars at the WSJ Rate on the Transfer Date), prepared as provided in paragraph 1.9(a) above (the “Preliminary Closing Balance Sheet“).  Buyer US shall also prepare and deliver to UNOVA, within six business days following the Transfer Date, the month-end financial and related business data for the Business reasonably necessary to allow the Selling Entities to prepare their financial reports consistent with the Selling Entities’ customary practices.  After delivery of the Preliminary Closing Balance Sheet, the Purchasing Entities shall provide UNOVA and its accountants reasonable access during normal business hours to materials used in the preparation of the Preliminary Closing Balance Sheet.

(c)                                  Review of Preliminary Closing Balance Sheet

UNOVA shall have 30 days following its receipt of the Preliminary Closing Balance Sheet (the “Review Period“) to review the same for compliance with GAAP and the Agreement Adjustments.  On or before the expiration of the Review Period, UNOVA shall deliver to Buyer US a written statement accepting or objecting to the Preliminary Closing Balance Sheet.  In the event that UNOVA shall object to the Preliminary Closing Balance Sheet, such statement (the “Statement of Objections“) shall include a detailed itemization of UNOVA’s objections and the reasons therefor.  If UNOVA does not deliver to Buyer US the Statement of Objections within the Review Period, the Selling Entities shall be deemed to have accepted the Preliminary Closing Balance Sheet.  If UNOVA delivers to Buyer US, the Statement of Objections within the Review Period, the Selling Entities shall be deemed to have waived any objections to the Preliminary Closing Balance Sheet that are not included in the Statement of Objections.

(d)                                  Finalization of Closing Balance Sheet

In the event that UNOVA shall accept or shall be deemed to have accepted the Preliminary Closing Balance Sheet as prepared and delivered by Buyer US, the Preliminary Closing Balance Sheet shall constitute the Closing Balance Sheet for purposes of this Agreement.  In the event, however, that UNOVA shall object to the Preliminary Closing Balance Sheet, UNOVA and Buyer US shall promptly meet and in good faith attempt to resolve the issues that are in dispute.  In the event that the issues in dispute shall not have been resolved within 30 days following Buyer US’s receipt of UNOVA’s Statement of Objections, such disputed issues shall be resolved by KPMG LLP, or another independent certified accounting firm jointly selected by UNOVA and Buyer US (the “Independent Firm“), provided the Parties shall attempt to reach a final resolution of any matters which remain in dispute at the earliest practicable date.  The decision of the Independent Firm shall be final and binding on the Parties.  The costs and expenses of the Independent Firm in reviewing the issues in dispute shall be borne fifty percent (50%) by Buyer US and fifty percent (50%) by UNOVA.  The Preliminary Closing Balance Sheet, as adjusted to reflect the adjustments agreed upon by such Parties or determined by the Independent Firm, shall constitute the Closing Balance Sheet for purposes of this Agreement.

(e)                                  Net Working Asset Payment

If the Net Working Assets (as defined below) shown on the final Closing Balance Sheet (calculated in US dollars and converting UK pounds into US dollars at the WSJ Rate on the Closing Date) are greater than 29% of trailing 12-month revenues of the Business (the “Net Working Asset Target“), then Buyer US and/or Buyer UK shall within five business days of the final determination of the Closing Balance Sheet pay UNOVA in US dollars by wire transfer of immediately available funds an amount equal to such excess (the “Upward Net Working Asset Adjustment“), plus interest on such excess amount from the Transfer Date until the date of payment at LIBOR plus 0.25%.  If the Net Working Assets as shown on the Closing Balance Sheet are less than the Net Working Asset Target, then UNOVA shall within five business days of the final determination of the Closing Balance Sheet pay Buyer US and/or Buyer UK in US dollars by wire transfer of immediately available funds an amount equal to their proportionate share of such shortfall  (the “Downward Net Working Asset Adjustment“), plus interest on their proportionate share of such shortfall from the Transfer Date until the date of payment at LIBOR plus 0.25%.  For purposes of this Agreement, “Net Working Assets “ means, as of the Transfer Date, the excess of the sum of total accounts receivable and inventories over the sum of progress billings and total accounts payable on the Closing Balance Sheet.  In the event of a Downward Net Working Asset Adjustment, the Purchasing Entities shall be entitled to satisfy claims pursuant to this Section 1.9 from the Note by reducing the principal amount outstanding under such Note by an amount equal to the payment due from UNOVA in respect of such claims.  “LIBOR“ means an annual rate of interest equal to the annual rate in effect in the London Interbank Market applicable to one month deposits of U.S. dollars as reported in the Wall Street Journal on the second business day preceding the Transfer Date.  If the Wall Street Journal is not published on such business day or does not report such rate, such rate shall be as reported by such other publication or source as UNOVA and Buyer US may mutually select.

(f)                                    Limitations on Certain Claims

Consistent with Section 11.6(c), the Purchasing Entities acknowledge and agree that, following the final determination of the Closing Balance Sheet the Purchasing Entities may not bring any claim against the Selling Entities, and the Selling Entities shall not have any liability to the Purchasing Entities, relating to:  (a) the noncollectability of any accounts receivable or the amount of the related bad debt reserve, (b) inventory obsolescence or the amount of the related inventory reserve, (c) loss contracts for which a reserve is reflected on the Closing Balance Sheet or (d) warranty claims or the amount of the related warranty reserve, other than in the case of fraud or willful misconduct and other than in respect of any claims relating to a breach of the representations and warranties in Section 3.12.

1.10                        Right to Contest

The assumption and agreement by the Purchasing Entities to pay, perform and discharge the Assumed Liabilities shall not prohibit the Purchasing Entities from contesting with a third party, in good faith and at the expense of the Purchasing Entities, the amount, validity or enforceability of any thereof; provided, however, that the Purchasing Entities shall indemnify the Selling Entities for any Loss (as defined in Section 11.1) arising from such contest, other than in circumstances where the Purchasing Entities are entitled to indemnification for the Loss arising from such contest pursuant to Section 11.

1.11                        Nonassignable Contracts and Rights

To the extent that the assignment by the Selling Entities of any contract, property, right or asset to be assigned to the Purchasing Entities pursuant to this Agreement shall require the consent or approval of any other party, and such consent or approval shall not have been obtained on or prior to the Transfer Date, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof or would in any way adversely affect the rights of the Selling Entities (or any Purchasing Entity, as assignee) thereunder.  If any such consent or approval is required but not obtained on or prior to the Transfer Date, the Parties covenant and agree that in such case, the applicable Selling Entity shall continue to deal as instructed by the Purchasing Entities with the other contracting party or parties, with the benefits of such contract, property, right or asset after the Transfer Date accruing to the benefit of the applicable Purchasing Entity and the liabilities and obligations thereunder being performed by the applicable Purchasing Entity on such Selling Entity’s behalf; such Selling Entity shall hold all moneys received thereunder for the benefit of the applicable Purchasing Entity and shall pay the same to the applicable Purchasing Entity within one business day after receipt thereof; and the Parties shall use reasonable best efforts (but without payment of any penalty or fee by any Party other than by the Selling Entities as set forth in Schedule 1.11) to obtain and secure any and all consents and approvals that may be necessary to effect the valid sale, transfer or assignment of the same to the applicable Purchasing Entity without change in any of the material terms or conditions thereof, including without limitation the formal assignment or novation of any of the same, if so required by the Purchasing Entities.  The Parties further covenant and agree to make or complete such transfers as soon as reasonably possible and to cooperate with each other in any other reasonable arrangement designed to provide for the applicable Purchasing Entity the benefits of and to such properties, rights or assets and to provide for the performance by the applicable Purchasing Entity of the liabilities and obligations related thereto.

1.12                        Value Added Tax

(a)                                  It is intended that the UK Purchased Assets shall be transferred to Buyer UK as a going concern and that the provisions of Article 5 of the Value Added Tax (Special Provisions) Order 1995 (SI 1995/1268) shall apply to such transfer and the sale and purchase of the UK Purchased Assets and each of UNOVA UK and Buyer UK shall use its reasonable endeavors to procure that the sale of the UK Purchased Assets is treated as neither a supply of goods nor a supply of services under the Article.

(b)                                  Notwithstanding sub-clause (a) above, all sums paid or payable under this Agreement by Buyer UK to UNOVA UK are exclusive of any VAT which is or may become chargeable on the supply to supply for which sums form the whole or part of the consideration for VAT purposes.

(c)                                  UNOVA UK and Buyer UK shall within 30 days of the Closing give notice of such transfer to the appropriate office of HM Revenue & Customs in accordance with such regulations and requirements as may be applicable.

(d)                                  Buyer UK warrants to UNOVA UK that:

(i)                                     after the Closing the UK Purchased Assets are to be used by Buyer UK in carrying on the same kind of business as that carried on by UNOVA UK before the Closing and are not to be assigned immediately after Closing to any other person;

(ii)                                  Buyer UK is already or will as a result of such transfer of the UK Purchased Assets immediately on Closing become a taxable person (as defined in Section 3 of the Value Added Tax Act 1994);

(iii)                               it has made or will make a valid election under paragraph 2 of Schedule 10 VATA in respect of the Freehold Property effective from no later than the Transfer Date and has given or will, no later than the Transfer Date, give written notification of the election to and, if appropriate, has obtained the prior written permission of HM Revenue and Customs as required by paragraph 3 of Schedule 10;

(iv)                              Paragraph 5(2B) of the Value Added Tax (Special Provisions) Order 1995 (SI 1995/1268) as amended by the Value Added Tax (Special Provisions) Order 2004 (SI 2004/779) does not apply to Buyer UK.

(e)                                  Subject to Section 1.12(f), if HM Revenue and Customs determine in writing that VAT is payable on all or part of the consideration payable for the UK Purchased Assets pursuant to this Agreement, Buyer UK shall pay the amount of any VAT which may properly be chargeable on the sale of the UK Purchased Assets pursuant to this Agreement on the later of:

(i)                                     the date prior to the last business day on which UNOVA UK was liable to account to HM Revenue and Customs for such VAT without incurring a potential liability to penalties and interest; and

(ii)                                  the date which is five business days after the delivery of a valid tax invoice and a copy of the written determination of HM Revenue and Customs in respect thereof;

(f)                                    if after Buyer UK has paid an amount in respect of VAT pursuant to this Agreement, HM Revenue and Customs determines that such VAT was not actually payable, then:

(i)                                     UNOVA UK will repay such amount to Buyer UK forthwith on receipt of such written determination from HM Revenue and Customs; or

(ii)                                  If UNOVA UK has already accounted for such amount in respect of VAT at the time it receives such determination, UNOVA UK shall reclaim such amount from HM Revenue and Customs and repay such amount to Buyer UK on receiving repayment of or obtaining credit in respect thereof.

(g)                                 If HM Revenue and Customs determines in writing that VAT is payable on all or part of the consideration payable for the UK Purchased Assets pursuant to this Agreement:

(i)                                     UNOVA UK shall as soon as reasonably practicable notify Buyer UK of such written determination.  Buyer UK may within 10 business days of receipt of such notification from UNOVA UK request that UNOVA UK contest, at Buyer UK’s cost, in writing such written determination from HM Revenue and Customs.  UNOVA UK shall give Buyer UK a reasonable opportunity to comment on any relevant communication proposed to be sent to HM Revenue and Customs in this regard (making available any information and documents in its control required to establish to HM Revenue and Customs and any tribunal or court that no liability, or a reduced liability, arises on the Buyer UK or any other company under section 44 of VATA 1994 as a result of the sale of the UK Purchased Assets.  Until such reasonable opportunity to comment has been given UNOVA UK may not, without Buyer UK’s written agreement not to be unreasonably withheld, agree, compromise, settle or make any other arrangement with HM Revenue and Customs which would result in Buyer UK incurring any liability under Section 1.12(b) above in respect of VAT; and

(ii)                                  VAT shall be treated as payable for the purposes of this Agreement only if HM Revenue and Customs has so confirmed in writing after full disclosure of all material facts and stated in writing that Buyer UK’s VAT office agrees with this treatment, and after the taking of any steps by Buyer UK or UNOVA UK as are contemplated by this Section 1.12(g).

Subject to (i) and (ii) above, to the extent that HM Revenue and Customs confirms in writing its original determination Buyer UK shall not have further rights under this Section 1.12(g).

UNOVA UK shall not be required to contest such determination of HM Revenue and Customs if it reasonably determines that to do so would have a material effect on the future conduct of the business of UNOVA UK or the Selling Entities or affect the rights or reputation of any of them.

(h)                                 UNOVA UK shall apply to HM Revenue and Customs and endeavor to obtain a direction that all records referred to in Section 49 of the Value Added Tax Act 1994 may be obtained by UNOVA UK.  If such direction is obtained, UNOVA UK will preserve the records for such period as may be required by law, and shall allow Buyer UK, on reasonable notice, to inspect the records and take copies thereof.  If such direction is refused by HM Revenue and Customs, then UNOVA UK shall within 10 business days after receipt of notification of such refusal (or, if later, Closing) deliver to Buyer UK the VAT business records relating to the UK Purchased Assets.

(i)                                    UNOVA UK is registered for VAT under registration number 011-80110-14659.

(j)                                    Pursuant to paragraphs 2 and 3 of Schedule 10 VATA 1994 UNOVA UK has made an effective election to waive exemption in relation to the English Owned Real Property (an “Election“), has notified HM Revenue & Customs of such Election within the prescribed time limits for the Election to be valid and neither it nor any relevant associate as defined in paragraph 3 of Schedule 10 VATA 1994 has revoked or will revoke such Election prior to Closing.

(k)                                All VAT payable in respect of goods and services supplied or deemed to be supplied by UNOVA UK in connection with the UK Purchased Assets prior to Closing and all interest payable thereon and penalties attributable thereto shall be paid to HM Revenue and Customs by UNOVA UK.  UNOVA UK shall be entitled to receive and to retain for its own benefit all reimbursement or credit from HM Revenue and Customs for VAT borne by UNOVA UK on goods and services supplied to UNOVA UK prior to Closing and any payments received in respect of VAT overpaid to HM Revenue and Customs prior thereto.

(l)                                    In this Section 1.12:

(i)                                     “VAT“ means Value Added Tax chargeable pursuant to the VATA; and

(ii)                                  “VATA“ means the Value Added Tax Act 1994 and any legislation additional or supplemental thereto or amending or replacing it from time to time.

1.13                        UK Employees

UNOVA UK and Buyer UK acknowledge that:

(a)                                  the transfer of the UK Purchased Assets pursuant to this Agreement constitutes a relevant transfer for the purposes of the Transfer of Undertaking (Protection of Employment) Regulations 1981 (“Transfer Regulations“); and

(b)                                 the Employees of UNOVA UK (as listed in Schedule 3.13(a)(4)) will become employees of Buyer UK on the Transfer Date and UNOVA UK will use all reasonable efforts to assist in the transfer of such Employees to the employment of Buyer UK.

(Article 2 follows)

ARTICLE 2.
Closing and Transfer Date

2.1                               Closing

Subject to satisfaction or waiver of the conditions contained in this Agreement, consummation of the purchase and sale of the US Purchased Assets and the other transactions provided for in this Agreement (the “Closing“) shall take place at the offices of Perkins Coie LLP, counsel for UNOVA, located at 1201 Third Avenue, Suite 4800, Seattle, WA 98101 commencing at 8:00 a.m. Pacific Time on December 9, 2005 or at such other date or time or other place as the Parties may mutually agree upon in writing; provided, however, that the purchase and sale of the UK Purchased Assets shall occur at the offices of SJ Berwin LLP, 222 Gray’s Inn Road, London WC1X8XF, United Kingdom on December 9 2005, or at such other date or time as the Parties may mutually agree upon in writing (such date, the “Transfer Date“).  The purchase and sale of the US Purchased Assets and the UK Purchased Assets and all other transactions provided in this Agreement shall be deemed to have occurred simultaneously and shall be effective at 11:59 p.m. (Eastern Time) on the Transfer Date, or at such other date or time as the Parties may mutually agree upon in writing.  The Parties acknowledge and agree that the date of Closing shall be automatically extended as may be required if the Closing shall not have occurred because either the time period under the HSR Act or any similar Law shall not have expired or any adverse action shall have been threatened or instituted in connection with the HSR Act or any similar Law, and all other conditions precedent in Articles 6 and 7 have been satisfied or are capable of being satisfied or, to the extent legally permissible, have been waived; provided, however, that the date of Closing shall in no event be extended beyond the Extended Deadline Date (as defined in Section 10.1(b)) without the prior written consent of the Parties.

2.2                               Notice and Right to Cure

At all times prior to the Transfer Date, the Parties shall promptly notify each other of the existence of any condition or the occurrence of any event which will or is likely to result in the failure to satisfy any one or more of the conditions set forth in Articles 6 and 7.  If any of such conditions shall not have been satisfied or waived on or by the date on which the Closing is otherwise scheduled, then, subject to Section 10.1(b) and provided that such Party is not in breach of this Agreement, the Party which is unable to meet such condition shall have a reasonable time and a reasonable opportunity to extend the Transfer Date (not to exceed fourteen business days) in order to satisfy, at its expense, such condition or conditions.

(Article 3 follows)

ARTICLE 3.
Representations and Warranties of the Selling Entities

As a material inducement to the Purchasing Entities to enter into this Agreement and consummate the transactions contemplated hereby, the Selling Entities jointly and severally represent and warrant to the Purchasing Entities that the statements contained in this Article 3 are true and complete as of the date of this Agreement and will be true and complete as of the Transfer Date as follows; provided, however, that Schedules 3.2(e), 3.13(a), 3.13(b), 3.13(c), 3.13(g) and 3.13(m) may be updated by the Selling Entities as of the Closing to reflect the hiring or departure of any Employee, the granting of early retirement to any Employee, and any similar matter, each of which updated matters shall have been undertaken in the ordinary course of business consistent with past practices:

3.1                               Corporate Matters

(a)                                  Due Organization, Good Standing and Qualification

Each of the Selling Entities is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.  Each of the Selling Entities is qualified to conduct the Business as a foreign corporation in all jurisdictions where the conduct of the Business or the ownership of its assets in respect of the Business requires qualification, which jurisdictions are set forth on Schedule 3.1(a), except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect (as defined below) with respect to the Business.

For purposes of this Agreement, the terms “material adverse effect“ or “material adverse change“ with respect to the Landis Group and the Business means any circumstance, event, change, violation, failure, inaccuracy, effect or other matter that, individually or when taken together with all other circumstances, events, changes, violations, failures, inaccuracies, effects or other matters, would reasonably be expected to have or does have a material adverse effect on (a) the assets, liabilities, business, financial condition, or results of operations of the Business taken as a whole, or (b) the ability of the Selling Entities to timely consummate the transactions contemplated by this Agreement; and such terms with respect to the Purchasing Entities means any circumstance, event, change, violation, failure, inaccuracy, effect or other matter that, individually or when taken together with all other circumstances, events, changes, violations, failures, inaccuracies, effects or other matters, would reasonably be expected to have or does have a material adverse effect on (x) the assets, liabilities, business, financial condition or results of operations of the Purchasing Entities, taken as a whole, or (y) the ability of the Purchasing Entities to timely consummate the transactions contemplated by this Agreement; provided, however, that in each case, the foregoing definitions exclude the effects of changes that are generally applicable to (i) the industries and markets in which the Business operates, (ii) the United States economy or securities or capital markets or (iii) the world economy or securities or capital markets.

(b)                                  Corporate Authority to Conduct Business

Each of the Selling Entities has the corporate power and authority to own, lease and operate its properties and assets and to carry on the portion of the Business attributable to it as it is now being conducted.

(c)                                  Corporate Power and Authority to Enter Into Agreements

Each of the Selling Entities has the corporate power and authority to execute and deliver this Agreement and the other agreements, documents and instruments provided for herein (the “Related Agreements“) to which it is a party and perform its obligations hereunder and thereunder.

(d)                                  Due Execution and Enforceability

The execution, delivery and performance by and on behalf of each of the Selling Entities of this Agreement and the Related Agreements to which it is a party have been duly authorized by all necessary corporate action, and no other corporate authorization on the part of each of the Selling Entities is required in connection therewith.  This Agreement constitutes a valid and binding obligation of each of the Selling Entities, enforceable against each of them in accordance with its terms, except to the extent the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles.  The Related Agreements to which each of the Selling Entities is a party, when executed and delivered by the applicable Selling Entity, will constitute valid and binding obligations of the respective Selling Entity, enforceable against each of them in accordance with their respective terms, except to the extent the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles.

(e)                                  No Conflict

With respect to each of the Selling Entities, except as set forth on Schedule 3.1(e), the execution and delivery of this Agreement and the Related Agreements to which such Selling Entity is a party do not, and the consummation by it of any of the transactions contemplated hereby or thereby will not:

(i)            conflict with or violate its certificate of incorporation, bylaws or other constituent documents;

(ii)           violate any applicable Law (as defined below) of any federal, state, provincial, local or foreign court or tribunal, government, regulatory body, agency or authority, including any European national or supra-national antitrust authority (a “Governmental Body“);

(iii)          violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) or give rise to any right of cancellation, termination or acceleration of any right or obligation under any Contract (as defined in Section 3.8) or judgment to which it is a party or by which it is bound; or

(iv)          result in the creation of any Lien on any of the Purchased Assets.

For purposes of this Agreement, “Law“ means any United States, European Union, United Kingdom, federal, state, national, provincial, local or foreign law, directive, code, regulation, statutory instrument, rule, order, writ, ordinance, permit, license, injunction, judgment, ruling, policy guidance note or decree having the force of law, including, without limitation, the Fair Labor Standards Act, the HSR Act (as defined in Section 5.3), the Securities Act of 1933, as amended (the “Securities Act“), and similar applicable Laws in other jurisdictions, all Environmental Laws (as defined in Section 3.6(f)) and all permitting and approval requirements and common law in effect at the time of the relevant transaction; where such “Law“ in effect at the time of the transaction is amended or modified after the date of the relevant transaction, “Law“ means as it was in effect on the date of the relevant transaction.

(f)                                    Subsidiaries and Other Equity Investments

Except as set forth on Schedule 3.1(f), no Selling Entity has any subsidiary or other equity investment or other securities in any corporation, company, partnership, joint venture or other entity relating primarily or exclusively to the Business.

(g)                                 Certain Additional Matters

With respect to each of the Selling Entities other than UNOVA UK:

(i)            No order has been made or petition presented or resolution passed for its winding up or liquidation;

(ii)           No administrative or other receiver under any bankruptcy or similar law has been appointed by any person over the whole or any part of its business or assets; and

(iii)          No order has been made or petition presented under any bankruptcy or similar law for the appointment of an administrator or other receiver.

(h)                                 UNOVA UK Insolvency Matters

With respect to UNOVA UK, no administrative receiver, receiver, liquidator or similar official has been appointed of the whole or any part of the assets or undertaking of UNOVA UK and there are no circumstances likely to give rise to the appointment of any such administrative receiver, receiver, liquidator, administrator or similar official.

3.2                               Financial Statements; Undisclosed Liabilities

(a)                                  December Financials

Set forth on Schedule 3.2(a) is the combined balance sheet of the Landis Group as of December 31, 2004 (the “December Balance Sheet“), and the related combined statement of operations for the year then ended, as prepared by UNOVA (collectively, the “December Financials“).  Except as otherwise disclosed on Schedule 3.2(a), the December Financials have been prepared in conformity with GAAP consistently applied throughout the periods covered, except as may be indicated in the notes thereto, and present fairly in all material respects the combined financial position and the combined results of the Landis Group operations for the year then ended, excluding reclassifications required at the corporate level because of discontinued operations status and excluding allocated costs related to restricted stock and pensions allocated to the Landis Group in UNOVA’s consolidation level adjustments to its reported financial statements.

(b)                                  June Financials

(i)            Set forth on Schedule 3.2(b)(i) is the combined balance sheet of the Landis Group as of June 30, 2005 (the “June Balance Sheet“) and the related combined statement of operations for the period then ended, as prepared by UNOVA (collectively, the “June Financials“).  Except as otherwise disclosed on Schedule 3.2(b)(i), the June Financials (including the notes thereto) have been prepared in conformity with GAAP consistently applied throughout the period covered, except as may be indicated in the notes thereto, and present fairly in all material respects the combined financial position and the combined results of their operations for the period then ended, excluding reclassifications required at the corporate level because of discontinued operations status and excluding allocated costs related to restricted stock and pensions allocated to the Landis Group in UNOVA’s consolidation level adjustments to its reported financial statements.

(ii)           The aggregate amount of all FAS 106 liabilities for post-retirement medical benefits with respect to the Business reflected in the June Balance Sheet has been calculated in accordance with GAAP using the method and assumptions set forth on Schedule 3.2(b)(ii).  Since June 30, 2005, none of the Selling Entities has exercised any discretion or power to increase the benefits payable under the Retiree Medical Plan.

(c)                                  UNOVA UK’s Accounts

Set forth on Schedule 3.2(c) are the audited balance sheet as of December 31, 2004 (the “Accounts Date“) and the audited profit and loss account for the financial year ended December 31, 2004 of UNOVA UK (the “Accounts“).  With respect to the Accounts, UNOVA UK has received an opinion from the independent accounting firm that audited the Accounts that the audited balance sheet presents fairly, in all material respects, the financial position of UNOVA UK as of the Accounts Date.

(d)                                  Undisclosed Liabilities

Except as disclosed in the June Financials, the December Financials and the Accounts (the “Financial Statements“) or set forth on Schedule 3.2(d), there are no liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities incurred in the ordinary course of business consistent with past practices since the June Balance Sheet (excluding liabilities arising from the events listed in Schedule 3.2(d) and those Assumed Liabilities not required under GAAP to be reflected in the Financial Statements) which in the aggregate are not material to the Business, taken as a whole.

(e)                                  Events Subsequent to June Balance Sheet

Since June 30, 2005, except as approved in writing by Buyer US or disclosed on Schedule 3.2(e), the Selling Entities have conducted the Business only in the ordinary course and consistent with past practices, and without limiting the generality of the foregoing except as aforesaid, there has not been any of the following:

(i)            Any material adverse change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a material adverse change;

(ii)           Any damage, destruction or loss (whether or not covered by insurance) affecting the properties, rights or assets of the Business in an amount greater than $100,000 individually or in the aggregate;

(iii)          Any sale or other disposition of any capital asset used in the Business with an original cost in excess of $50,000 individually, or $100,000 in the aggregate (excluding any Assets Held for Sale);

(iv)          Any increase in the wage, salary, bonus (including bonuses contingent upon or related to the Transactions), commission or other compensation (other than increases granted in the ordinary course of business and consistent with past practice) payable or to become payable by any of the Landis Group to any of the “Employees“ (as defined in Section 3.13(a)), other than the change in retirement benefits disclosed to CFL in a letter from UNOVA dated October 4, 2005, or any change in any existing, or creation of any new, insurance or other plan, other than the Landis Pension Plan, under which any of the Landis Group provides benefits to such Employees;

(v)           Any grant of any severance or termination pay to any Employee of the Business, entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any Employee of the Business, or change in benefits payable under existing severance or termination pay policies of the Selling Entities relating to the Business;

(vi)          Any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any Employees or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such Employees or;

(vii)         Any Employee terminations (other than for poor performance or for cause) and/or layoffs, and the Landis Group has preserved intact and kept available the services of present Employees and, in each case in accordance with past practice;

(viii)        Any material release, waiver, cancellation or compromise by any of the Landis Group of any claim or right (or series of related rights and claims) in respect of the Business;

(ix)           Any change in accounting methods, principles or practices used by the Business, except insofar as may have been required by a change in GAAP or Law; or

(x)            Any contingent liability incurred by the Selling Entities in respect of the Business as guarantor or otherwise with respect to the obligations of others.

Furthermore, since June 30, 2005, except as approved by Buyer US in writing or as disclosed on Schedule 3.2(e), none of the Selling Entities or any of the Selling Entities’ officers, directors or agents in their representative capacities on behalf of any such entity, has:

(xi)           Paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued or contingent) owed with respect to the Business other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Financial Statements, or prepaid any obligation in excess of $100,000 owed with respect to the Business having a fixed maturity of more than ninety (90) days from the date such obligation was issued or incurred;

(xii)          Permitted or allowed any of the Purchased Assets to be subjected to any Lien except Permitted Liens or Liens that will be released prior to the Transfer Date;

(xiii)         Sold, transferred or otherwise disposed of any of the property or assets (real, personal or mixed, tangible or intangible) of the Business with an aggregate net book value in excess of $100,000 (individually or in the aggregate), except the sale of inventory in the ordinary course of business and except for any Assets held for sale;

(xiv)        Disposed of or permitted to lapse any rights to the use of any material trademark, trade name, patent or copyright currently used in the conduct of the Business, or disposed of or disclosed to any Person (other than representatives of the Purchasing Entities or any other Person subject to a confidentiality agreement or non-disclosure obligation) any material trade secret, formula, process or know-how not theretofore a matter of public knowledge, which was used in the conduct of the Business;

(xv)         Made any single capital expenditure or commitment in excess of $50,000 for additions to property, plant, equipment or intangible capital assets of the Business or made aggregate capital expenditures in excess of $100,000 for additions to property, plant, equipment or intangible capital assets of the Business; or

(xvi)        Agreed, whether in writing or otherwise, to take any action described in this Section 3.2(e).

(f)            With respect to any Party hereunder, the term “knowledge“ hereunder shall refer to the actual knowledge of the executive officers of such Person, provided that in respect of the Selling Entities the term “knowledge“ hereunder shall be deemed to include both the actual knowledge of the Selling Entities and also the actual knowledge of the Persons set forth on Schedule 3.2(f).

3.3                               Accounts Receivable

As of the date of this Agreement, all accounts, notes and drafts receivable (including unbilled receivables) of the Business reflected in the June Balance Sheet are bona fide, represent transactions actually made in the ordinary course of business and, to the knowledge of the Selling Entities are collectible in the ordinary course of business, except to the extent of the reserve for uncollectible accounts provided for in the June Balance Sheet.  All accounts, note receivables and other receivables of the Business at June 30, 2005 have been included in the June Balance Sheet.

3.4                               Inventories and Assets

(a)           The inventories set forth in the June Balance Sheet were properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP consistently applied.  Since the June Balance Sheet, the inventories of the Business have been maintained in the ordinary course of business.  Except as disclosed on Schedule 3.4(a) and except as disclosed in the Financial Statements, all such inventory is owned free and clear of all Liens.  On the Transfer Date, all of the inventory recorded on the June Balance Sheet will be in quantities sufficient for the normal operation of the Business as currently conducted.

(b)           The fixed asset register of the Selling Entities in respect of the Business (a copy of which has been disclosed by UNOVA to Buyer UK and Buyer US) comprises a complete and accurate record of all plant and machinery and all motor vehicles and other vehicles, office and other equipment owned, used or possessed by any of the Selling Entities in respect of the Business (and such register or registers accurately reflect whether such plant and machinery, vehicles or equipment are owned or leased by any of the Selling Entities).

(c)           The Selling Entities in respect of the Business (other than for products supplied to customers) has not provided any of their assets or property to any third party on lease, hire, hire-purchase, conditional sale or credit sale agreement terms.

(d)           Each item of plant and machinery owned or used by the Selling Entities in the operation of the Business is in working order (reasonable wear and tear excepted) and has been, and through the Closing will be, maintained in a manner consistent with the past maintenance practices of the Selling Entities.

3.5                               Absence of Liens and Encumbrances

(a)           For purposes of this Agreement, a “Lien“ shall mean any lien, encumbrance, mortgage, pledge, hypothecation, charge, security interest, title retention or restriction or security agreement or arrangement of any kind.  “Permitted Lien“ shall mean, collectively, any (i) Liens for Taxes, assessments or governmental charges or levies not yet due or, as disclosed on Schedule 3.5, being contested in good faith and any Liens for Taxes disclosed on Schedule 3.18, (ii) statutory Liens of carriers, warehousemen, mechanics, materialmen and the like arising in the ordinary course of business that do not impair in any material respect the conduct of the Business or the use of any of the Purchased Assets in the manner currently conducted or used, disclosed on Schedule 3.5, (iii) easements, restrictive covenants, rights of way and other similar restrictions of record that do not impair in any material respect the conduct of the Business or the use of any of the Purchased Assets in the manner currently conducted or used, (iv) zoning, building and other similar restrictions that do not impair in any material respect the conduct of the Business or the use of any of the Purchased Assets in the manner currently conducted or used, (v) easements, encroachments and other minor imperfections of title that do not impair in any material respect the value of the Purchased Assets or the continued conduct of the Business or the continued use of any of the Purchased Assets in the manner currently conducted or used, (vi) in the case of leased property, all matters, whether or not of record, affecting the title of the lessor (and any underlying lessor) of the leased property so long as such matters do not impair in any material respect the conduct of the Business or the use of any of the Purchased Assets in the manner currently conducted or used, (vii) any Lien created by a Purchasing Entity in connection with this Agreement, (viii) other Liens set forth on Schedule 3.5, (ix) Liens relating to deposits made in the ordinary course of business in connection with workers’ compensation, employment insurance and other types of social security, (x) Liens to secure the performance of leases, trade contracts or other similar agreements and securing executory obligations under any lease that constitutes an “operating lease“ under GAAP, and (xi) Liens to secure payment obligations in connection with purchased property in the ordinary course of business.  Except as set forth on Schedule 3.5, each of the applicable Selling Entities has good, and in the case of the US Assets, marketable title to or, in the case of leased properties and assets, valid leasehold interests in, all of the Purchased Assets free and clear of all Liens other than Permitted Liens.  The Selling Entities own all of the assets primarily or exclusively used by them in the operation and conduct of the Business, or required by them for the normal conduct of the Business, and those assets are the absolute legal and beneficial property of the relevant Selling Entity, except for those assets leased by them under leases specifically identified on Schedule 3.6(c) and Schedule 3.8(d) hereto.  Except as described on Schedule 3.6(c) and Schedule 3.8(d) hereto, no financing statement with respect to any of the Purchased Assets is active in any jurisdiction.

(b)           Upon consummation of the transactions contemplated hereby, the Purchasing Entities will acquire good and marketable title in and to, or a valid leasehold interest in each of the Purchased Assets free and clear of all Liens (other than Permitted Liens).

3.6                               Real Property

(a)                                  Real Property

Set forth on Schedule 3.6(a) is the address and a description of all real property with respect to which any of the Selling Entities in respect of the Business is the owner and holder of a fee simple, insurable interest (collectively, the “Owned Real Property“).  To the knowledge of the Selling Entities, the Owned Real Property complies with all applicable zoning, building, health and public safety, fire, subdivision, land sales or similar laws, rules, ordinances or regulations and all applicable Environmental Laws (as defined in Section 3.6(f)) and, except as set forth on Schedule 3.6(a), none of the Selling Entities has received any written notice that the Owned Real Property does not comply with all applicable zoning, building, fire, health and public safety, subdivision, land sales or similar laws, rules, ordinances or regulations and all applicable Environmental Laws.  Other than the Selling Entities in respect of the Business, no party has the right to occupy, possess or use any portion of the Owned Real Property.  There are no material defects in the physical condition of any land, buildings or improvements constituting part of the Owned Real Property, including without limitation, structural elements, mechanical systems, parking and loading areas, that would impair the operation of the Business in any material respect in the manner in which it has been conducted, nor any material failure to conduct customary maintenance and repair reasonably necessary for such operation of the Business.  All water, sewer, gas, electric, telephone, drainage and other utilities necessary for the lawful current operation of the Owned Real Property are available and sufficient to service the operation of the Business as it has been conducted.  There are no material notices, orders, actions, suits or proceedings (including arbitration or condemnation proceedings) pending or, to the knowledge of the Selling Entities threatened, which could have a material adverse effect on any portion of the Owned Real Property, at law or in equity or before or by any Governmental Body.

(b)                                  Realty Leases (as Lessor)

Except as set forth on Schedule 3.6(b), no portion of the Owned Real Property has been leased.  UNOVA has previously furnished to Buyer US true, correct and complete copies of the leases or similar contracts governing the Owned Real Property that has been leased and any guaranties related thereto.  Each such lease is in full force and effect, no default or breach has occurred on the part of the Selling Entities or, to the knowledge of the Selling Entities, any other party thereto.  Except as set forth on Schedule 3.6(b), no consent of any party is required under any such lease in order to assign all rights and benefits in each such lease to the applicable Purchasing Entity (or its designee) and to keep such lease in full force and effect after the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(c)                                  Realty Leases (as Lessee)

Set forth on Schedule 3.6(c) is a list and description of all real property with respect to which any of the Selling Entities is a lessee, guarantor or sublessee or other occupant (or in which the Selling Entities have any actual liability either as previous licensee or guarantor) and that is used primarily or exclusively in the Business (the “Leased Real Property,” and, along with the Owned Real Property, the “Real Property“).  UNOVA has previously furnished to Buyer US and Buyer UK true, correct and complete copies of the leases or similar contracts governing the Leased Real Property and any guaranties related thereto.  Each such lease is in full force and effect, no default or breach has occurred on the part of the Selling Entities or, to the knowledge of the Selling Entities, any other party thereto.  Except as set forth on Schedule 3.6(c), no consent of any landlord or any other party is required under any such lease in order to assign all rights and benefits in each such lease to the applicable Purchasing Entity (or its designee) and to keep such lease in full force and effect after the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(d)                                  [Reserved]

(e)                                  Violation of Laws or Restrictive Covenants

No notice of violation of any applicable Law (including without limitation any zoning and land use Law), covenant, condition, restriction, agreement or easement affecting any Real Property owned, leased or occupied by the Selling Entities or its use or occupancy of such property, has been received by the Selling Entities in respect of the Business from any Governmental Body or other person entitled to enforce the same.

(f)                                    Environmental Matters

Except as otherwise disclosed on Schedule 3.6(f):

(i)            The Selling Entities in respect of the Business have obtained and currently maintain all material permits, registrations, consents, permissions, licenses and other authorizations (the “Environmental Permits“) which are presently required with respect to the operation of the Business or any Real Property under applicable Law relating to pollution or the regulation or protection of the environment or human health and safety, including without limitation Laws and regulations relating to emission, migration, discharge or release of regulated levels of any “Hazardous Substance“ (as defined below) into the environment (including without limitation soils, sediment, ambient air (including indoor air), surface water, ground water, drinking water supply, land surface or subsurface strata, and any other environmental medium or natural resources, located both on and off-site) or otherwise relating to the manufacture, processing, distribution, generation, use, removal, abatement, remediation, treatment, storage, disposal, transport, recycling, recovery, reclamation, management, handling, import or export of any Hazardous Substance or waste and statutory and common law nuisance as in effect at the date hereof but excluding all Laws relating to planning and/or zoning (collectively, “Environmental Laws“).  The term “Hazardous

Substance“ shall mean any toxic or hazardous constituents, pollutants, waste waters, byproducts, contaminants, chemicals, compounds, substances (whether in solid or liquid form or in the form of a gas or vapor and whether alone or in combination with any other substance), materials or wastes, including without limitation asbestos, polychlorinated biphenyls, toxic mold, mildew, or fungi, petroleum or any petroleum products or other constituents or petroleum-based derivatives or urea formaldehyde.  None of the Selling Entities has been notified by any Governmental Body that any of the Environmental Permits will be materially modified or suspended or revoked, and the Selling Entities have no reason to believe that the Environmental Permits cannot be transferred or reissued to the applicable Purchasing Entity or renewed upon their expiration upon the same or similar terms and conditions as the current permits, subject to requirements of applicable Environmental Laws governing such Environmental Permits.  Each of the Selling Entities is currently and has been since January 1, 2004 in material compliance with the terms and conditions of the Environmental Permits and all such permits are in full force and effect and are disclosed in Schedule 3.6(f);

(ii)           Each of the Selling Entities is, and has been since January 1, 2002, in material compliance with and has no actual or contingent liability under all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables imposed or required by Environmental Laws.  To the Selling Entities’ knowledge, there are no circumstances that may prevent or interfere with such compliance in the future;

(iii)          There is and has been no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, order, investigation, proceeding, notice or demand letter received by or pending or, to the knowledge of the Selling Entities, threatened against any of the Selling Entities in respect of the Business or any Real Property;

(iv)          There has been no storage, holding, existence, release, migration, spill, emission, discharge, generation, processing, treatment, remediation, abatement, removal, recycling, recovery, reclamation, disposal, handling, use or transportation of any Hazardous Substance from, under, into, at or on any real property now or previously owned, occupied, operated or leased by any of the Selling Entities in respect of the Business  which has resulted or is reasonably likely to result in a violation by or a material liability of any of the Selling Entities in respect of the Business under Environmental Laws or which has resulted in the contamination or pollution of any real property now or previously owned, occupied, operated, or leased by any of the Selling Entities in respect of the Business that is required or could be required by any Governmental Body to be investigated, reported, removed, treated, contained or remediated under Environmental Laws;

(v)           No underground storage tanks (as defined by 42 U.S.C. § 6991(1)) active or abandoned, are or have been present at any real property now or formerly owned, occupied, operated or leased by any of the Selling Entities in respect of the Business;

(vi)          None of the Selling Entities in respect of the Business has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any Hazardous Substance to or at any location that is listed or proposed for listing on the National Priorities List (the “NPL“) promulgated pursuant to CERCLA, CERCLIS, or any equivalent list of sites for cleanup under any analogous state program, excepting those locations where the Selling Entities were de minimis responsible parties and have resolved any potential liabilities through a “De Minimis Settlement,” as that term is defined by 42 U.S.C. Section 9622(g), with the United States Environmental Protection Agency or an analogous state agency;

(vii)         Except for routine filings related to the reassignment or assumption of permits and consents and other operating requirements under Environmental Laws, no consent, approval, authorization, registration or filing is required under Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; and

(viii)        None of the Selling Entities in respect of the Business is or has been a party to or otherwise accept or have accepted the burden of an indemnity or other contractual provision or arrangement concerning liabilities, losses, damages, fines, penalties, charges, costs or expenses under Environmental Laws.

(g)                                 Real Estate Liens or Encumbrances

Except as disclosed in any title insurance policy delivered to Buyer US prior to the date hereof, none of the Owned Real Property is subject to any easements, covenants, restrictions and reservations (of record or otherwise), which prohibit or materially interfere with the current use of such Owned Real Property.

3.7                               Right to Use Properties and Assets

No Selling Entity is using any properties, rights or assets to conduct the Business, including the Purchased Assets, which are not duly owned, leased, licensed or otherwise contracted for by it.  A Selling Entity is the legal and beneficial owner of each of the Purchased Assets.

3.8                               Contracts and Commitments

The agreements set forth on Schedules 3.8(a) through 3.8(l) are referred to herein as the “Contracts.”

(a)                                  Sales Orders, Bids and Proposals

Set forth on Schedule 3.8(a) is a list and description of each individual outstanding sales order, sales contract, change order, final bid or binding sales proposal of any of the Selling Entities relating to the Business in excess of $100,000 (the “Sales Orders“).  UNOVA has provided Buyer US with access to copies of all Sales Orders.  Except as otherwise indicated on Schedule 3.8(a), all Sales Orders currently in effect have been made in the ordinary course of business and at arm’s length.

(b)                                  Purchase Orders

Set forth on Schedule 3.8(b) is a list and description of each individual outstanding purchase order and purchase commitment of any of the Selling Entities relating to the Business in excess of $100,000 (the “Purchase Orders“).  UNOVA has provided Buyer US with access to copies of all Purchase Orders.  Except as otherwise indicated on Schedule 3.8(b), all Purchase Orders have been incurred in the ordinary course of business and at arm’s length.

(c)                                  Sales Representative, Distributor and Dealer Agreements

Set forth on Schedule 3.8(c) is a list and description of all sales representative, sales agent, dealer and distributor agreements and similar contracts or agreements of any of the Selling Entities relating to the Business.  All of such contracts and agreements by their terms are terminable at any time by the applicable Selling Entity without any additional payment, indemnity or other penalty upon not more than 90 days notice, except as otherwise disclosed on Schedule 3.8(c).

(d)                                  Personal Property Leases (As Lessee)

Set forth on Schedule 3.8(d) are (i) a list and description of each individual lease, contract and other agreement under which any of the Selling Entities in respect of the Business leases or rents (as lessee) any machinery, equipment, motor vehicle or other personal property used in the Business (the “Leased Personal Property“) and which is not terminable at any time by the applicable Selling Entity without any additional payment, indemnity or other penalty upon not more than 90 days notice, and under which the lease or rent payments exceed $10,000 annually, and (ii) a list of each lease under which any of the Selling Entities leases or rents (as lessee) any motor vehicle used in the Business.

(e)                                  Noncompetition Agreements or Covenants

Set forth on Schedule 3.8(e) is a list and description of every agreement or other commitment imposing on any of the Selling Entities any restriction on the manner in which it may conduct the Business in competition with any third party.

(f)                                    Confidential Nondisclosure Agreements

Set forth on Schedule 3.8(f) is a list and description of all written agreements between any of the Selling Entities and any third party in respect of the Business which contain provisions for the nondisclosure by any of the Selling Entities of confidential or proprietary information (excluding standard confidentiality provisions in product sales or service agreements and excluding confidentiality agreements with potential purchasers of all or any portion of the Landis Group).

(g)                                 Consultants and Consultant Agreements

Schedule 3.8(g) lists all Persons who are currently performing services for the Business who are classified as “consultants” or “independent contractors” that receive an annual compensation in excess of $50,000, the compensation of each such Person and whether any Selling Entity is party to an agreement with such Person (whether or not in writing).  Set forth on Schedule 3.8(g) is a list and description of all outstanding consultant agreements of any of the Selling Entities in respect of the Business.  For purposes of this Section 3.8(g) the term “consultants“ and “independent contractors“ shall not be deemed to include attorneys, accountants and other similar professional advisors.

(h)                                 Indebtedness; Guarantees

Set forth on Schedule 3.8(h) is a list and description of any Indebtedness of any Selling Entity in respect of the Business.  “Indebtedness“ means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement liability with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any liabilities under leases recorded for accounting purposes by the applicable Person as capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vii) any indebtedness secured by a Lien on a Person’s assets, (viii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (ix) any amounts owed to any Person under any noncompetition, severance or similar arrangements, (x) any change-of-control or similar payment which is triggered by the transactions contemplated by this Agreement, (xi) any liability of the Selling Entities under deferred compensation plans, phantom stock plans, severance or bonus plans, or similar arrangements made payable in whole or in part as a result of the Transactions contemplated herein, (xii) any off-balance sheet financing of a Person (but excluding all leases recorded for accounting purposes by the applicable Person as operating leases), and (xiii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payments is being made in respect thereof on the Transfer Date.

(i)                                    Powers of Attorney, Proxies

Set forth on Schedule 3.8(i) is a list and description of all outstanding powers of attorney, agency or proxies granted by any Selling Entity in respect of the Business.

(j)                                    Letters of Credit, Surety, Bid and Performance Bonds

Set forth on Schedule 3.8(j) is a list and description of all commercial letters of credit, stand-by letters of credit, surety, bid, performance bonds and other similar instruments (i) securing the obligations of any of the Selling Entities in respect of the Business or (ii) securing any outstanding payment obligations of a third party to any of the Selling Entities in respect of the Business.

(k)                                Joint Venture Agreements

Set forth on Schedule 3.8(k) is a list and description of all partnership, joint venture, investment or other similar agreement of any of the Selling Entities in respect of the Business.

(l)                                    Other Material Contracts

(i)            Set forth on Schedule 3.8(l) is a list and description of any other contract or commitment of any of the Selling Entities in respect of the Business that is material to the Business and which is not of the type required to be disclosed in any other Schedule to this Agreement pursuant to the provisions hereof.  For purpose of this Section 3.8(l), a contract or commitment shall be deemed material if the consideration paid or to be paid thereunder exceeds $100,000 or the contract or commitment is not terminable upon not more than 90 days notice without penalty or other adverse consequences.  Except as otherwise disclosed in this Section 3.8, all Purchased Contracts are valid and in full force and effect, the applicable Selling Entity has performed all material obligations required to be performed thereunder, and there are not any defaults or events of default on the part of any of the Selling Entities, or, to their knowledge, the other parties thereto.  Except as otherwise disclosed in this Section 3.8, none of the Selling Entities has received notice that any party to any such Purchased Contract intends to cancel, terminate or refuse to renew such Purchased Contract or to exercise or decline to exercise any option or right thereunder.  Assuming receipt of all the Required Consents (including but not limited to the consents in Schedule 6.6 to be obtained prior to Closing), upon consummation of the transactions contemplated by this Agreement, each such Purchased Contract shall continue in full force and effect in accordance with its respective terms without penalty or other adverse consequences, including, without limitation termination or cancellation.

(ii)           In addition, except as set forth on Schedule 3.8(l), no Selling Entity in respect of the Business has entered into any arrangement, contract or commitment which:

(A)          was entered into otherwise than on an arm’s length basis or in the ordinary course of business; or

(B)           relates to the supply of goods and/or services by or to the Selling Entities under or in relation to which retrospective or future discounts, price reductions or other incentives have been or are proposed to be given by the Selling Entities which exceed 10% of the Selling Entities’ normal retail price for such goods or services or which are not in the ordinary course of business; or

(C)           means that they enjoy an exclusive relationship with any third party including any exclusive purchase or supply relationship;

(D)          is incapable of termination in accordance with its terms by the Selling Entities on six months’ notice or less; or

(E)           has a term that exceeds 12 months or more.

(m)                              [Reserved]

(n)                                 Restrictive Contracts

There are no contracts to which the Selling Entities are a party in connection with the Business which infringe or which have been or which were required to be registered or notified under the Restrictive Trade Practices Act, the Resale Prices Act, the Competition Act 1980, the Competition Act 1998 or the EC Treaty; and the Selling Entities have not in relation to the Business received any process, notice or communication by or on behalf of the Office of Fair Trading, the Competition Commission, the European Commission or any other authority in any country which has jurisdiction in anti-trust, monopoly, competition or consumer protection matters.

3.9                               Patents, Trade Names, Trademarks, Service Marks, Copyrights and Chip Registrations

(a)                                  Intellectual Property Rights

Set forth on Schedule 3.9(a) is a list and description of (i) all patents, patent applications, registered designs, design applications, utility models, registered trade names, internet domains, trademark registrations and trademark applications, service mark registrations and service mark applications, domain names, copyright registrations and copyright registration applications, chip registrations and chip registration applications, both domestic and foreign, which are used in the Business and (ii) all material trade names, trade marks and service marks (registered or unregistered), unregistered copyrights, unregistered designs and software used in the Business (collectively, the “Intellectual Property“).  Except as otherwise indicated on Schedule 3.9(a), such Intellectual Property, together with the Selling Entities’ trade secrets, know-how, confidential information and all other intellectual property rights of any nature, is all of the intellectual property that is material and necessary to operate the Business as currently conducted.  Except as otherwise indicated on Schedule 3.9(a), the applicable Selling Entity owns, as of record and beneficially, all right, title and interest in and to the Intellectual Property and the Intellectual Property is not subject to any Lien other than Permitted Liens.  No claim is pending or, to the Selling Entities’ knowledge, threatened against any of the Selling Entities and/or their officers, employees or consultants that challenges the Selling Entities’ rights in the Intellectual Property or otherwise adversely affects the aforesaid right, title and interest in and to the Intellectual Property, nor have there have been any clams, disputes or proceedings in respect of the use or ownership of the Intellectual Property in the two years before the date of this Agreement or the Transfer Date.  Except as disclosed on Schedule 3.9(a), there are no past or pending opposition proceedings, cancellation actions, reexaminations, reissues, interference proceedings or revocation actions related to any of the Intellectual Property.  Except as disclosed on Schedule 3.9(a), all patents or patent applications and trademarks, servicemarks, registered designs, copyright registrations, domain names and applications constituting Intellectual Property are in compliance with applicable Law (including without limitation, payment of filing, examination and maintenance fees,) and are valid and, to the knowledge of the Selling Entities, nothing has been done or omitted to be done (and the Selling Entities are not aware of anything) which may cause any of them to cease to be so, and are not subject to any maintenance fees, taxes or actions falling due within ninety (90) days after the date of Closing, assuming a Closing Date of December 9, 2005.  The UK Purchased Assets do not trade under any name, other than “Landis Lund” and “Cranfield Precision” and no person, form or company other than UNOVA UK has any rights in relation to the names “Landis Lund” or “Cranfield Precision” or has requested or required UNOVA UK to refrain from using such name or attempted to prevent such use by UNOVA UK.

(b)                                  Licenses of Intellectual Property Rights To or From Third Parties

(i)            Set forth on Schedule 3.9(b) is a list and description of (i) all licenses, assignments and other transfers of Intellectual Property granted to others by any of the Selling Entities that are used in and material to the Business, and (ii) all licenses, assignments and other transfers by others of patents, trade names, domain names, trademarks, service marks, copyrights, chip registrations, trade secrets, software (other than shrink-wrap licenses), know-how, industrial property, technology or other proprietary rights granted to any of the Selling Entities that are used in and material to the Business.  All such agreements are in full force and effect and there is no material default by any of the Selling Entities or, to the knowledge of the Selling Entities any party thereto.  Except as otherwise disclosed on Schedule 3.9(b), none of the agreements described above is subject to termination, cancellation, penalty or change in its terms or provisions as a result of this Agreement or the consummation of the transactions contemplated by this Agreement.

(ii)           To the knowledge of the Selling Entities, the information and communications technology infrastructure and systems including software, hardware, firmware and networks which is or has been used in the Business by any of the Selling Entities (the “IT System“) has not experienced a material failure in the year prior to the Transfer Date.  The IT System, together with the Purchased Assets, comprises all of the information technology material and necessary to operate the Business.

(c)                                  No Infringement

Except as disclosed on Schedule 3.9(c) and except with respect to pre-packaged or off-the-shelf software, (i) to the knowledge of the Selling Entities, none of the Intellectual Property (other than patents) or the rights of any of the Selling Entities in the Intellectual Property (other than patents) are being infringed by any Person, and (ii) neither the operation of the Business nor any activity by any of the Selling Entities in connection with the Business infringes the rights of any other Person in any Intellectual Property (other than patents).  Except as disclosed on Schedule 3.9(c), to the knowledge, information and belief of the Selling Entities (a) none of the patents included in the Intellectual Property or the rights of any of the Selling Entities in any patents included in the Intellectual Property are being infringed by any Person, and (b) neither the operation of the Business nor any activity by any of the Selling Entity in connection with the Business infringes the patent rights of any other Person.

3.10                        Patent, Trade Name, Trademark, Service Mark, Copyright or Chip Registration Indemnification

Except as set forth on Schedule 3.10, there are no pending or, to the knowledge of the Selling Entities, threatened indemnification claims or demands against any of the Selling Entities relating to the Intellectual Property.  Except as set forth on Schedule 3.10, none of the propriety information or trade secrets of any of the Selling Entities relating to the Business of any proprietary or confidential information or trade secrets now the subject to a patent or patent application has been disclosed to any other Person except pursuant to confidentiality agreements between the Selling Entities and such Person.

3.11                        Confidential Information or Trade Secrets

(a)           Except as set forth on Schedule 3.9(a), none of the proprietary or confidential information or trade secrets of any of the Selling Entities relating to the Business or any proprietary or confidential information or trade secrets now the subject of a patent or patent application, has been disclosed to any other Person except pursuant to valid and binding confidentiality agreements between the Selling Entities and such Person.  Except as set forth on Schedule 3.11, there are no pending or, to the knowledge of the Selling Entities threatened proceedings which challenge the rights of any of the Selling Entities in respect of any proprietary or confidential information or trade secrets used in the Business.

(b)           In respect of all and any Personal Data (as defined in the Data Protection Act 1998) processed by any of the Selling Entities, the applicable Selling Entity has made all necessary registrations and notifications of its particulars in accordance with the Data Protection Legislation (being all legislation relating to data protection and to the recording, interception and monitoring of communications and privacy including without limitation the Data Protection Acts of 1984 and 1998, and the EU Data Protection Directive 95/46/EC, the Privacy and Electronic Communications (EC Directive) Regulations 2003, Part 1 of the Regulation of Investigatory Powers Act 2000 as amended and any analogous legislation in any part of the world), and have otherwise complied with the Data Protection Legislation.

3.12                        Products and Service Warranties

(a)                                  Products

Each of the products produced, sold, packaged or marketed by any of the Selling Entities in connection with the Business prior to delivery is, and at all times has been, in compliance in all material respects with all applicable Laws and, to the knowledge of the Selling Entities, conforms in all material respects to any promises or affirmation of fact made on the container, label or documentation for such products or in connection with its sale.  To the knowledge of the Selling Entities these products perform in accordance with their respective documented specifications and as the Selling Entities have expressly warranted to their customers.  Except as otherwise disclosed to the Purchasing Entities in Schedule 3.12(a) to this Agreement, there have been no product recalls or claims (other than warranty claims) against any of the Selling Entities in respect of the products produced, sold, packaged or marketed by any of the Selling Entities in connection with the Business.

(b)                                  Service Warranties

Set forth on Schedule 3.12(b) are all the standard product and service warranty policies of the Selling Entities in respect of the Business.  Except as otherwise indicated on Schedule 3.12(b), no Selling Entity has granted or extended any currently outstanding product or service warranty, either in duration, scope or otherwise, that is in excess of or different from the standard policies set forth on Schedule 3.12(b).

3.13                        Employees; Employee Benefits

(a)                                  Employees

Subject to European data protection legislation, Schedule 3.13(a) sets forth, with respect to each employee of the Selling Entities who is employed in the Business (including any such employee of Seller who is on a leave of absence, maternity leave, short or long term disability, or on layoff status subject to recall) (the “Employees“) (i) the name of such Employee and the date as of which such Employee was originally hired by the Selling Entities, and whether the Employee is on an active or inactive status; (ii) such Employee’s title; (iii) whether the Employee is classified as exempt or non-exempt under the Fair Labor Standards Act; (iv) such Employee’s base compensation as of the date of this Agreement, equity vesting schedule, and whether such Employee is eligible to participate in any Employee Benefit Plans; and (v) any governmental authorization that is held by such Employee and that is used in connection with the Business.  Except as disclosed on Schedule 3.13(a), the employment of each of the Employees of the Business is terminable by the Selling Entities at will.  No offer of employment has been made by the Selling Entities to any individual which has not yet been accepted or which has been accepted but where the individual’s employment has not yet started.  All contracts of service or consultancy with any Employee in the UK can be terminated by three months notice or less without giving rise to any claim (other than statutory redundancy or unfair dismissal, if applicable) other than a claim under any applicable benefit plan.  Employees in the UK holding stock options in any of the Selling Entities will be entitled to exercise those stock options for a period not less than 3 months after the Transfer Date.

(b)                                  Employment Contracts

Schedule 3.13(b) lists all current employee manuals and handbooks and employment agreements relating to the employment of the Employees.  To the extent permitted by law, UNOVA has provided the Purchasing Entities with access to all employment policy statements material records relating to health and safety issues (including, without limitation, accident at work records, claim details, insurance records, policy and guidance documents and training and monitoring records) and other materials of material nature relating to the employment of the current Employees of the Business.  All Employees are employed on the terms set out in the documents included on Schedule 3.13(b).  Except as disclosed on Schedule 3.13(b), (i) none of the Employees of the Business is a party to any employment, bonus, commission or other compensation agreement with any of the Selling Entities, (ii) none of the Employees of the Business has notified or otherwise indicated to the Selling Entities that he or she intends to terminate his or her employment with the Selling Entities, (iii) the Selling Entities do not have a present intention to terminate the employment of any Employee of the Business, except as contemplated by Section 8.4 of the Agreement; (iv) to the knowledge of the Selling Entities, no Employee at management level in relation to the Business has since July 1, 2005 received an offer of employment from any other Person, (v) all employees of the Business have executed the Selling Entities’ standard form of noncompetition, nondisclosure and developments agreement; (vi) to the knowledge of the Selling Entities, no Employee of the Business is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement or other restrictive covenant or other contract with any third party that would be likely to affect in any way (A) the performance by such Employee of any of his or her duties or responsibilities as a Employee, or (B) the business or operations of the Business; (vii) to the knowledge of the Selling Entities, no Employee employed at a management level in relation to the Business is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant with any third party relating to the right of any such Employee to be employed by the Selling Entities in respect of the Business and (viii) the Selling Entities are not and have never been engaged in any dispute or litigation with an Employee of the Business or former Employee of the Business regarding Intellectual Property matters.

(c)                                  Severance

Except as disclosed on Schedule 3.13(c), (i) none of the Selling Entities in respect of the Business has an established severance pay practice or policy; (ii) no Employee of the Business is entitled to any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payment from the Selling Entities (other than accrued salary, vacation, or other paid time off in accordance with the policies of the Selling Entities in respect of the Business) as a result of or in connection with the transactions contemplated by this Agreement or any Related Agreement or as a result of any termination by the

Business on or after the Closing of any Person employed by the Selling Entities on or prior to the Transfer Date.

(d)                                  Indebtedness to Employees

Except as otherwise disclosed on Schedule 3.13(d), none of the Selling Entities in respect of the Business is indebted to any of the present or former Employees in any amount whatsoever, other than for accrued wages, bonuses and related benefits and reasonable reimbursable business expenses incurred in the ordinary course of business.

(e)                                  Loans or Advances to Employees

Except as otherwise disclosed on Schedule 3.13(e), none of the Selling Entities has outstanding and unsatisfied, in whole or in part, any loan or advance to any of its present or former employees, other than reasonable advances for business and related expenses made in the ordinary course of business.

(f)                                    Collective Bargaining Agreements

(i)            Set forth on Schedule 3.13(f) is a list and description of all collective bargaining or similar agreements between any of the Selling Entities and any group of Employees, union or labor organization representing any Employees including any works agreement.  Except as otherwise disclosed on Schedule 3.13(f), no such agreement or understanding is presently proposed or under discussion by the Selling Entities with Employees.  The Selling Entities in respect of the Business do not have a duty to bargain with any other union or labor organization.

(ii)           Except as set forth on Schedule 3.13(f), the Selling Entities do not recognize a trade union nor have they done anything which might be construed as recognition.  The Selling Entities have not received any further application for recognition from a trade union.  The Selling Entities do not have any other works or supervisory council or other body representing Employees which has a right to be represented or attend at or participate in any board or council meeting or a right to be informed, consulted or make representations in relation to the Business.

(iii)          UNOVA UK has not received any employee request for information and consultation pursuant to Regulation 7 of the Information and Consultation of Employees Regulations 2004, regardless of whether the number of request is sufficient to comply with the requirement for a valid employee request under Regulation 7(2) of those regulations.  UNOVA UK is not involved in any negations with Employees pursuant to the Information and Consultation of Employees Regulation 2004.

(g)                                 Independent Contractors

All the Persons set forth on Schedule 3.8(g) and any other Person classified as such by the Selling Entities in respect of the Business have been properly classified as independent contractors and have been engaged in accordance with all applicable foreign, federal, state and/or local laws, and have been paid all compensation due them.

(h)                                 Commitments

(A)          The Selling Entities are not obliged to increase, nor have they made provision to increase, the total annual remuneration payable to the Employees by more than five per cent.

(B)           Except as set forth in Schedule 3.13(h)(B), no remuneration reviews or negotiations for an increase in the remuneration or benefits of an officer or Employee are current or due to take place within the next six months.

(C)           Except for the change in retirement benefits disclosed to CFL in the letter from UNOVA dated October 4, 2005 or as set forth in Schedule 3.2(e):  (1) no legally binding assurances or undertakings have been given to any of the Employees as to the continuation, introduction, increase or improvement of any terms and conditions, remuneration, benefits or other bonus or incentive scheme, and (2) to the knowledge of the Selling Entities, no Employee has any expectation of the introduction, increase or improvement of any of his terms and conditions, remuneration, benefits or other bonus or incentive schemes.  The Parties acknowledge and agree that nothing in this Section 3.13(h)(C) or otherwise in this Agreement shall restrict the ability of UNOVA UK to grant early retirement to Employees in the ordinary course of its business, whether before, on or after the date of this Agreement, and that UNOVA’s granting of early retirement in the ordinary course of its business shall not constitute a breach of the representations and warranties with respect to the Purchasing Entities or provide a basis for a claim for indemnification by the Purchasing Entities under this Agreement.

(i)                                    Employment history

(A)          Except as otherwise disclosed on Schedule 3.13(i) within the period of one year ending on the date of this Agreement the Selling Entities in respect of the Business have not:

(1)           made or started implementation of any collective dismissals that have required or will require notification to any state authority or notification to or consultation with any trade union, works council, staff association or other body representing employees; or

(2)           been a party to any transfer of a business or undertaking other than the transactions contemplated by this Agreement that has required or will require notification to or consulting with any trade union, works council, staff association or other body representing employees.

(B)           Except as set forth on Schedule 3.13(i), UNOVA UK has no obligation to make any payment on the redundancy of any Employee in excess of the statutory redundancy payment and has not in the two years preceding the date of this Agreement operated any discretionary practice of making any such excess payments to any of its Employees.  UNOVA UK has no obligation to follow any contractual redundancy procedure.

(C)           In relation to any business reorganization, restructuring or business transfer which has taken place in relation to the Landis Group in the United Kingdom the period of one year prior to this Agreement and which constitutes a transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 1981 (“TUPE Transfer“),

none of the terms and conditions of employment of any Employee of UNOVA UK has been varied within a period of six months before or after any TUPE Transfer.

(j)                                    Other Labor Matters

Except as set forth on Schedule 3.13(j), (i) the Business is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, wages, hours and data protection; (ii) the Business is not delinquent in any payments to any Employee for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such Employees; (iii) there are no, and within the last two (2) years there have been no formal or informal grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or threatened against the Selling Entities in respect of the Business in any judicial, regulatory or administrative forum, under any private dispute procedure or internally; (iv) none of the employment policies or practices of the Business are currently being audited or investigated, or to the knowledge of the Selling Entities, subject to imminent audit or investigation by any Governmental Authority; (v) the Selling Entities are not or have not been within the last two (2) years subject to any order, decree, injunction or judgment by an Governmental Authority or private settlement contract in respect of any labor or employment matters concerning the Business; (vi) the Selling Entities are in compliance with the requirements of the Immigration Reform Control Act of 1986 with respect to all Employees; (vii) all Employees other than Employees of UNOVA UK are employed at will; (viii) there is no, and during the past two (2) years there has not been any, labor strike, picketing of any nature, labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout pending or, to the Selling

Entities’ knowledge, threatened against or effecting the Business, and (ix) UNOVA UK has maintained materially up-to-date records regarding the service of each of its Employees (including, without limitation, details of terms of employments, payments of statutory sick pay, statutory maternity pay, disciplinary and health and safety matters, income tax and social security contributions, records for the purposes of the Working Time Regulations 1998) and termination of employment.

(k)                                Employee Benefit Plans

Set forth on Schedule 3.13(k) is a list of all employee benefit plans and commitments under which liability remains maintained or contributed to by the Selling Entities for the benefit of the present or former employees of the Landis Group or any group of such employees, or for the benefit of dependents of any of them (collectively, the “Employee Benefit Plans“), including without limitation any pension, life and dependent life, accidental death and health insurance (including medical, dental and vision), hospitalization, medical examination, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, tax preparation assistance and equalization, estate planning, pay-in-lieu, sick pay, sick leave, disability, tuition refund, service award, company car, car allowance, scholarship, relocation, patent award, living allowances, housing allowances, annual home leave costs, employee assistance, travel, accident, dependent schooling and supplements, fringe benefit and other employee benefit plans, contracts, policies or practices providing employee or executive compensation or benefits.  None of the Selling Entities in respect of the Business has committed to establish any agreement or arrangement of the type required to be disclosed on Schedule 3.13(k), except as otherwise indicated on such Schedule.  Except as otherwise disclosed on Schedule 3.13(k), each of the Employee Benefit Plans complies, and has complied since January 1, 2002, and has been administered in compliance in all material respects, with all applicable Laws.

(l)                                    ERISA Plans

(A)          UNOVA has provided Buyer US with access to copies of (1) each Employee Benefit Plan that is an “employee benefit plan“ as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA“), including amendments thereto but excluding any such plan applying to Employees of UNOVA UK (each, an “ERISA Plan“), or, in the case of any unwritten ERISA Plan, a description thereof, (2) if applicable, the current trust agreement for each ERISA Plan, including amendments thereto, (3) if applicable, the most recent summary plan description for each ERISA Plan and all modifications thereto, (4) if applicable, the most recent Form 5500 filed for each ERISA Plan, (5) if applicable, the most recent actuarial valuation report prepared in connection with any ERISA Plan, and (6) if applicable, the most recent determination letter received from the Internal Revenue Service with respect to such ERISA Plan.

(B)           Except as otherwise disclosed on Schedule 3.13(l), no ERISA Plan is a “multiemployer plan“ (as defined in Section 3(37) or Section 4001(a)(3) of ERISA) and, during the last five years, no Selling Entity has incurred any withdrawal liability under Section 4201 of ERISA to any multiemployer plan that covered employees of the US division of the Landis Group.

(C)           With respect to each ERISA Plan (1) all payments due from any such plan (or from the applicable Selling Entity with respect to any such plan) have been made, (2) the applicable Selling Entity has complied in all material respects with, and each such ERISA Plan conforms in all material respects in form and operation to, all applicable Laws, including without limitation ERISA and the Code and all material reports and information relating to such ERISA Plan required to be filed with any Governmental Body have been timely filed, (3) all material reports and information required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided, (4) there have been no prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any ERISA Plan, (5) each such ERISA Plan which is intended to qualify under Section 401(a) of the Code (i) has received a favorable determination letter from the Internal Revenue Service (the “IRS “) with respect to such qualification  under the Code as amended by those laws commonly referred to as “GUST” or has timely filed for such a determination letter, or (ii) is a prototype or volume submitter plan that is entitled to rely on the favorable GUST opinion or advisory letter issued by the IRS to the prototype or volume submitter plan sponsor of such ERISA Plan, and to the knowledge of the Selling Entities, nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption, and (6) there are no actions by any Governmental Body, suits or claims pending (other than routine claims for benefits) or to the knowledge of the Selling Entities, threatened with respect to any ERISA Plan or against the assets of such ERISA Plan.

(D)          With respect to any Employee Benefit Plan subject to Title IV of ERISA or Section 412 of the Code, except as disclosed on Schedule 3.13(l), (1) all minimum funding contributions required under Section 302 of ERISA and Section 412 of the Code have been timely made, (2) no funding waivers have been received or requested from the IRS, (3) no accumulated funding deficiency as described in Section 302(a) of ERISA and Section 412(a) of the Code exists and (4) no notice of intent to terminate has been filed and no amendment to treat such plan as terminated has been adopted.  Except as specifically designated as such in Schedule 3.13(l), no ERISA Plan provides post-employment health or welfare benefits, except as required by Part 6 of Subtitle B of Title I of ERISA Section 4980B of the Code (“COBRA“) or other applicable Law.

(m)                              UK Pension Plans

(A)          Except for the “UNOVA Pension Fund”, and the “Landis Pension Plan” (as defined in Section 5.8(a)) (each a “UK Pension Plan“), there is not in operation as of the date of this Agreement, and no unimplemented proposal has been announced to enter into or establish, any agreement, arrangement, custom or practice whether or not approved by the Inland Revenue under Chapter I or Chapter IV (as the case may be) of Part XIV Income and Corporation Taxes Act 1988 (“Approved“) for the payment by UNOVA UK of, or payment by UNOVA UK of a contribution towards, a pension, lump sum or other similar benefit on retirement or death for the benefit of any Employee of UNOVA UK (“UK Employee“) or a UK Employee’s dependents.

(B)           UNOVA UK has duly complied with all applicable legal and administrative requirements relating to stakeholder pension schemes (as defined in Section 1(1) of the Welfare Reform and Pensions Act 1999).

(C)           Except pursuant to the purchase of the Cranfield Precision business by UNOVA UK, no UK Employee has ever become employed by UNOVA UK as a result of a transfer pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended).

(D)          Materially full and accurate details of the UNOVA Pension Fund insofar as applicable to the UK Employees and of the Landis Pension Plan have been made available to Buyer UK, including (i) a copy of all trust deeds and rules of current effect in relation to the UK Employees, (ii) a copy of all members’ booklets and announcements of current effect in relation to the UK Employees (whether issued by UNOVA UK or otherwise) (including for the avoidance of doubt any announcement in respect of any improvement of a benefit or other amendment not yet incorporated into the documentation) issued to a UK Employee who is or may become a member of either of them, (iii) a list of all the UK Employees who are members of either of the UK Pension Plans, (iv) a copy of each investment management agreement in force in relation to the management of Landis Pension Plan’s assets, (v) copies of the HM Revenue and Customs approval letter or interim approval letter for each of the UK Pension Plans and the contracting-out certificate issued in respect of each of the UK Pension Plans and the contracting-out certificates issued in respect of each of the UK Pension Plans and (vi) all data relating to the benefits payable under each UK Pension Plan necessary, when read with the documents referred to in (i) and (ii) above, to enable Buyer UK to quantify the liabilities in respect of the UK Employees under each of the UK Pension Plans at the date of his Agreement (other than the liability in respect of the levy to fund the Pension Protection Fund payable pursuant to the Pensions Act 2004).

(E)           Except as set forth in Schedule 3.2(e) or with respect to the change in retirement benefits relating to certain employees disclosed to CFL in a letter from UNOVA dated October 4, 2005, at the date of this Agreement no discretion or power has been exercised under either UK Pension Plan in respect of any UK Employee (or request made for a discretion or power to be exercised) to (i) augment benefits, (ii) provide a benefit that would not otherwise be provided, or (iii) pay a contribution that would not otherwise have been paid.

(F)           Each benefit (except a refund of contributions) payable under the Landis Pension Plan on the death in service of a UK Employee is at the date of this Agreement insured in full.

(G)           Except for the change in retirement benefits disclosed to CFL in a letter from UNOVA dated October 4, 2005 or as set forth in Schedule 3.2(e), no plan, proposal or intention to amend, discontinue (in whole or in part) or exercise a discretion in relation to either UK Pension Plan has been communicated to a UK Employee at the date of this Agreement.

(H)          The Landis Pension Plan is not in the process of being wound up.

(I)            No amount due and payable by UNOVA UK in respect of the Landis Pension Plan is unpaid and no contribution in respect of the month in which the Transfer Date occurs has been or will be paid by UNOVA UK to the Landis Pension Plan, other than contributions deducted by UNOVA UK from members’ salaries before the Transfer Date and not paid to the Landis Pension Plan by that date.

(J)            Except as set forth in Schedule 3.13(m), each UK Pension Plan has, in relation to the UK Employees, been designed to comply with and has been administered materially in accordance with, all applicable legal and administrative requirements.

(K)          Except as set forth in Schedule 3.13(m), in relation to the UK Employees there no civil, criminal, arbitration, administrative, or other proceeding or dispute (whether before the Pensions Ombudsman, the Pensions Regulator or otherwise) concerning either UK Pension Plan or against the trustees or administrator of either UK Pension Plan or UNOVA UK in relation to either UK Pension Plan, and to the knowledge of the Selling Entities, except as aforesaid, none is pending or threatened, and to the knowledge of the Selling Entities, except as aforesaid, there is no matter that might give rise to any proceeding or dispute concerning either UK Pension Plan.

(L)           At the date of this Agreement, neither UNOVA UK nor any entity associated or connected with UNOVA UK under the Insolvency Act of 1986 has received a contribution notice or financial support direction (as defined in the Pensions Act 2004) from the Pensions Regulator in relation to the Landis Pension Plan.

3.14                        Pending or Threatened Claims, Litigation and Governmental Proceedings

Set forth on Schedule 3.14 is a list and description of every complaint, suit, action, judgment or court order, arbitration or regulatory, administrative or governmental proceeding or investigation or any other proceeding or investigation which is pending or, to the knowledge of the Selling Entities threatened against any of the Selling Entities in respect of the Business.  Save for the Pension Regulator’s proceedings and except as set forth in Schedule 3.14, no investigation, suit, action or other judicial or governmental proceeding is pending or, to the knowledge of the Selling Entities threatened before any court or Governmental Body which may result in the restraint or prohibition of, or the obtaining of substantial damages in connection with, this Agreement or the consummation of the transactions provided for in this Agreement.

3.15                        Judgments, Orders and Consent Decrees

Except as set forth on Schedule 3.15 and save in relation to the Pensions Regulator (a) none of the Selling Entities in respect of the Business is subject to any judgment, order or decree of, or agreement with, a Governmental Body that involves the transactions contemplated herein or that would reasonably be expected to have a material adverse effect on the Business; and (b) no such proceeding is pending or, to the knowledge of the Selling Entities threatened against any of the Selling Entities in respect of the Business.

3.16                        Compliance With Laws

Except as set forth on Schedule 3.16, none of the Selling Entities in respect of the Business is currently in violation of or has since January 1, 2002 violated any applicable provisions of any Laws in any material respects, including for the avoidance of doubt the Business Names Act 1985.  Save in relation to the Pensions Regulator, none of the Selling Entities is under investigation with respect to and, to the knowledge of the Selling Entities, has not been threatened to be charged with or been given notice of any violation of, any law, rule, ordinance or regulation applicable to the Purchased Assets or the conduct of the Business

3.17                        Franchises, Permits, Etc.

Schedule 3.17 describes each governmental license, permit, consents, concession or franchise (a “Permit“) material to the Business, together with the name of the governmental agency or entity issuing such Permit.  Except as set forth on Schedule 3.17, such Permits are valid and in full force and effect and, assuming the related Required Consents (as defined in Section 3.19) have been obtained prior to the Transfer Date, are transferable by the applicable Selling Entity and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby.  Upon consummation of such transactions, the Purchasing Entities will, assuming the related Required Consents have been obtained prior to the Transfer Date, have all of the right, title and interest in all the Permits.

3.18                        Taxes

Except as otherwise disclosed on Schedule 3.18, each of the Selling Entities, and any affiliated group within the meaning of Section 1504 of the Code (or comparable provision of state, local or foreign Law) (“Affiliated Group“) of which each such Selling Entity is or has been a member (but only for the taxable period during which the Selling Entity has been a member thereof), (a) has filed or caused to be filed all federal, state, local and foreign Tax returns, notices, reports, statements or other information or documentation (“Tax Returns“) required to be filed by it with a Tax authority under applicable federal, state, local or foreign Law, and (b) has timely paid or caused to be paid in full all Taxes owed (whether or not shown or required to be shown on such Tax Returns).  All such Tax Returns were at the time they were filed true, complete and correct in all material respects.  There are no Liens for Taxes on any of the Purchased Assets except for Permitted Liens.  Except as otherwise disclosed on Schedule 3.18, all deficiencies asserted or assessments made by any Tax authority against each of the Selling Entities, and any Affiliated Group of which each such Selling Entity is or has been a member (but only for the taxable period during which the Selling Entity has been a member thereof), have been fully paid, and there are no audits, investigations or examinations by any Tax authority with respect to Taxes relating to the Business in progress, pending or, to the knowledge of or the applicable Selling Entity, threatened.  None of the Selling Entities in respect of the Business is currently the beneficiary of any extension of time within which to file any Tax Return (other than any income Tax Return of an Affiliated Group of which such entity currently is a member, but not the parent corporation), and none of the Selling Entities in respect of the Business has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.  In respect of the Business, to the knowledge of the applicable Selling Entity, no claim has ever been made by a Tax authority in any jurisdiction where a Selling Entity does not file Tax Returns that such Selling Entity is or may be subject to taxation by that jurisdiction.  None of the Selling Entities has any liability for the Taxes of any Person (other than such Selling Entity or another member of the Affiliated Group of which such entity is or has been a member, but only for the taxable periods during which the Selling Entity has been a member thereof) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), or as a transferee or successor, or by contract, or otherwise.  Each of the Selling Entities in respect of the Business has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, stockholder, independent contractor, creditor or other third party.  None of the Assumed Liabilities is an obligation to make a payment that as a result of the Transactions will not be deductible under Section 280G of the Code.

For purposes of this Agreement, the term “Taxes“ means all domestic or foreign federal, state and local taxes of any kind, including without limitation, income, capital gains, gross receipts, franchise, employment, sales, use, license, property or withholding taxes, social security contributions and VAT, together with all interest, penalties and additions imposed with respect to such amounts.

(a)           Proper records have been maintained by UNOVA UK and UNOVA UK has complied in all material respects with all statutory provisions, rules, regulations, orders and directions in relation to the UK Purchased Assets concerning VAT, PAYE and National Insurance Contributions including the making on time of accurate returns and payments and the proper maintenance and preservation of records, and UNOVA UK has not been given any penalty, notice or warning regarding the same.

(b)           UNOVA UK is not involved in any dispute, or the subject of any enquiries, with HM Revenue & Customs or any other taxation authority, concerning any matter likely to affect the UK Purchased Assets in any way other than routine inquiries of a minor nature following the submission of computations and returns.

(c)           UNOVA UK has duly made all returns, given all notices and supplied all other information required to be supplied to HM Revenue & Customs or to any other governmental authority in relation to or otherwise affecting the UK Purchased Assets and all such returns, notices and information were and remain complete and accurate in all material respect and were made on the proper basis.

(d)           UNOVA UK is duly registered for Value Added Tax and all proper records have been kept and all proper returns and payments made as required by law for the enactments relating to Value Added Tax in connection with the Business.

(e)           None of the UK Purchased Assets is a capital item, the input tax on which could be subject to adjustment in accordance with the provisions of Part XV of the Value Added Tax Regulations 1995.

(f)            All documents (other than those which have ceased to have any legal effect) to which UNOVA UK is party and which relate to the UK Purchased Assets and in the enforcement of which the UK Buyer may be interested, have been duly stamped.

(g)           No HM Revenue and Customs charge for unpaid inheritance tax (as provided by the Inheritance Tax Act 1984 sections 237 and 238) over any of the UK Purchased Assets is outstanding and no circumstances exist whereby any power mentioned in the Inheritance Tax Act 1984 section 212 could be exercised in relation to any of the UK Purchased Assets.

3.19                        Governmental Authorizations; Consents

Set forth on Schedule 3.19 is a list and description of any consent, approval or authorization of, or exemption by, or filing with (a) any Governmental Body and (b) any Person (other than any Governmental Body referred to in clause (a)) under any Contract, which is required in connection with the execution, delivery and performance of this Agreement and the Related Agreements by any of the Selling Entities (including consents required in connection with the assignment of contracts to the Purchasing Entities) and including any consent, approval or authorization for Buyer UK to carry on and trade the business consisting of the UK Purchased Assets as a going concern in succession to UNOVA UK (the “Required Consents“).

3.20                        No Breach of Statute or Contract

Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof by each of the Selling Entities will breach or violate any applicable Law or any Contract or other material instrument to which it, or any of the Selling Entities, is a party or by which any of its properties, rights or assets are bound and the terms of all Contracts and other material instruments have been complied with by all their relevant parties.

3.21                        Insurance

Schedule 3.21(a) lists all of the insurance policies (including the terms of any self-insurance programs) and bonds (excluding instruments referred to in Section 3.8(j)) in force for the current policy year with respect to the Business and its Employees and any pending claims or claims made under the insurance policies in the last three years.  The Selling Entities have, with respect to the Business, maintained adequate insurance protection against all liabilities against which it is customary for corporations engaged in the same or a similar business similarly situated to insure.  Such insurance polices remain in full force and effect.  None of the Selling Entities knows of any threatened termination of any of such policies or bonds.  None of the Selling Entities has any pending insurance claims or unpaid proceeds of such claims relating to the operations or former operations of the Business or any asset used or formerly used in the Business.

3.22                        Customers and Suppliers

(a)           Schedule 3.22 contains a true and complete list of (i) the ten largest customers of each division of the Landis Group in terms of revenues during the years ended December 31, 2003, December 31, 2004 and in the first six months of 2005 showing the approximate total sales to each such customer during such period and (ii) the ten largest suppliers of each division of the Landis Group and in terms of purchases of goods or services during such period, showing the approximate total purchases by the Landis Group from each such supplier during each such periods.  No Selling Entity in respect of the Business has received notice from and is not otherwise aware that (a) any customer (or group of customers under common ownership or control) that accounted for a material percentage of the aggregate products and services furnished by the Business during the past 18 months has stopped or intends to stop purchasing the products or services of the Business or (b) any supplier (or group of suppliers under common ownership or control) that accounted for a material percentage of the aggregate supplies purchased by the Business during the past 18 months has stopped or intends to stop supplying products or services to the Business.

(b)           Except for those customers and suppliers set forth on Schedule 3.22, in each of the three financial years of the Landis Group ended on the June Balance Sheet and during its current financial year no more than five per cent of the aggregate amount (by value) of all the Landis Group’s sales or purchases have been or will be made with or obtained from (as applicable) the same customer or supplier (including any person connected with such customer or supplier).

(c)           Schedule 3.22 lists every claim or complaint in respect of the Landis Group’s products or services, made in writing to the Landis Group by the customers set forth on Schedule 3.22 in the two year period ending on the Agreement Date where such claim or complaint relates to a value of $50,000 or more.

3.23                        Transactions with Affiliates; Intercompany Arrangements

Except as set forth on Schedule 3.23, (a) since January 1, 2002, there have been no transactions (as defined below) between any of the Selling Entities in respect of the Business and any Interested Person (as defined below) and (b) there are no agreements, loans, leases, commitments or other continuing transactions between any of the Selling Entities in respect of the Business and any Interested Person.  As used in the preceding sentence, the term “transaction“ includes, but is not limited to, any sale or transfer of property or assets, the lease or other use of the property or assets, the provision of services and the furnishing of personnel, whether or not for consideration.  Except as set forth on Schedule 3.23, (i) no Interested Person has any interest in any property of any of the Selling Entities in respect of the Business (ii) no Interested Person is indebted to any of the Selling Entities in respect of the Business and (iii) none of the Selling Entities in respect of the Business is indebted to any Interested Person.  For purposes of this Agreement,  “Interested Person“ means (A) any officer, director or stockholder of any of the Selling Entities or any of their respective affiliates or (B) any member of any such officer, director or stockholder’s family or any of their respective affiliates.  To the knowledge of the Selling Entities, no Interested Person (x) has any material direct or indirect interest in any entity that does business in an amount exceeding $50,000 with any of the Selling Entities or (y) has any direct or indirect interest in any property, asset or right that is used by any of the Selling Entities in the conduct of the Business.

3.24                        Broker’s or Finder’s Fees

Except for KeyBanc Capital Markets, a division of McDonald Investments Inc. (“UNOVA’s Broker“), no Person other than UNOVA and its Affiliates (and their respective directors, officers and employees) has arranged, or participated in arranging, on behalf of the Selling Entities, the transactions provided for in this Agreement.  Except for certain fees to UNOVA’s Broker (which will be the responsibility of the Selling Entities), there are no broker’s or finder’s fees to be paid by any of the Selling Entities in connection with the transactions provided for in this Agreement.  None of the Selling Entities has any knowledge of, or has taken any action that would give rise to, any claim for a broker’s or finder’s fee to be paid by the Purchasing Entities in connection with the consummation of the transactions provided for in this Agreement.

3.25                        Grants and Allowances

None of the Selling Entities in respect of the Business has received any investment grants or other grants or loans from any governmental department or agency or any local or other authority by virtue of any statute.

3.26                        Sufficiency of Purchased Assets

As of the date of this Agreement, the Purchased Assets, the Excluded Assets, and the assets used to provide the services pursuant to the Transition Services Agreement (as defined in Section 6.11) constitute, and on the Transfer Date will constitute, all of the assets or property used or held for use in or otherwise necessary for the operation of the Business as of each such date.  On the Transfer Date, the Purchased Assets, the assets of the Landis Pension Plan and the assets used to provide the services pursuant to the Transition Services Agreement, will constitute all of the assets necessary for the Purchasing Entities to continue to operate the Business as it has been operated prior to the Transfer Date.

3.27                        No Other Representations

Except for the representations and warranties expressly made by the Selling Entities in this Agreement (including the Exhibits and Schedules), none of the Selling Entities or any other Person makes any express or implied representation or warranty concerning the Business on behalf of the Selling Entities.  Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made in this Article 3, the Selling Entities make no representation or warranty to the Purchasing Entities with respect to (a) any projections, estimates or budgets delivered to or made available to the Purchasing Entities of future revenues, expenses or expenditures or future results of operations or (b) except as expressly covered by a representation and warranty contained in this Article 3, any other information or documents (financial or otherwise) made available to the Purchasing Entities or their counsel, accountants or advisers with respect to the Business.

3.28                        Disclosure

The representations, warranties and statements contained in this Agreement, the Related Agreements and in the certificates, exhibits and schedules delivered in connection herewith and therewith do not contain any untrue statement of a material fact and do not omit to state a material fact necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

(Article 4 follows)

ARTICLE 4.
Representations and Warranties of Purchasing Entities

As a material inducement to the Selling Entities to enter into this Agreement and consummate the transactions contemplated hereby, the Purchasing Entities jointly and severally represent and warrant to the Selling Entities that the statements contained in this Article 4 are true and complete as of the date of this Agreement and will be true and complete as of the Transfer Date as follows:

4.1                               Corporate Matters

(a)                                  Due Organization

CFL is a French corporation organized, validly existing and in good standing under the Laws of France.  Buyer UK is a United Kingdom corporation duly organized, validly existing and in good standing under the Laws of the United Kingdom.  Buyer US is a Delaware corporation duly organized, validly existing and in good standing under the Laws of Delaware.

(b)                                  Corporate Power and Authority to Enter Into Agreement

Each of the Purchasing Entities has the corporate power and authority to enter into this Agreement and the Related Agreements to which it is a Party and to perform its obligations hereunder and thereunder.

(c)                                  Due Execution and Enforceability

The execution, delivery and performance by and on behalf of each of the Purchasing Entities of this Agreement and the Related Agreements to which it is a party have been duly authorized by all necessary corporate action, and no other action on the part of each of the Purchasing Entities is required in connection therewith.  This Agreement constitutes a valid and binding obligation of each of the Purchasing Entities, enforceable against each of them in accordance with its terms, except to the extent the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles.  The Related Agreements to which each of the Purchasing Entities is a party, when executed and delivered by the applicable Purchasing Entity, will constitute valid and binding obligations of the respective Purchasing Entity, enforceable against each of them in accordance with their respective terms, except to the extent the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles.

(d)                                  No Conflict

With respect to each of the Purchasing Entities, the execution and delivery of this Agreement and the Related Agreements to which such Purchasing Entity is a party do not, and the consummation by it of any of the transactions contemplated hereby or thereby will not:

(i)            conflict with or violate its articles of incorporation, bylaws or other constituent documents;

(ii)           violate any applicable Law of any Governmental Body; or

(iii)          violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any contract or judgment to which it is a party or by which it is bound, except as would not be reasonably likely to have a material adverse effect on such Purchasing Entity.

4.2                               Required Consents

Set forth on Schedule 4.2 is a list and description of any consent, approval or authorization of, or exemption by, or filing with (a) any Governmental Body and (b) any Person (other than any Governmental Body referred to in clause (a) which is required in connection with the execution, delivery and performance of this Agreement and the Related Agreements by the Purchasing Entities, except for governmental and business franchises, permits, reports, licenses and other authorizations necessary to conduct the Business on the Transfer Date.

4.3                               Claims, Litigation and Governmental Proceedings

No investigation, suit, action or other judicial or governmental proceeding is pending or, to the knowledge of the Purchasing Entities, threatened before any court or Governmental Body which is likely to result in the restraint or prohibition of, or the obtaining of substantial damages in connection with, this Agreement or the consummation of the transactions provided for in this Agreement.

4.4                               Broker’s or Finder’s Fees

Except for BNP Paribas Corporate Finance, no Person or firm other than Buyer US and its Affiliates (and their respective directors, officers and employees), has arranged, or participated in arranging, on behalf of the Purchasing Entities or their Affiliates, the transactions provided for in this Agreement.  There are no broker’s or finder’s fees to be paid by the Purchasing Entities or their Affiliates in connection with the transactions provided for in this Agreement.  Neither of the Purchasing Entities nor any of their Affiliates has any knowledge of, and has taken no action which would give rise to, any claim for a broker’s or finder’s fee to be paid by any of the Selling Entities in connection with the consummation of the transactions provided for in this Agreement.

4.5                               Available Funds

The Purchasing Entities have adequate funds to pay the Purchase Price and to operate the Business and to pay, perform and discharge the Assumed Liabilities as they become due and payable.  Buyer US is not insolvent, and Buyer US will not be rendered insolvent by the transactions contemplated by this Agreement.  Without prejudice to the fact that this Agreement does not provide for any financing condition, a true, correct and complete copy of the Financing Term Sheet is attached hereto as Exhibit B.

(Article 5 follows)

ARTICLE 5.
Certain Covenants Pending the Closing

5.1                               Full Access

The Purchasing Entities and their authorized representatives shall have reasonable access during normal business hours and upon reasonable advance notice, but without unreasonably interrupting business, to all the premises and to all books of account, records and properties of the Business, including without limitation those relative to (a) the December Financials and the June Financials and (b) the customers of and suppliers to the Business; provided, however, that the Purchasing Entities and their representatives agree that such access and disclosure will not be permitted if it would (i) violate any applicable Law, or (ii) cause competitive harm to any of the Selling Entities or any of their Affiliates if the transactions contemplated by this Agreement are not consummated.  Subject to the foregoing limitations and the requirements of this Agreement, including but not limited to Section 5.7, UNOVA shall furnish or cause to be furnished to the Purchasing Entities and their authorized representatives all information with respect to the Business as the Purchasing Entities may reasonably request.  No investigation by the Purchasing Entities pursuant to this Section 5.1 shall affect any representation or warranty given by the Selling Entities hereunder or any of the Purchasing Entities’ rights under this Agreement, including without limitation under Articles 10 and 11.

5.2                               Carry On In Regular Course

From the date hereof until the Transfer Date, the Selling Entities shall conduct the Business in the ordinary course consistent with past practices and shall use their reasonable best efforts to preserve intact the business organization and relationships with third parties and to keep available the services of the present officers and Employees of the Business, but without prejudice to the continued operation by UNOVA UK of the existing early retirement practices in relation to the UK Employees.  Without limiting the generality of the foregoing, from the date hereof until the Transfer Date, the Selling Entities shall not:

(a)           enter into any sales order, sales contract, change order, final bid or binding sales proposal relating to the Business (“Sales Order“) other than (i) Sales Orders entered into in the ordinary course of business and consistent with past practices and which are not knowingly or intentionally bid at an anticipated loss, or (ii) any Sales Orders that are substantially in accord with a bid or sales proposal set forth on Schedule 3.8(a);

(b)           without the prior consent of Buyer US, which consent shall not be unreasonably withheld or delayed, make any capital expenditures relating to the Business unless such expenditure is made pursuant to a purchase order set forth on Schedule 3.8(b) or the aggregate of any such capital expenditures is less than $100,000;

(c)           without restricting the exercise of any power or discretion under the Landis Pension Plan, and otherwise without the prior consent of Buyer US, which consent shall not be unreasonably withheld or delayed (i) terminate or otherwise layoff any Employees of the Business, and will preserve intact and keep available the services of all Employees of the Business, (ii) hire or employ any new salaried personnel of the Business, (iii) grant any increase in the rates of pay of any Employee (other than routine increases granted in the ordinary course of business and consistent with past practice), or (iv) by means of any new or existing compensation or employee benefit plan increase the compensation or amount or level of benefits of any Employee, other than, in each case, any Employee whom the Parties agree will not be a Continuing Employee, but without prejudice to Section 5.8; and

(d)           take any decision or exercise any power or discretion in relation to the Landis Pension Plan without consulting Buyer UK.

5.3                               Consents; HSR

(a)           The Parties, in cooperation and after consultation and mutual agreement, shall take all reasonable action (without payment of any penalty or fee) required to obtain all consents, approvals and agreements of, and to give all notices and make all filings with, any third parties, including Governmental Bodies, necessary to authorize, approve or permit the transfer to the Purchasing Entities of the Purchased Assets, the Shares and the Assumed Liabilities as provided for in this Agreement.

(b)           Without limiting the foregoing, the Parties shall promptly respond to any requests for information in connection with the Pre-merger Notification and Report Form (“HSR Filing“) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act“) in connection with the transactions contemplated hereby.  In connection with the efforts referenced herein, each of the Purchasing Entities on the one hand, and each of the Selling Entities on the other hand, shall (i) use its reasonable best efforts to cooperate in all respects with the other Parties hereto in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, regarding the transactions contemplated hereby, (ii) keep the other Parties, including their counsel, as the case may be, informed of any material communication by or to such party or its counsel from or to the Federal Trade Commission (the “FTC“), the Antitrust Division of the Department of Justice (the “DOJ“) or any other Governmental Body and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other Parties and their legal counsel to review, consult with each other in advance of and consider in good faith the views of the other in connection with any correspondence, filings or communications given by it to, or between it and, the FTC, the DOJ or any other Governmental Body or in connection with any proceeding by a private party, regarding the transactions contemplated hereby, and (iv) permit the other Parties and their legal counsel to attend and participate in, any meeting or conference with, the FTC, the DOJ or any such other Governmental Body or, in connection with any proceeding by a private party, with any other Person, regarding the transactions contemplated hereby.

(c)           Without limiting the provisions of paragraph (a) above, the Parties agree (i) to promptly carry out all required filings under any applicable anti-trust Law other than the HSR Act, and (ii) that all requests and enquiries from any Governmental Body in relation to any anti-trust filing required by a European, governmental, supranational or trade agency, court or other regulatory body (other than under the HSR Act) shall be dealt with by the Purchasing Entities in consultation with the Selling Entities and each of the Parties shall promptly co-operate with each other and provide all necessary information and assistance reasonably required by such government, agency, court or body upon being requested to do so by the other.

5.4                               Notices of Certain Events; Continuing Disclosure

(a)           To the extent permitted by applicable Laws, UNOVA shall promptly notify Buyer US and Buyer UK of the receipt between the date of this Agreement and Closing of, and promptly provide them a copy of:

(i)            any notice or other communication from any Person alleging the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)           any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement, including, without limitation, notices or communications received in connection with the HSR Filing;

(iii)          any actions, suits, claims, investigations or proceedings commenced or, to threatened against, or relating to or involving or otherwise affecting any of the Selling Entities that could reasonably be expected to have a material adverse effect on the Business or that relate to the consummation of the transactions contemplated by this Agreement, or any material developments relating to any actions, suits, claims, investigations or proceedings disclosed pursuant to Section 3.14; and

(iv)          any notice or other communication received by UNOVA UK from the office of the Pensions Regulator in relation to the UK Pension Plans.

(b)           Until the Transfer Date, the Selling Entities shall have the continuing obligation promptly to advise Buyer US and Buyer UK with respect to any matter hereafter arising or discovered that constitutes a breach or prospective breach of this Agreement by the Selling Entities.

(c)           No notice pursuant to this Section shall effect any representation or warranty given by the Selling Entities hereunder or any of the Purchasing Entities’ rights under this Agreement, including, without limitation, under Articles 10 and 11.

5.5                               Supplements to Disclosure

From time to time prior to, and in any case, at the Closing, the Selling Entities shall amend or supplement the Schedules attached to this Agreement with respect to any matter that, if existing on the date hereof or occurring at or prior to the Transfer Date, would have been required to be set forth or described on such a Schedule or that is necessary to complete or correct any information in any representation or warranty contained in Article 3.  No such supplement or amendment to any Schedule pursuant to this Section 5.5 shall have any effect for the purpose of determining satisfaction of any of the conditions set forth in Article 6 or the Purchasing Entities’ rights under this Agreement, including, without limitation, Articles 10 and 11.

5.6                               Conditions Precedent

The Parties shall use all reasonable efforts to assure that the conditions precedent set forth in Articles 6 and 7 are satisfied or waived on or prior to December 9, 2005, to the extent that satisfaction of such conditions precedent is within their reasonable control.

5.7                               Nondisclosure

(a)           Each of the Purchasing Entities shall hold in confidence, and shall use all reasonable efforts to cause its representatives and its Affiliates to hold in confidence, between the Agreement Date and the Transfer Date, any and all confidential or secret information in respect of the Business furnished to it, its representatives or its Affiliates by any of the Selling Entities or UNOVA UK in connection with this Agreement and not to disclose or publish such information without the prior written consent of UNOVA, provided that the Purchasing Entities may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors, agents and lenders in connection with the transactions contemplated by this Agreement so long as such persons are informed by the Purchasing Entities of the confidential nature of such information and are directed by the Purchasing Entities to treat such information confidentially in accordance with this Agreement.

(b)           In the event that this Agreement is terminated and the transactions provided for in this Agreement are abandoned as contemplated by Section 10.1, the terms of that certain Confidentiality Agreement, dated July 8, 2005, between CFL and UNOVA (the “Confidentiality Agreement“), shall remain in full force and effect, and each of the Purchasing Entities confirms that it will comply with the obligations thereunder as if it were a party thereto.

5.8                               Reorganization of U.K. Pension Plans

(a)           UNOVA UK and Buyer UK shall procure that on or before Closing there is executed a Deed of Change of Principal Employer and Trustees relating to the Landis Grinding Systems Pension Fund (the “Landis Pension Plan“) in the form set out in Exhibit 5.8(a), which the Parties agree provides that the change of principal employer of the

Landis Pension Plan shall be effective simultaneously with the transfer of the UK Employees to Buyer UK.

(b)           UNOVA UK shall procure that on or before the Transfer Date the benefits under the UNOVA Pension Fund of those members of the Landis Pension Plan who have agreed to the transfer of their accrued benefits from the UNOVA Pension Fund to the Landis Pension Plan on the terms provided to Buyer UK set out at Exhibit 5.8(b) (the “Transferring Members“) are transferred to the Landis Pension Plan on those terms.

(c)           UNOVA UK shall procure that the value of the assets transferred from the UNOVA Pension Fund to the Landis Pension Plan in connection with the transfer referred to in Section 5.8(b) calculated as at 1 July 2005 using the method and assumptions set forth in Exhibit 5.8(c) (the “Transferred Asset Value “) shall be no more than £4 million less than the value of the liabilities transferred from the UNOVA Pension Fund to the Landis Pension Plan in connection with the transfer referred to in Section 5.8(b) calculated as at 1 July 2005 using the method and assumptions set forth in Exhibit 5.8(c) (the “Transferred Liability Value “).  For the purpose of calculating the Transferred Liability Value the normal retirement date of all members of the Landis Pension Plan shall be taken to be and to always have been age 65 in respect of all periods of pensionable service, including all periods in respect of which liabilities transferred from the UNOVA Pension Fund, whether before, on or after the Transfer Date, with no entitlement to bring their pensions into payment before age 65, and no allowance shall be made for equalization of guaranteed minimum pensions.  However, there is an allowance for retirements before normal retirement date in Exhibit 5.8(c).  Exhibit 5.8(c) reflects the assumptions adopted in an interim valuation report as at 5 April 2005 in relation to the UNOVA Pension Fund, a copy of which has been made available to Buyer UK.  Upon request UNOVA UK will provide Buyer UK with all information reasonably necessary to enable Buyer UK to verify the calculations referred to in this Section 5.8(c).

(d)           [Reserved]

(e)           Buyer UK shall further procure that neither it nor any of its Affiliates (i) takes any action or assists any Person in any manner which would result in the UNOVA Pension Fund having to pay a larger amount to the Landis Pension Plan than any amount actually paid before such action or assistance, or (ii) encourages or assists any Person in making a claim against the trustees of the UNOVA Pension Fund or UNOVA UK or any Affiliate; provided, however, that the foregoing shall not limit the ability of the Purchasing Entities to make a claim for indemnification under Article 11 of this Agreement.

5.9                               Assumption of Retiree Medical Plan

(a)           Effective as of the Transfer Date, the Selling Entities shall transfer and assign to Buyer US, and Buyer US shall assume sponsorship of, and all obligations, liabilities and rights of the Selling Entities (other than any rights of the Selling Entities under non-transferable contracts and contracts that also cover active employees of the Selling Entities) with respect to, the retiree medical benefit programs made available to employees of the

Landis Grinding Systems, Gardner Abrasives, and CITCO divisions of UIASI as in effect immediately prior to the Transfer Date (the “Retiree Medical Plan “), and the Selling Entities shall have no obligation or liability with respect thereto on or after the Transfer Date.

(b)           At the request of Buyer US, the Selling Entities shall use reasonable efforts to cooperate with Buyer US in dealing with an insurance company or companies selected by Buyer US in connection with the establishment of an insurance contract or contracts to be entered into by Buyer US that are substantially similar to the insurance contracts maintained by the Selling Entities in connection with the Retiree Medical Plan immediately prior to the Transfer Date.  The Selling Entities shall take all other actions as may be reasonably necessary or, in the reasonable opinion of Buyer US, desirable to effect the assumption by Buyer US of the Retiree Medical Plan as described herein.

(Article 6 follows)

ARTICLE 6.
Conditions Precedent to the Obligations of the Purchasing Entities to Close

Each and every obligation of the Purchasing Entities to be performed at Closing shall be subject to the satisfaction of the following conditions:

6.1                               Representations and Warranties True

The representations and warranties made by the Selling Entities in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by the Selling Entities pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, shall be true and correct in all respects on the Transfer Date as if made again and reaffirmed on such date, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the Business.  The Purchasing Entities shall have received a certificate signed by a duly authorized officer of UNOVA to the foregoing effect.

6.2                               Compliance With Agreement

The Selling Entities shall have performed and complied in all material respects with all of the obligations under this Agreement which are to be performed or complied with by them on or prior to the Transfer Date.  The Purchasing Entities shall have received a certificate signed by a duly authorized officer of UNOVA to the foregoing effect.

6.3                               No Material Adverse Change

Since the June Balance Sheet Date there shall have been no material adverse change in the operations of the Business, taken as a whole.

6.4                               No Litigation

No investigation, suit, action or other judicial or governmental proceeding shall be pending or threatened before any court or Governmental Body, which is reasonably likely to result in the restraint or prohibition or the obtaining of substantial damages in connection with this Agreement or the consummation of the transactions provided for in this Agreement, or that may materially adversely affect the Purchasing Entities’ ability to operate the Business after the Transfer Date, and the Pensions Regulator in the United Kingdom shall not have indicated that he intends to issue a contribution notice or financial support direction under Part 1 of the Pensions Act 2004 with respect to or affecting the Landis Pension Plan.

6.5                               [Reserved]

6.6                               Consents and Approvals

The Parties shall have obtained all necessary and material authorizations, consents and approvals required for the valid consummation of the transactions provided for in this Agreement, provided, however, that only those Required Consents listed on Schedule 6.6 shall be required to have been obtained as of Closing under this Section 6.6, and each of such authorizations, consents and approvals shall be in full force and effect.  Without limiting the generality of the foregoing, if applicable, (i) the time period under the HSR Act shall have expired or early termination shall have been granted, and no adverse action shall have been threatened or instituted in connection therewith, and (ii) the European Commission, or any national relevant anti-trust authority, shall have made an express or implied decision which, in accordance with the relevant applicable anti-trust laws, unconditionally authorizes (without any request for the Purchasing Entities to comply with certain undertakings) or does not prevent the Transactions from being implemented under the terms and conditions contemplated under this Agreement.

6.7                               Instruments of Transfer

The applicable Selling Entities shall have executed and delivered to the Purchasing Entities bills of sale meeting all necessary requirements of United States and foreign Laws sufficient to transfer to the Purchasing Entities the Purchased Assets as well as deeds conveying the Owned Real Property (other than the South Beloit Facility and the Waynesboro Facility) to the Purchasing Entities.  The Selling Entities shall also deliver the following:

(a)           A certificate of the Secretary or an Assistant Secretary (or local equivalent) of each of the Selling Entities setting forth a copy of the resolutions duly adopted by its Board of Directors and, in the case of Selling Entities other than UNOVA, stockholders authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(b)           Appropriate instruments authorizing Buyer US and Buyer UK to endorse in the name of the Selling Entities all checks, drafts, notes and other instruments for the payment of money and to receive for the account of the Purchasing Entities all proceeds thereof to which the Purchasing Entities are entitled under this Agreement; and

(c)           A certificate validly executed by a duly authorized officer of the Selling Entities in a form reasonably acceptable to Buyer US for purposes of satisfying Buyer US’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

(d)           A limited warranty deed, duly executed and acknowledged by the applicable Selling Entity, conveying good and marketable title to the Owned Real Property (other than the South Beloit Facility and Waynesboro Facility), free and clear from all Liens other than Permitted Liens listed under paragraphs (i), (ii), (iii), (iv), (v), (vii) and (viii) of Section 3.5(a).

(e)           The transfer and assignment documents set forth in Section 8.11.

6.8                               [Reserved]

6.9                               Opinion of Counsel

The Purchasing Entities shall have received an opinion of Perkins Coie LLP to the effect specified in Schedule 6.9.  Such opinion shall recite that it may be relied upon by the Purchasing Entities’ bank lenders as if it were addressed to them.

6.10                        Amendment to MAG Transition Services Agreement

The Transition Services Agreement dated as of April 3, 2005 between UIASI and MAG Industrial Automation Systems, Inc. (“MAG“) shall be amended in a form reasonably satisfactory to the Purchasing Entities pursuant to which MAG shall have agreed to provide IT Services to the Landis Group until March 31, 2007.

6.11                        Transition Services Agreement

The Selling Entities shall have executed and delivered to the Purchasing Entities an agreement in substantially the form of Exhibit C (the “Transition Services Agreement“) pursuant to which (i) the Selling Entities Group shall continue to provide certain services to the Landis Group, and (ii) the Purchasing Entities in respect of the Landis Group shall provide certain services to the Selling Entities.

6.12                        Title

On the Transfer Date, title to the Owned Real Property in the United States (excluding the South Beloit Facility and the Waynesboro Facility) shall be insurable by a standard ALTA owner’s policy of title insurance at standard rates, including, without limitation, easements and appurtenances thereto, showing good and marketable title in fee simple to such Owned Real Property to be vested in the Purchasing Entities, free and clear of all Liens other than (a) Permitted Liens listed under paragraphs (i), (ii), (iii), (iv), (v), (vii) and (viii) of Section 3.5(a), (b) Liens approved by the Purchasing Entities and (c) the exclusions and preprinted exceptions in the title company’s standard ALTA form of owner’s policy of title insurance.  The Purchasing Entities shall notify the Selling Entities of any objections or exceptions to, or defects in, the title to any Owned Real Property (excluding the South Beloit Facility and the Waynesboro Facility) that appears in the commitments obtained by them for such title insurance at least 30 days prior to the Transfer Date.  The Selling Entities agree to furnish such indemnities and affidavits as may be reasonably required by the title insurance company, or to use reasonable efforts to deliver such other documents, in each case, as may be reasonably required to vest in the Purchasing Entities good and marketable title in fee simple to such Owned Real Property, free and clear as described above and to enable the title insurer to issue a title insurance policy to the Purchasing Entities in accordance with the foregoing on the Transfer Date.  For purposes of this Section 6.12, Owned Real Property shall not include the South Beloit Facility and the Waynesboro Facility and the UK Freehold Property at Keighly, England.

6.13                        Leases

(a)           UIASI shall have executed and delivered to Buyer US an agreement in the form of Exhibit D-1 pursuant to which UIASI will lease the South Beloit Facility to Buyer US.

(b)           UIASI shall have executed and delivered to Buyer US an agreement in the form of Exhibit D-2 pursuant to which UIASI will lease the Waynesboro Facility to Buyer US.

6.14                        Discharge of Indebtedness; Release of Liens

(a)           The Purchasing Entities shall have received evidence reasonably satisfactory to the Purchasing Entities of the discharge of:

(i)            all Liens (other than Permitted Liens excluding, for the avoidance of doubt, the Liens listed in Schedule 3.5) on the Purchased Assets; and

(ii)           all Liens on the Purchased Assets securing UNOVA’s revolving credit facility and UNOVA U.K.’s credit facility.

(b)           The Purchasing Entities shall have received a letter from UNOVA UK’s bankers and charges dated the date of Closing confirming that none of the floating charging granted by UNOVA UK over any of the UK Purchased Assets has crystallized.

6.15                        [Reserved]

6.16                        [Reserved]

6.17                        UK Pension Plans

With respect to the Landis Pension Plan, a valuation (the “Valuation“) as at 1 July 2005 shall have been signed by the actuary to the Landis Pension Plan, the related schedule of contributions (“Schedule of Contributions“) (as required under Section 58 Pensions Act 1995) shall have been approved and signed by or on behalf of the trustees of the Landis Pension Plan and the Schedule of Contributions shall state a rate of employer contributions not exceeding 16.2% of the pensionable salary of employees in Scheme A and 18.9% of the pensionable salary of employees in Scheme B (in the aggregate, the (“Contribution Rate“), and the Pension Regulator shall have raised no objection to the Valuation or the Schedule of Contributions on or before Closing in relation to the Landis Pension Plan.

6.18                        Other

Except as required by Law, any condition specified in this Article 6 may be waived by the Purchasing Entities; provided that no such waiver shall be effective unless it is set forth in a writing executed by the Purchasing Entities or unless the Purchasing Entities agree in writing to consummate the transactions contemplated by this Agreement without fulfillment of such condition.  No waiver of a closing condition by the Purchasing Entities shall limit their rights under Article 11.

6.19                        Closing Conditions for UNOVA UK

(a)           A resolution in the agreed form shall have been passed at a duly convened and constituted annual meeting or extraordinary general meeting of UNOVA UK approving the transaction contemplated by this Agreement and any agreements referred to herein.

(b)           The business consisting of the UK Purchased Assets shall have been continued as a going concern by UNOVA UK.

(c)           UNOVA UK shall deliver or consent to be delivered or make fully available to Buyer UK all of the UK Purchased Assets capable of being transferred by delivery or by physical transfer.

6.20                        Benefit of Letters of Credit

The Purchasing Entities shall be reasonably satisfied that they shall receive the benefit after the Transfer Date of all letters of credit in favor of the Selling Entities relating to the Business as disclosed on Schedule 1.1(l), it being acknowledged that certain letters of credit may not be transferable and accordingly that the Selling Entities will continue to exercise their rights under such letters of credit for the benefit of and at the reasonable discretion and out-of-pocket expense of the Purchasing Entities.

(Article 7 follows)

ARTICLE 7.
Conditions Precedent to the Obligations of the Selling Entities to Close

Each and every obligation of the Selling Entities to be performed at Closing shall be subject to the satisfaction of each of the following conditions:

7.1                               Representations and Warranties True

The representations and warranties made by the Purchasing Entities in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by the Purchasing Entities pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, shall be true and correct in all respects on the Transfer Date as if made again and reaffirmed on such date, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the Purchasing Entities.  The Selling Entities shall have received a certificate signed by a duly authorized officer of Buyer US to the foregoing effect.

7.2                               Compliance With Agreement

Each of the Purchasing Entities shall have performed and complied in all material respects with all of the obligations under this Agreement which are to be performed or complied with by it on or prior to the Transfer Date.  The Selling Entities shall have received a certificate signed by a duly authorized officer of Buyer US to the foregoing effect.

7.3                               No Litigation

No investigation, suit, action or other judicial or governmental proceeding shall be pending or threatened before any court or Governmental Body which is reasonably likely to result in the restraint or prohibition, or the obtaining of substantial damages in connection with this Agreement or the consummation of the transactions provided for in this Agreement, and the Pensions Regulator in the United Kingdom shall not have indicated that he intends to issue a contribution notice or financial support direction under Part 1 of the Pensions Act 2004 with respect to or affecting the UNOVA Pension Fund.

7.4                               [Reserved]

7.5                               Consents and Approvals

The Parties shall have obtained all necessary and material authorizations, consents and approvals required for the valid consummation of the transactions provided for in this Agreement, and each of such authorizations, consents and approvals shall be in full force and effect, provided, however, that (a) only those Required Consents listed on Schedule 6.6 shall be required to have been obtained as of Closing under this Section 7.5, and (b)  if the Purchasing Entities (i) waive receipt of a Required Consent listed in Schedule 6.6 in connection with Closing, and (ii) waive any claim for indemnification under Article 11 in connection with the failure to obtain such Required Consent, then this Section 7.5 shall be deemed satisfied with respect to such Required Consent.  Without limiting the generality of the foregoing, if applicable, the time period under the HSR Act shall have expired or early termination shall have been granted, and no adverse action shall have been threatened or instituted in connection therewith.

7.6                               Purchase Price

The Purchasing Entities shall have delivered to UNOVA the Purchase Price.

7.7                               Note

The Note substantially in the form of Exhibit A shall have been delivered on the Transfer Date.

7.8                               Instruments of Assumption

The applicable Purchasing Entities shall have executed and delivered to the applicable Selling Entities instruments of assumption sufficient for the applicable Purchasing Entities to assume the Assumed Liabilities applicable to the Purchased Assets acquired by it including, without limitation, a Deed of Change of Principal Employer and Trustees in the form set forth in Exhibit 5.8(a).  The Purchasing Entities shall also deliver a certificate of the Secretary or an Assistant Secretary (or local equivalent) of each of such Persons setting forth a copy of the resolutions duly adopted by its Board of Directors authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

7.9                               Performance Bonds

The Purchasing Entities shall have in place financial instruments, including the issuance of a back-up letter of credit, if necessary, in a form and manner acceptable to UNOVA and Barclays Bank to secure the obligations of the Landis Group under those executory contracts, set forth on Schedules 3.8(j) (the “Performance Bonds“).

7.10                        Leases

(a)           Buyer US shall have executed and delivered to UIASI an agreement in the form of Exhibit D-1 pursuant to which UIASI will lease the South Beloit Facility to Buyer US.

(b)           Buyer US shall have executed and delivered to UIASI an agreement in the form of Exhibit D-2 pursuant to which UIASI will lease the Waynesboro Facility to Buyer US.

7.11                        Other

Except as required by Law, any condition specified in this Article 7 may be waived by the Selling Entities; provided that no such waiver shall be effective unless it is set forth in a writing executed by the Selling Entities or unless the Selling Entities agree in writing to consummate the transactions contemplated by this Agreement without fulfillment of such condition.  No waiver of a closing condition by the Selling Entities shall limit their rights under Article 11.

7.12                        Transition Services Agreement

The Purchasing Entities shall have executed and delivered to the Selling Entities the Transition Services Agreement pursuant to which (i) the Selling Entities Group shall continue to provide certain services to the Landis Group, and (ii) the Purchasing Entities in respect of the Landis Group shall provide certain services to the Selling Entities.

(Article 8 follows)

ARTICLE 8.
Further Requirements

8.1                               Access to Books and Records

From and after the Transfer Date, (a) the Selling Entities and their authorized representatives shall have reasonable access, during normal business hours and upon reasonable notice, to inspect and examine and the right to photocopy all books of account and records transferred to the Purchasing Entities pursuant to this Agreement that relate to the affairs and business of the Landis Group conducted on or prior to the Transfer Date, and (b) the Purchasing Entities will cooperate with the Selling Entities as may be reasonably necessary to permit the Selling Entities to close their books with respect to the Business as of the Transfer Date and to prepare their customary financial reports, including but not limited to furnishing to the Selling Entities and their authorized representatives with existing financial and operating data and other information with respect to the affairs and business of the Landis Group necessary to prepare such financial reports; provided that such inspection, examination, photocopying and requests for cooperation shall be conducted so as not to unreasonably interfere with the Business.  To the extent that any books and records that constitute Excluded Assets pursuant to Section 1.2(h) are commingled with the books and records transferred to the Purchasing Entities hereunder, the Purchasing Entities shall notify the applicable Selling Entities before destroying any of such books and records and shall afford the Selling Entities a reasonable opportunity to photocopy or take possession of the same.

8.2                               Further Instruments and Assurances

From and after the Agreement Date, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, such other action as may be required to fully and effectively carry out the transactions contemplated by this Agreement.

8.3                               Litigation Cooperation

If any Party is a party to any suit, action, proceeding or investigation concerning the Business conducted on or prior to the Transfer Date (excluding any such suit, action, proceeding or investigation between any of the Selling Entities, on the one hand, and any Purchasing Entity, on the other hand), the Parties shall, upon the request of the Party involved in such litigation and without charge to such Party, use their best efforts to assist and cooperate fully with such Party in connection with such litigation.

8.4                               Certain Employee Matters

(a)                                  Employment

As soon as practicable following the Agreement Date, the applicable Purchasing Entity shall offer employment as of the Transfer Date to all Employees at their current work sites, (i) at their current rates of base pay and (ii) with the types of benefits that are listed on

Schedule 8.4(a) and that in the aggregate are comparable to those that such Employees currently receive, in each case, for a period of 12 months.  Notwithstanding the foregoing and except as is required to discharge the Assumed Liabilities under Sections 1.6(j) and 1.6(n), Buyer US will not be required to provide any defined pension plan or retiree medical benefits to Continuing Employees.  Those Employees who accept such offer are referred to collectively as the “Continuing Employees“ (which, for the avoidance of doubt, includes all those Employees of UNOVA UK who become employees of Buyer UK on Closing pursuant to the Transfer Regulations).  Nothing in this Agreement creates any third-party beneficiary rights with respect to employment of any Employee.

(b)                                  Certain Employee Benefits

(i)                                    Past Service Credit

The applicable Purchasing Entity shall credit the Continuing Employees with their respective years of continuous service with UNOVA or its Affiliates for purposes of eligibility and vesting under the applicable Purchasing Entity’s employee benefit plans.

(ii)                                Benefits under the Selling Entities’ Plans

The Selling Entities shall cease accrual of benefits as of the Transfer Date with respect to any Continuing Employee under any of their employee benefit plans that are not assumed by any Purchasing Entity.

(iii)                            U.S. Medical and Health Plan

Buyer US will have in effect in the United States within 90 days of the Transfer Date a group insurance program under which Continuing Employees of the Landis US division (the “US Employees“) will be permitted to participate in benefits consisting of medical, hospital, life and dental insurance benefits.  Eligibility for, the benefits of (including the reservation by Buyer US of the right to terminate or amend such program in whole or in part at any time), and the amount, if any, of employee contributions toward, such group insurance program will be determined by Buyer US except that Buyer US’s group insurance with respect to US Employees will:

(A)          Waive application of its pre-existing conditions provision to any US Employee or covered dependent for any medical condition such US Employee or covered dependent has as of the Transfer Date unless such condition was or would have been excluded from coverage as a pre-existing condition under the applicable Selling Entity’s group insurance program covering such US Employee or covered dependent as of the Transfer Date; and

(B)           Credit each US Employee in Buyer US’s program plan year with eligible expenses incurred by, and claims paid on behalf of, such US Employee in the current program plan year of the Selling Entity’s group insurance program applicable to such Employee for purposes of satisfying the deductible provisions, the out-of-pocket maximum provisions and the maximum coverage provisions of Buyer US group insurance program, but only to the extent Buyer US program plan year overlaps with the applicable Selling Entity’s current program plan year.

(C)           UNOVA will provide the benefits transition services, participation in health plans and COBRA continuation coverage as set forth in the Transition Services Agreement.

(iv)                               Buyer US’s 401(k) Plan

Buyer US shall offer all Continuing Employees the opportunity to enroll in Buyer US’s 401(k) plan (the “Buyer US’s 401(k) Plan“) subject to the enrollment requirements of Buyer US’s 401(k) Plan.  Except as otherwise provided below with respect to the “FSSP/UPP Transition Period“ (as defined below), as soon as Buyer US shall have reasonably concluded that UNOVA’s 401(k) plan (the “FSSP“) is tax-qualified, it shall cause Buyer US’s 401(k) Plan to accept the direct rollover of the pre-tax account balance under the FSSP of any Continuing Employee who elects to enroll as an active participant in Buyer US’s 401(k) Plan and to have such account balance transferred to Buyer US’s 401(k) Plan.  UNOVA shall cause the Plan Administrator designated under the FSSP to extend the repayment period of a loan of any Continuing Employee from 30 days to 90 days following the Transfer Date, it being understood that any such loan that is not repaid by the end of the calendar quarter after the calendar quarter when the most recent installment was due will be deemed to be in default.  If mutually acceptable to Buyer US and UNOVA and if legally permissible, UNOVA shall permit the employees of the Landis US division who become Continuing Employees to continue to participate in the FSSP and the UNOVA Pension Plan (the “UPP“) for a period of up to six months following the Transfer Date (the “FSSP/UPP Transition Period“); provided that in such event, Buyer US shall pay to UNOVA (or, in the sole discretion of UNOVA, directly to the FSSP or the UPP, as the case may be) the contributions, costs and administrative charges relative to the benefits earned by such employees while participating in the FSSP and UPP during the FSSP/UPP Transition Period.  The payments of contributions, costs and administrative charges described in the preceding sentence shall be made promptly after each payroll period.  In the case of contributions relative to benefits earned by Continuing Employees under the FSSP, payments for each payroll period shall include all employee contributions and related employer matching contributions for such payroll period.  In the case of contributions relative to benefits earned by Continuing Employees under the UPP, payments for each payroll period shall include a pro-rata portion of the required annual employer contribution to the UPP, determined by dividing the projected annual employer contribution to the UPP for Continuing Employees (as determined by the actuary for the UPP) by the number of payroll periods over which Continuing Employees accrue benefits in the UPP during the year.  In the event that Buyer US fails to make such payments as required, UNOVA shall be entitled to immediately terminate the participation of such employees in the FSSP and UPP.  Buyer US shall take all steps required to maintain the tax-qualified status of the FSSP and the UPP (as determined by UNOVA in its sole discretion, and including, if necessary, adopting the FSSP and UPP as a co-sponsor), and shall cooperate with UNOVA in making any filings required by any Governmental Body with respect to the FSSP and the UPP.

(c)                                  WARN Act

The Purchasing Entities shall comply with the applicable provisions of the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act“) and any similar federal, state or local Law, regarding the Employees and their employment with any Purchasing Entity following the Transfer Date, and shall indemnify the Selling Entities in respect thereof.  The Selling Entities shall comply with the applicable provisions of the WARN Act and any similar federal, state or local law regarding the Employees and their employment with the Selling Entities prior to or as of the Transfer Date, and shall, subject to satisfaction of the covenants of the Purchasing Entities in Section 8.4(a), indemnify the Purchasing Entities for their Losses in respect thereof.

8.5                               Use of UNOVA Name and Mark

(a)           Notwithstanding the provisions of Section 1.2(i), from and after the Transfer Date, the Purchasing Entities shall be permitted to use, in the operation of the Business, (i) the existing inventories of raw materials, work-in-process and finished goods that bear the names “UNOVA” or “UNOVA Industrial Automation Systems, Inc.” or any variation thereof or any trademark relating thereto, or any acronym or abbreviation thereof (collectively, the “Seller Names“) for a reasonable period to exhaust such inventories, but in no event longer than one year following the Transfer Date, and (ii) existing stationery, packaging, shipping, invoices, purchase orders and similar supplies which bear any of the Seller Names for the period necessary to exhaust such supplies, but in no event longer than one year following the Transfer Date; provided, however, that in each case, the Purchasing Entities shall use reasonable efforts (to the extent commercially feasible) to overprint, overstamp, apply an appropriate label or otherwise obliterate the Seller Names on such items or shall otherwise indicate that the Business has been sold to the Purchasing Entities and is independent of any of the Selling Entities.  Except as provided in this Section 8.5, the Purchasing Entities shall not use or permit any of the Landis Group to use the name “UNOVA”, or any confusingly similar name or mark, or any trademarks (including applications and registrations therefor) relating thereto, or any acronym or abbreviation thereof.

(b)           The Purchasing Entities shall not be obligated to change Seller Names on goods in the hands of dealers, distributors and customers.

(c)           From and after the Transfer Date, the Selling Entities shall not use the names or brands held for use primarily or exclusively in the Business, including, without limitation, the names or brands of “Landis”, “Landis Cincinnati,” “Landis Gardner”, “Landis Lund”, “Gardner Abrasives”, “CITCO”, “Cranfield Precision” and “Goldcrown” or any variation thereof or any trademark relating thereto, or any acronym or abbreviation thereof.

8.6                               Exclusivity

Until the earlier of the Closing or termination of this Agreement, the Selling Entities shall not, and shall not permit or authorize any of their officers, directors, agents or representatives to, directly or indirectly, solicit or encourage any “Acquisition Proposals“ (as defined below) or participate in any discussions or negotiations relating to an Acquisition Proposal relating, directly or indirectly, to the Landis Group.  Until the earlier of the Closing or termination of this Agreement, UNOVA shall promptly notify Buyer US in writing of any such Acquisition Proposal or any communication or indication from any person that it or any other person is considering making such an Acquisition Proposal, whether oral or written.  The term “Acquisition Proposal“ shall mean any proposal for any business combination involving the Landis Group or the acquisition, directly or indirectly, of all or a portion of the Purchased Assets.

8.7                               Taxes

(a)                                  Taxes Relating to the Business and UNOVA UK

Subject to the provisions of Section 8.7(d), the Selling Entities shall pay all Taxes with respect to the ownership, use or operation of the Purchased Assets on or prior to the Transfer Date and Buyer US, Buyer UK or their Affiliates shall pay all such Taxes with respect to the Business and the ownership, use or operation of the Purchased Assets after the Transfer Date.  Any and all real property Taxes, personal property Taxes, assessments, utilities, lease rentals, fuel and other charges applicable to the Purchased Assets that are payable in the year that includes the Transfer Date shall be pro-rated to the Transfer Date based on the percentage of the year prior to the Transfer Date, and such Taxes and other pro-rated amounts shall be allocated between the Parties by adjustment to the Purchase Price at the Closing.

(b)                                  Transfer Taxes

The Selling Entities, on the one hand, and the Purchasing Entities, on the other hand, shall each be responsible for one-half of all real estate, transfer, sales, use, excise, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transactions, and shall, at their own expense, file all necessary Tax Returns and other documentation with respect thereto.  The Parties shall cooperate with each other to minimize any such Taxes.

(c)                                  Employment Taxes

Buyer US shall prepare and furnish to each of the Continuing Employees employed in the United States following the Closing a Form W-2 that shall reflect all wages and compensation paid to such employee for the period after the Transfer Date in the calendar year in which the Transfer Date occurs, and shall file with the Social Security Administration Forms W-2 (Copy A) with respect to such employees and such period.  The Selling Entities shall prepare and furnish such Forms W-2 for the period prior to and including the Transfer Date.  The Selling Entities shall furnish to Buyer US the Forms W-4 and W-5, as applicable, of each such employee.  It is the intent of the Parties hereunder that the obligations of Buyer US and the Selling Entities under this Section 8.7(c) shall be carried out in accordance with Section 5 of Revenue Procedure 2004-53.

(d)                                  Stock Options

Notwithstanding any provision to the contrary in this Agreement, the Selling Entities shall claim the benefit of federal, state and local Tax deductions related to the exercise of all options to purchase shares of UNOVA and none of the Purchasing Entities shall claim any such Tax deductions.  Subject to Section 8.7(c), the Selling Entities shall be responsible for the proper payroll Tax treatment and the proper Tax reporting of compensation relating to such option exercises.  Notwithstanding the preceding words of this Section 8.7(c), the Selling Entities shall fully indemnify the relevant Purchasing Entities in respect of all Taxes (including for the avoidance of doubt all national insurance contribution liabilities and payments) arising in relation to the exercise of any option to purchase shares or other securities in any of the Selling Entities or affiliates thereof.

(e)                                  Tax Treatment

Any indemnification payments made pursuant to this Agreement shall be treated by the Parties, to the extent permitted by applicable Law, as a purchase price adjustment unless determined otherwise in a final determination as defined in Section 1313 of the Code.

(f)                                    Interpretation

The provisions of this Section 8.7 shall control over any conflicting provisions of Article 11.

8.8                               Settlement of Intercompany Accounts

On the Transfer Date, the Selling Entities shall cause all intercompany payables and receivables (other than trade payables or receivables) to be settled.

8.9                               Intellectual Property Registrations

On or prior to the Transfer Date, the Selling Entities shall execute the assignment documents prepared by the Purchasing Entities in the form set out as Exhibit E to transfer and assign all Intellectual Property applications and registrations for the Intellectual Property which form part of the Purchased Assets and shall provide such assignment documents to the Purchasing Entities for filing with the relevant Governmental Body.  The Parties hereto agree to cooperate fully for an orderly transfer of such applications and registrations.

8.10                        Authorization; Mail

The Selling Entities agree that they will promptly transfer and deliver to Buyer UK any cash or other property that the Selling Entities may receive in respect of any receivables or other items which shall be transferred to Buyer US or Buyer UK as provided herein.  The Selling Entities authorize and empower Buyer US and Buyer UK from and after the Transfer Date (a) to receive and open mail addressed to them and (b) to deal with the contents thereof in any manner Buyer US or Buyer UK sees fit, provided such mail and the contents thereof relate to the Purchased Assets or otherwise to their Business or to any of the Assumed Liabilities.  The Selling Entities agree to deliver to Buyer US or Buyer UK (as appropriate) promptly upon receipt and identification any mail, checks or other documents received by them pertaining to the Purchased Assets or otherwise to the Landis Group or any of the Assumed Liabilities.

8.11                        Post-Closing Cooperation

To the extent not already provided for under this Agreement, each of the Parties shall cooperate fully, as and to the extent reasonably requested by the other Parties, in providing information that may be required by such Parties in connection with their respective audit, securities compliance and reporting and similar post-Closing activities related to the transactions contemplated by this Agreement.

8.12                        Purchased Assets Not Transferred

Without prejudice to any other rights or remedies of the Purchasing Entities under this Agreement, if any of the Purchased Assets has not been transferred to or is not vested in one of the Purchasing Entities by virtue of the transactions carried out pursuant to this Agreement, the relevant Purchasing Entity may give written notice to the relevant Selling Entity at any time in the 18 months following the Closing.  If such notice is given:

(a)           the relevant Selling Entity shall, as soon as practicable and so far as it is able, transfer at their cost (or procure the transfer by the relevant Selling Entity) such asset (together with any benefit or sum, net of tax and other out of pocket expenses, accruing to any Selling Entity as a result of holding such asset since Closing) to such person as that Purchasing Entity shall direct (provided that it is one of the Purchasing Entities) on terms that no consideration is payable by any Purchasing Entity for such transfer; and

(b)           that Purchasing Entity shall provide such assistance to the Selling Entity as the Selling Entity reasonably requires for the purposes of paragraph (a) of this Section 8.12.

8.13                        Confidentiality

The Selling Entities and their Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Purchasing Entities that have been furnished to the Selling Entities or their Affiliates in connection with the transactions contemplated by this Agreement, and, after the Transfer Date, all confidential documents and information concerning the Business, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by the Selling Entities, (ii) in the public domain through no fault of the Selling Entities or (iii) later lawfully acquired by the Selling Entities from sources other than the Purchasing Entities; provided that the Selling Entities may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by the Selling Entities of the confidential nature of such information and are directed by the Selling Entities to treat such information confidentially in accordance with this Agreement.  The obligation of the Selling Entities and their Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.  If this Agreement is terminated, to the extent permitted by applicable Law, the Selling Entities and their Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Purchasing Entities, upon request, all documents and other materials, and all copies thereof, obtained by the Selling Entities or their Affiliates or on their behalf concerning the Purchasing Entities in connection with this Agreement that are subject to such confidence.

8.14                        Performance Bonds

The Purchasing Entities shall effect the substitution of their credit and/or the credit of the Landis Group under the Performance Bonds within nine months following the Transfer Date.  Pending such substitution, the Purchasing Entities shall reimburse the Selling Entities for all costs incurred by Selling Entities in maintaining the Performance Bonds and shall pay such amounts promptly upon receipt of an invoice therefor.  In the event that the beneficiary of any of the Performance Bonds shall draw on the Performance Bonds for any reason, the applicable Selling Entities shall be entitled to prompt reimbursement from the Purchasing Entities for the amount so drawn plus all associated costs incurred by the Selling Entities.

8.15                        Claim Cooperation

If the representations and warranties made by Enviros Consulting Limited to UNOVA in the report entitled “Phase 1 Environment Review:  Landis Lund Skpton Road, Cross Hills” dated June 2005 (ref: CAN UN0370007A) (the “Phase 1 Report“) have been breached and result in a Loss to the Purchasing Entities, to the extent that UNOVA has a claim for breach under the Phase 1 Report, UNOVA shall cooperate with the Purchasing Entities as may be reasonably requested by the Purchasing Entities to pursue such claim at the sole expense of the Purchasing Entities, including but not limited to assigning UNOVA’s claim for such breach to the Purchasing Entities and paying over any damages received by UNOVA as a result of such claim.

(Article 9 follows)

ARTICLE 9.
Noncompetition Agreement

9.1                               Noncompetition Agreement

For and in consideration of the benefits to be derived, directly and indirectly, from this Agreement, each of the Selling Entities covenants and agrees that for a period of five years (three years in Europe) (the “Non-Compete Term“) following the Transfer Date, it shall not (and none of its Affiliates shall), own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected (as director, officer, employee, consultant, agent, independent contractor, or otherwise) in any other manner with any business activity constituting “Competitive Business“ (as defined in Section 9.3) or any business substantially similar thereto in any country or territory in the world.

9.2                               Limitations on Noncompetition Agreement

(a)           Notwithstanding anything in Section 9.1 to the contrary, the Selling Entities and their Affiliates shall not be prohibited from (i)  the acquisition or investment in any corporation, company, partnership or other business entity (a “Company“) partially engaged in the Competitive Business provided that such activity does not exceed five percent (5%) of the net revenues or net assets of such Company, (ii) the ownership of not more than one percent (1%), in the aggregate, of any class of debt or equity security of any Company principally engaged in the Competitive Business provided that such security is traded on a national securities exchange or an inter-dealer quotation system, or (iii) any investments made by the investment managers of UNOVA’s pension plans or the managers of UNOVA’s 401(k) plans or similar non-qualified retirement plans.

(b)           In the event that any provision of this Article 9 shall be held invalid, illegal, void, inoperative or unenforceable in an arbitration pursuant to Section 12.11 by reason of the geographic or business scope or the duration of such provision, such invalidity, illegality or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid, illegal, void, inoperative or unenforceable any other provision of this Agreement, and, to the fullest extent permitted by Law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid, illegal, void, inoperative or unenforceable.

9.3                               Definition of Competitive Business

As used in this Agreement, the term the “Competitive Business“ means the design, manufacture, sale and service of grinding and abrasives systems for camshaft, crankshaft, centerless and disc grinder machines and other special high precision machine tools, including high speed grinding spindles, highly engineered diamond and cBN® cutting tools, superabrasive wheels and dressing products.

9.4                               Nonsolicitation

For a period of two years following the Transfer Date, the Selling Entities shall not (and none of their Affiliates shall), directly or indirectly, without the prior written consent of Buyer US, (a) solicit, offer to hire, entice away or hire any Continuing Employee as an employee, consultant, independent contractor or otherwise, or (b) divert or attempt to divert from the Purchasing Entities any business whatsoever included in the Business as conducted by the Landis Group as of the Transfer Date by influencing or attempting to influence any current or former customer or supplier of the Business as of the Transfer Date.  The foregoing restrictions shall not prohibit general employment solicitations to the public or hiring of any Continuing Employee who contacts any of the Selling Entities in response to such general solicitation.

9.5                               Injunctive and Equitable Relief

The Selling Entities agree that the remedy of damages for any breach of Article 9 would be inadequate and that, in the event of any such breach or threatened breach by UNOVA or its Affiliates, the applicable Purchasing Entity shall be entitled to injunctive relief in addition to any other remedy at Law, in equity or under this Agreement to which it may be entitled.

(Article 10 follows)

ARTICLE 10.
Termination

10.1                        Termination

This Agreement may be terminated immediately upon the receipt of notice of termination as provided for in Section 10.2, and the transactions provided for in this Agreement may be abandoned, without liability on the part of the Party effecting such termination except as otherwise provided in Section 10.3:

(a)           By mutual written consent of all of the Parties;

(b)           By any Party, if (i) any court of competent jurisdiction or any Governmental Body shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or other action is or shall have become final and nonappealable, or (ii) the Closing shall not have been consummated on or before December 9, 2005 (the “Deadline Date“); provided, that (x) no party may terminate this Agreement pursuant to clause (b)(ii) if such Party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Closing shall not have occurred on or before the Deadline Date, and (y) if the Closing shall not have occurred by the Deadline Date because either the time period under the HSR Act or any similar Law shall not have expired or any adverse action shall have been threatened or instituted in connection with the HSR Act or any similar Law, and all other conditions precedent in Articles 6 and 7 have been satisfied or are capable of being satisfied or, to the extent legally permissible, have been waived, the Deadline Date shall be December 23, 2005 (the “Extended Deadline Date“);

(c)           Subject to Section 2.2 and Section 10.1(b)(ii), by Buyer US, if any of the conditions of Article 6 of this Agreement have not been satisfied on or before the Deadline Date and have not been waived by the Purchasing Entities in writing; provided, however, that the foregoing termination right shall not exist to the extent that any Purchasing Entity has breached any of its material obligations hereunder;

(d)           Subject to Section 2.2 and Section 10.1(b)(ii), by UNOVA, if any of the conditions of Article 7 of this Agreement have not been satisfied on or before the Deadline Date and have not been waived by UNOVA in writing; provided, however, that the foregoing termination right shall not exist to the extent that one or more of the Selling Entities has breached any of its material obligations hereunder;

(e)           By any Purchasing Entity, if any of the Selling Entities files on or before the Transfer Date a petition in bankruptcy, reorganization, liquidation or receivership or a petition in bankruptcy, reorganization or receivership is filed on or before the Transfer Date against any of the Selling Entities;

(f)            By UNOVA, if a Purchasing Entity files on or before the Transfer Date a petition in bankruptcy, reorganization, liquidation or receivership or a petition in bankruptcy, reorganization or receivership is filed on or before the Transfer Date against a Purchasing Entity; or

(g)           By the Purchasing Entities, upon a material breach of any representation, warranty or covenant of the Selling Entities contained in this Agreement or any Related Agreement; provided that such breach is not capable of being cured or has not been cured within 30 days after the giving of notice thereof by the Purchasing Entities to the Selling Entities.

10.2                        Notice of Termination

Any Party terminating this Agreement in accordance with Section 10.1 shall give the other Parties prompt written notice of termination, setting forth in reasonable detail the cause of termination.

10.3                        Effect of Termination

In the event of termination of this Agreement as provided in Section 10.1 and Section 10.2, this Agreement will forthwith become void and have no effect, without any liability on the part of any Party other than the provisions of this Section 10.3 and Article 12, which provisions survive such termination; provided that nothing herein will relieve any Party from any liability for any material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(Article 11 follows)

ARTICLE 11.
Indemnification

11.1                        Indemnification by the Selling Entities

In order to induce the Purchasing Entities to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Selling Entities (collectively, the “Indemnifying Selling Entities“) jointly and severally covenants and agrees to and shall indemnify each of the Purchasing Entities and their respective officers, directors and affiliates (collectively, the “Buying Indemnified Parties“) and shall hold the Buying Indemnified Parties harmless against and with respect to any and all losses, damages, costs or expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and costs) (“Losses“ or individually a “Loss“) suffered or incurred by the Buying Indemnified Parties and resulting from or arising out of the matters described below in this Section 11.1.  The Buyer Indemnified Parties’ right to indemnification, payment of damages or other remedies based on the Selling Entities’ covenants and representations or warranties will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time by the Purchasing Entities, whether prior to or after the execution and delivery of this Agreement or the Transfer Date.

(a)                                  Misrepresentation or Breach of Warranty

Any misrepresentation or breach of any of the representations and warranties of the Selling Entities set forth in this Agreement (determined without regard to any materiality qualification contained in any representation or warranty giving rise to any claim for indemnity hereunder) or in any certificate delivered pursuant to hereto;

(b)                                  Breach of Covenant or Agreement

Any breach or nonfulfillment any of the covenants, agreements or other obligations of any of the Selling Entities set forth in this Agreement;

(c)                                  Excluded Liabilities

Any failure of the Selling Entities to discharge the Excluded Liabilities when due;

(d)                                  Pension Liabilities

(i)            Any claim that benefits under the UNOVA Pension Fund have not been calculated in a way which complies with the requirements of Article 141 (formerly Article 119) of the Treaty of Rome or Section 62 of the Pensions Act 1995 made by or in respect of the membership of any UK Employee other than a claim made by or in respect of the membership of any such UK Employee who agreed to the transfer of his or her accrued benefits from the UNOVA Pension Fund to the Landis Pension Plan.

(ii)           Any claim by or in respect of any UK Employee who became employed by UNOVA UK pursuant to the purchase of the Cranfield Precision business by UNOVA UK that any “relevant benefits” as defined in Section 612 of the Income and Corporation Taxes Act 1988 are payable to or in respect of him in addition to the benefits described in the documents and data referred to in Section 3.13(m)(D) by virtue of the operation of the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended), but only in so far as such claim is in respect of such benefits which relate to pensionable service before the Transfer Date calculated by reference to pensionable salary as at the Transfer Date.

(e)                                  Bulk Sales

Any liability or obligation relating to noncompliance with any applicable bulk sales or transfer Law; and

(f)                                    UK Employees

(i)            Any claims, proceedings, demands, awards, losses, damages, costs, liabilities, interest or expenses (“Employment Liabilities“) that may be suffered or incurred by Buyer UK in connection with the employment or dismissal of any person who is not a UK Employee but who transfers or claims to transfer to the Buyer UK pursuant to the Transfer Regulations (as defined in Section 1.13) or otherwise as a result of the Buyer UK entering into this Agreement or Closing provided Buyer UK takes all reasonable steps to minimize those Employment Liabilities and save for any Employment Liabilities which arise in respect of a finding or allegation that the Buyer UK unlawfully discriminated against such person.

(ii)           Save in relation to “relevant benefits” as defined in Section 612 of the Income and Corporation Taxes Act 1988, UNOVA UK shall procure the performance and discharge of all contractual, statutory and other obligations in respect of all of the UK Employees up to and including the Transfer Date and, save as aforesaid, the Selling Entities shall indemnify the Purchasing Entities against any Employment Liabilities arising from any act or omission of UNOVA UK or failure by UNOVA UK to discharge any obligation relating to any of the UK Employees on or prior to the Transfer Date.

(iii)          Any Employment Liabilities Buyer UK incurs if any UK Employee or his or her employee representative brings a claim arising from a failure by UNOVA UK to carry out its duty to inform and consult under Regulation 10 of the Transfer Regulations provided the Buyer UK complies with its obligations arising under Regulation 10(3) of the Transfer Regulations.

11.2                        Indemnification by Purchasing Entities

In order to induce the Selling Entities to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchasing Entities (the “Indemnifying Purchasing Entities“) covenant and agree to and shall jointly and severally indemnify the

Selling Entities and their respective officers, directors and affiliates and additionally, in respect of Section 11.2(g), the current and former trustees of the UNOVA Pension Fund and of the Landis Pension Plan (collectively, the “Selling Indemnified Parties“) and shall jointly and severally hold the Selling Indemnified Parties harmless against and with respect to any and all Losses suffered or incurred by the Selling Indemnified Parties and resulting from or arising out of:

(a)                                  Misrepresentation or Breach of Warranty

Any misrepresentation or breach of any of the representations and warranties of the Purchasing Entities set forth in this Agreement (determined without regard to any materiality qualification contained in any representation or warranty giving rise to any claim for indemnity hereunder) or in any certificate delivered pursuant hereto;

(b)                                  Breach of Covenant or Agreement

Any breach or nonfulfillment by a Purchasing Entity of any of its respective covenants, agreements or other obligations set forth in this Agreement;

(c)                                  Assumed Liabilities

Any failure of the Purchasing Entities to discharge the Assumed Liabilities when due;

(d)                                  Operations of the Business

The operation of the Business by Buyer UK and the other Purchasing Entities after the Transfer Date, except to the extent that a Purchasing Entity is entitled to indemnification from the Indemnifying Selling Entities pursuant to Section 11.1;

(e)                                  Performance Bonds; Letters of Credit

Any claims against any of the Selling Entities (i) under the Performance Bonds, or (ii) in respect of any letters of credit in favor of the Selling Entities relating to the Business that are maintained by any of the Selling Entities for the benefit of the Purchasing Entities pursuant to the terms of this Agreement.

(f)                                    UK Employees

(i)            Buyer UK shall procure the performance and discharge of all contractual, statutory and other obligations in respect of all of the UK Employees after the Transfer Date and all contractual, statutory and other obligations in respect of all the UK Employees in relation to “relevant benefits” as defined in Section 6.12 of the Income and Corporation Taxes Act 1988 whether relating to a period before, on or after the Transfer Date and Buyer UK shall indemnify UNOVA UK against (i) any Employment Liabilities (as defined in Article 11.1(f)(i)) arising from any act or omission of Buyer UK or the failure of the Buyer UK to discharge any obligation relating to any of the UK Employees after the

Transfer Date (except where such obligation is an Excluded Liability); and (ii) any anticipatory breach of the contract of employment of an Employee of UNOVA UK by Buyer UK.

(ii)           Buyer UK agrees to provide UNOVA UK with details of any measures it intends to take in relation to the UK Employees (as required by Regulation 10(2)(d) of the Transfer Regulations) and to indemnify UNOVA UK against any Employment Liabilities it may incur as a result of any failure by Buyer UK to provide this information to UNOVA UK.

(g)                                 Pension Liabilities

(i)            Any claims or liabilities in relation to the Landis Pension Plan (including, without limitation, any claim or liability relating to a contribution notice issued under Section 38 or Section 47 of the Pensions Act 2004 or a financial support direction issued under Section 43 of that Act, whether the notice or direction is issued before, on or after the Transfer Date, and any claim or liability relating to the levy to fund the Pension Protection Fund payable pursuant to the Pensions Act 2004); provided, however, that the foregoing right to indemnity shall not exist with respect to claims and liabilities for which the Purchasing Entities are entitled to indemnification under Section 11.1;

(ii)           Any claim that any benefit under the UNOVA Pension Fund or that any transfer paid by the UNOVA Pension Fund has not been calculated in accordance with Article 141 (formerly Article 119) of the Treaty of Rome or Section 62 of the Pensions Act 1995 made by or in respect of the membership of any UK Employee who agreed to the transfer of his or her accrued benefits from the UNOVA Pension Fund to the Landis Pension Plan.

11.3                        Claims for Reimbursement

In the event that any of the Buying Indemnified Parties or the Selling Indemnified Parties shall have (i) suffered any Loss, or (ii) received any notice of the commencement of any action, proceeding or investigation or the making of any claim or demand by a third party (a “Third Party Claim“), in each case, in respect of which indemnification may be sought by such party pursuant to this Article 11, the party who shall have suffered such Loss or received such notice of such Third Party Claim and who shall seek indemnification in respect thereof (the “Indemnified Party“) shall give either UNOVA (if the Indemnified Party is a Buying Indemnified Party), or Buyer US (if the Indemnified Party is a Selling Indemnified Party), as the case may be (the “Indemnifying Party“), prompt written notice of such Loss or Third Party Claim setting forth in reasonable detail such information as it shall have pertaining thereto and the Indemnified Party’s demand for indemnification in respect thereof.

In the case of Third Party Claims, written notice thereof shall be given to the Indemnifying Party as promptly as practicable; provided, however, that the failure of any Indemnified Party to give timely notice shall not affect rights to indemnification hereunder if (i) such failure to give timely notice does not materially affect the ability or right of the Indemnifying Party to participate in the defense of such Third Party Claim and the Indemnifying Party is not otherwise materially prejudiced thereby, and (ii) actual notice is given to the Indemnifying Party within a reasonable time.

The Indemnifying Party shall have 30 days from the date of receipt of such notice (the “Investigation Period“) to investigate and dispute the nature, validity or amount of any such claim of Loss or Third Party Claim.  During the Investigation Period, the Indemnified Party shall cooperate with the Indemnifying Party for the purpose of such investigation and, without limitation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Indemnified Party’s claim and the Indemnifying Party shall have reasonable access, during normal business hours, to the books, records and other documents of the Indemnified Party relating to such claim and shall have the right to take copies at its expense of such relevant books, records and documents for the purpose of such investigation.  In the event that the Indemnifying Party shall dispute the nature, validity or amount of a claim hereunder, the Indemnifying Party shall give the Indemnified Party written notice of such dispute within the Investigation Period, and the relevant Parties shall meet promptly thereafter and in good faith attempt to resolve such dispute.  To the extent that such Parties cannot resolve any dispute by agreement within 21 days following such notice of dispute, such dispute shall be resolved pursuant to Section 12.11.

In the absence of a dispute, the Indemnifying Party shall promptly, and in any event not later than the expiration of the Investigation Period, reimburse the Indemnified Party in full (subject to the limitations of Section 11.6) for such Loss, as set forth in the notice.  In the event that the Indemnifying Party shall dispute only the amount (and not the validity) of the claim, the Indemnifying Party shall, concurrently with the delivery of its notice of dispute, pay to the Indemnified Party any undisputed portion of the claim.

11.4                        Defense and Settlement of Third Party Claims

(a)           In the event of a Third Party claim, except for a claim involving a Governmental Body or a claim for injunctive relief or non-monetary relief or a claim which may, in the reasonable opinion of the Purchasing Entities, prejudice the legitimate business interests of the Purchasing Entities or the Business, the Indemnifying Party shall have the option to take control of the defense and investigation of such Third Party Claim, and to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party’s sole cost, risk and expense, provided that, upon assumption and control by the Indemnifying Party of such defense, the Indemnifying Party shall be deemed to have acknowledged its responsibility for all Losses relating to such claims, subject to the limitations set forth in Section 11.6 (the “Direct Litigation Option“).  The Indemnifying Party may elect to exercise the Direct Litigation Option by giving prior written notice to the

Indemnified Party.  If the Indemnifying Party so elects, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and such attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom and shall permit access to the personnel of the Indemnified Party and to any relevant books, records and documents within the possession or control of the Indemnified Party in connection with such claim and to take copies of such relevant materials at the expense of the Indemnifying Party; provided, however, that the Indemnified Party may, at its own cost, participate in (but not control) such investigation, trial and defense of such Third Party Claim and any appeal arising therefrom.  If the Indemnifying Party does not elect the Direct Litigation Option, then the Indemnified Party shall defend against the Third Party Claim in the manner it deems appropriate.

(b)           The Indemnified Party (or the Indemnifying Party if it has exercised the Direct Litigation Option) shall not settle, adjust or compromise the Third Party Claim except with the prior consent of the Indemnifying Party (or the Indemnified Party), which consent shall not be unreasonably withheld.

(c)           In no event shall a Party make any admission of liability or enter into any settlement, adjustment or compromise of any Third Party Claim without the prior written consent of the other Party, if as a result of such admission, settlement, adjustment or compromise an injunction or other non-monetary relief would be imposed against the Indemnified Party.

11.5                        [Reserved]

11.6                        Limitations on Indemnification

(a)                                  Duration

Claims for indemnification under Section 11.1 or 11.2 must be made prior to the 18 month anniversary of the Transfer Date, except for claims made pursuant to the following:

(i)            Section 11.1(a) (Misrepresentation or Breach of Warranty), to the extent it is based on a breach of Section 3.13(l) (ERISA Plans), Section 3.13(m) (UK Pension Plans) or of Section 3.18 (Taxes), which may be made at any time prior to the expiration of the applicable statute of limitations (including any extensions thereof) plus 30 days;

(ii)           Section 11.1(a) (Misrepresentation or Breach of Warranty), to the extent it is based on a breach of Section 3.6(f) (Environmental Matters) or Section 3.23 (Transactions with Affiliates; Intercompany Arrangements), which may be made at any time prior to the fifth anniversary of the Transfer Date;

(iii)          Section 11.1(a) (Misrepresentation or Breach of Warranty), to the extent it is based on a breach of Section 3.1(c) (Corporate Power and Authority to Enter Into Agreements), which may be made at any time;

(iv)          Section 11.1(b) (Breach of Covenant or Agreement), Section 11.1(c) (Excluded Liabilities), Section 11.1(d) (Pension Liabilities) or Section 11.1(f) (UK Employees), which may be made at any time;

(v)           Section 11.2(a) (Misrepresentation or Breach of Warranty), to the extent it is based on a breach of Section 4.1(b) (Corporate Power and Authority to Enter Into Agreements), which may be made at any time; and

(vi)          Section 11.2(b) (Breach of Covenant or Agreement), Section 11.2(c) (Assumed Liabilities), Section 11.2(d) (Operations of the Business), Section 11.2(f) (UK Employees) or Section 11.2(g) (Pension Liabilities), which may be made at any time.

Indemnification pursuant to Section 11.1 or 11.2 shall be payable after the expiration of the aforesaid periods (if any), so long as the claim was identified and asserted in reasonable detail prior to such expiration.

(b)                                  Amount

(i)                                    Basket

Notwithstanding anything to the contrary contained in Section 11.1 and subject to the exceptions set forth in Section 11.6(b)(iii) and Section 11.6(c)(i), neither the Indemnifying Selling Entities nor the Indemnifying Buying Entities, as the case may be, shall be obligated to pay any claims for indemnification pursuant to Section 11.1 until the aggregate of all Losses exceeds $500,000 (the, “Threshold“), with any individual claim below $50,000 forgiven (the, “Claim Threshold“) whereupon the Buying Indemnified Parties and Selling Indemnified Parties, as the case may be, shall be entitled to indemnification for all Losses attributable to claims exceeding the Claim Threshold without regard to the Threshold.  For purposes of the Claim Threshold, a number of claims arising out of the same fact, event or circumstance shall be aggregated and shall form a single claim.

(ii)                                Cap

Subject to the exceptions set forth in Section 11.6(b)(iii) below, the maximum aggregate amount that the Indemnifying Selling Entities or Indemnifying Buying Entities, as the case may be, shall be obligated to pay pursuant to Section 11.1 shall be $8,000,000 (the “Cap“), and provided further, that, with respect to the Indemnifying Selling Entities, the maximum amount to be paid in cash for claims under Section 11.1(a) (Misrepresentation or Breach of Warranty), other than claims for breaches of Section 3.13(m) (UK Pension Plans), shall not exceed the amount of cash received by UNOVA in respect of the Purchase Price.  To the extent that the Selling Entities would otherwise (but for the preceding sentence) be obligated to pay indemnification pursuant to Section 11.1 the amount of such indemnification shall reduce the balance of the Note and then the cash received by the Selling Entities.

(iii)                            No Limitation on Certain Claims

Notwithstanding anything herein to the contrary, Buyer Indemnified Parties (i) shall be entitled to dollar-for-dollar indemnification from the first dollar, (ii) shall not be subject to the Threshold or Claim Threshold and (iii) shall not be subject to the Cap with respect to:

(A)          Losses involving a breach by the Selling Entities of any of the representations and warranties contained in Section 3.1(c) (Corporate Power and Authority to Enter Into Agreements), Section 3.13(l) (ERISA Plans), Section 3.18 (Taxes) and Section 3.23 (Transactions with Affiliates; Intercompany Arrangements); provided, however, that the maximum aggregate amount that the Indemnifying Selling Entities shall be obligated to pay pursuant to this Section 11.6(b)(iii)(A) shall be the Purchase Price;

(B)           Losses involving Excluded Liabilities and liabilities under Section 11.1(d) (Pension Liabilities);

(C)           Losses arising from the fraud or willful misconduct of the Selling Entities,

(D)          Losses arising from any breach or nonfulfillment by a Selling Entity of any of its respective covenants set forth in this Agreement; and

(E)           Losses arising from any breach of the representations and warranties set forth in Section 3.13(m) (UK Pension Plans).

(c)                                  Other Limitations

(i)            Notwithstanding anything herein to the contrary, Seller Indemnified Parties (i) shall be entitled to dollar-for-dollar indemnification from the first dollar, and (ii) shall not be subject to the Cap with respect to:

(A)          Losses involving Assumed Liabilities and liabilities under Section 11.2(g) (Pension Liabilities);

(B)           Losses arising from the fraud or willful misconduct of the Purchasing Entities;

(C)           Losses arising from any breach or nonfulfillment by a Purchasing Entity of any of its respective covenants set forth in this Agreement;

(D)          Claims under Sections 1.5(b); provided, however, that the maximum aggregate amount that the Indemnifying Buying Entities shall be obligated to pay pursuant to this Section 11.6(c)(i)(D) shall be the Purchase Price.

Notwithstanding the foregoing, none of the Indemnifying Selling Entities shall have any liability for the following:

(ii)           For accounts receivable collectibility, inventory obsolescence, loss contracts for which a reserve is reflected on the Closing Balance Sheet or warranty claims following the final determination of the Closing Balance Sheet, (other than in the case of fraud or willful misconduct and other than in respect of any claims relating to a breach of the representations and warranties in Section 3.12;

(iii)          Any matter subject to indemnification pursuant to Section 11.1, to the extent such liability would not have arisen but for a change in legislation or accounting policies made after the Transfer Date or a change in the interpretation of a Law as determined by any court of competent jurisdiction or pursuant to an administrative rule-making decision of a governmental authority after the Transfer Date; or

(iv)          Any matter subject to indemnification pursuant to Section 11.1, to the extent such liability would not have arisen but for some act, omission, transaction or arrangement carried out at the written request or with the written approval of a Purchasing Entity or its authorized representatives prior to Closing or which was expressly authorized by this Agreement other than in respect of any claims for a breach of any representation and warranty.

(d)                                  Duty to Mitigate Damages

Nothing in this Article 11 shall limit or restrict the Parties’ general obligation under the governing Law to mitigate any loss or damage which it may incur as a result of any matter giving rise to indemnification under this Agreement.

(e)                                  No Double Recovery

Any Party’s payment of an indemnification claim shall to the extent of such payment satisfy and preclude any further indemnification claim against such Party which is capable of being made in respect of the same subject matter.

(f)                                    No Waiver

No waiver of a closing condition by a party or knowledge of a breach of representation or warranty or covenant by the other Party shall limit a Party’s right under this Section 11.

(g)                                 Set-Off Against Note

To the extent that the Buying Indemnified Parties have incurred Losses for a claim and either (a) a non-appealable judgment or final appellate decision including such Losses has been entered against the Indemnifying Selling Entities, or (b) a final settlement agreement including such Losses has been executed with the Indemnifying Selling Entities as provided in Section 11.4, then upon written notice to the Indemnifying Selling Entities, the Buying Indemnified Parties shall set off and deduct the amounts of any Losses against the principal of the Note.  If any bona fide claims made in good faith by the Buyer Indemnified

Parties remain unresolved at the maturity of the Note (a “Note Claim“), Buyer US shall place into an escrow account with an independent, third-party escrow agent an amount equal to the amount of such pending claim outstanding that will be subject to an escrow agreement to be mutually agreed upon by UNOVA and Buyer US.

11.7                        Exclusive Remedy

Except with respect to claims related to fraud, the indemnification and other remedies set forth under this Article 11 shall constitute the sole and exclusive monetary remedies of the Parties with respect to any maters arising under or relating to this Agreement.  Subject to the foregoing, the Parties shall have and retain all other rights existing in their favor in equity including any actions for specific performance and/or injunctive or other equitable relief to enforce or prevent any violations of the provisions of this Agreement.

(Article 12 follows)

ARTICLE 12.
Miscellaneous Provisions

12.1                        Public Statements and Press Releases

No Party shall make, issue or release any public announcement, press release, public statement or public acknowledgment of the terms, conditions and status of, the transactions provided for in this Agreement, without the prior written consent of the other Parties as to the content and time of release and the media in which such statement or announcement is to be made; provided, however, that in the case of announcements, statements or acknowledgments or revelation which any Party, in the written opinion of such Party’s counsel, is required by Law or regulations, including those of public stock exchanges on which the securities of such Party or its affiliates are traded, to make, issue or release (a “Legally Required Statement“), the making, issuing or releasing of any such Legally Required Statement shall not constitute a breach of this Agreement if such Party shall have given, to the extent reasonably possible, three days prior notice to the other Party, and shall have attempted, to the extent reasonably possible, to clear such disclosure with the other Party.  Each Party agrees that it will not unreasonably withhold or delay any such consent or clearance.

12.2                        Costs and Expenses

Each Party shall be responsible for and bear its respective costs and expenses in connection with, or arising out of, the negotiation and execution of this Agreement and consummation of the transactions provided for in this Agreement.

12.3                        Amendment and Modification

This Agreement may be amended, modified or supplemented only by a writing executed on behalf of each of the Parties.

12.4                        No Assignment

No Party shall assign, in whole or in part, this Agreement or its respective rights and obligations hereunder without the express prior written consent of the other Parties, and any assignment by operation of Law or otherwise without the consent of the Parties shall be void.  Notwithstanding the foregoing, each of Buyer US and Buyer UK may, without the prior consent of any other Party, assign any or all of its rights and interests under this Agreement and the Related Agreements to (a) any Affiliate and (b) their rights under this Agreement and the Related Agreements for collateral security purposes to any lender providing financing to Buyer US and Buyer UK, such permitted assign or any of their Affiliates and any such lender may exercise all of the rights and remedies of such assignee hereunder and thereunder; provided, however, that notwithstanding any such assignment, the Purchasing Entities shall remain liable for their obligations hereunder.

12.5                        Notices

All notices, requests, demands or other communications hereunder must be in writing and executed by an authorized representative of the Party responsible therefor, and must be given either by hand or telecopy, telefax or other telecommunication device capable of creating a written record which acknowledges receipt, as follows:

(a)                                  The Selling Entities

If such notice is directed to any of the Selling Entities, it shall be sent to:  (i) UNOVA, Inc., 6001 – 36th Avenue West, Everett, WA 98203-1264, Attention:  General Counsel; Fax No. (425) 356-3574; or to such other person or place as UNOVA shall have specified to the Purchasing Entities in writing by a notice in accordance with this Section 12.5, with a copy to Perkins Coie LLP, 1201 Third Avenue, Suite 4800, Seattle, Washington 98101, Attention:  Andrew Bor, Fax No. (206) 359-9000.

(b)                                  A Purchasing Entity

If such notice is directed to any Purchasing Entity, it shall be sent to such Purchasing Entity, c/o Compagnie de Fives-Lille, 38, rue de la Republique, 93 100 Mentreuil-sous-Bois, France, Fax No. +33-1-49.88.39.24, Attention:  General Counsel, or to such other person or place as Buyer US shall have specified to UNOVA in writing by a notice in accordance with this Section 12.5, with a copy to SJ Berwin LLP, 64 avenue Kleber, 75116 Paris, France, Attention: Maxence Bloch, Fax No. 33(0) 1 44 34 63 47 and Goodwin Procter LLP, Exchange Place, Boston, MA 02190, Attention: George Lloyd, Fax No. (617) 523-1231.

12.6                        Counterparts and Facsimile

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument and any of such counterparts may be delivered by facsimile transmission.

12.7                        Captions

The captions and table of contents contained in this Agreement are provided for convenience of reference only and shall not be deemed to constitute a part of this Agreement.

12.8                        Schedules and Exhibits

One complete set of the Schedules and Exhibits has been marked for identification and delivered to each of the Parties prior to the execution and delivery of this Agreement.  The Schedules and Exhibits are an integral part of this Agreement and are incorporated into this Agreement by this reference.

12.9                        Waiver; Remedies

No single or partial waiver of any breach of any provision of this Agreement shall be held to be a waiver of any other or subsequent breach, and the failure of a Party to enforce at any time any provision of this Agreement shall not be deemed a waiver of any right of any such Party to subsequently enforce such provision.  All remedies afforded in this Agreement shall be taken and construed as cumulative, that is, in addition to every other remedy provided in this Agreement or by Law.

12.10                 Governing Law and Jurisdiction

This Agreement shall be construed, interpreted and enforced in accordance with the Laws of the State of New York, without resort to its conflict of Law rules.

12.11                 Resolution of Disputes

Except for disputes to be resolved by the Independent Firm, all disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC “) by one or more arbitrators (and who shall be familiar and experienced with asset sale and purchase agreements) appointed in accordance with such Rules.

The arbitration proceedings shall take place in the City of New York and shall be conducted in the English language.  The award shall be binding and non-appealable, and it shall be enforceable in any court of competent jurisdiction.  There will be no discovery procedure and the requests for the production of documents will be limited pursuant to the IBA Rules (International Bar Association Rules) on the taking of evidence in international commercial arbitration.

The successful or prevailing party or parties shall be entitled to recover reasonable attorney’s fees and other costs incurred in arbitration proceedings and actions brought for the enforcement of this Agreement.

12.12                 Severability

In the event that any provision or any portion of any provision of this Agreement shall be held invalid, illegal or unenforceable under applicable Law, the remainder of this Agreement shall remain valid and enforceable, unless such invalidity, illegality or unenforceability substantially diminishes the rights and obligations, taken as a whole, of any Party.

12.13                 No Third Party Beneficiaries

Nothing in this Agreement, whether express or implied shall be enforceable by virtue of the Contracts Rights of Third Parties Act 1999 or is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party, nor shall any provision of this Agreement give any third persons any right of subrogation or action against any Party, save that the provisions of Article 11 shall be enforceable by any of the Persons entitled to indemnification thereunder, whether or not such Person is a Party to this Agreement.

12.14                 Construction

This Agreement and the Related Agreements shall be interpreted without regard to any presumption or rule requiring construction against the Party causing such agreements to be drafted.

12.15                 Entire Agreement

This Agreement, including the Exhibits and Schedules and the Related Agreements, constitutes the sole understanding and agreement of the Parties with respect to the subject matter of this Agreement and supersedes and cancels all prior understandings and agreements.

12.16                 Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are in United States funds.

(Signature pages follow)

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Agreement to be executed on and as of the date first above written.

CINETIC LANDIS GRINDING CORP.

BY:	/s/ Frédéric Sanchez
NAME:	Frédéric Sanchez
TITLE:	Chairman

CINETIC LANDIS GRINDING LIMITED

BY:	/s/ Frédéric Sanchez
NAME:	Frédéric Sanchez
TITLE:	Chairman

COMPAGNIE DE FIVES-LILLE

BY:	/s/ Frédéric Sanchez
NAME:	Frédéric Sanchez
TITLE:	President of the Executive Board

UNOVA, INC.

BY:	/s/ Kenneth L. Cohen
NAME:	Kenneth L. Cohen
TITLE:	Vice President, Treasurer & Tax

UNOVA Industrial Automation Systems, Inc.

BY:	/s/ Kenneth L. Cohen
NAME:	Kenneth L. Cohen
TITLE:	Vice President & Treasurer

UNOVA IP Corp.

BY:	/s/ Kenneth L. Cohen
NAME:	Kenneth L. Cohen
TITLE:	Vice President & Treasurer